                                            Filed pursuant to Rule 424(b)(3).
                                                   Registration No. 333-41168


            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
                                       OF
                              COHOES BANCORP, INC.
                                       FOR
                   SHARES OF TRUSTCO BANK CORP NY COMMON STOCK
                                       AND
                        $10.80 NET TO THE SELLER IN CASH
                                     MADE BY
                              TRUSTCO BANK CORP NY

      TrustCo is offering, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal, to acquire each share of Cohoes Bancorp, Inc. common stock held by you for a combination of shares of TrustCo common stock and cash totaling $18.00. The stock component of the exchange consideration will consist of shares of TrustCo stock that have an aggregate value of $7.20 for each share of Cohoes common stock held by you, and the cash component will be $10.80. Based upon the $11.00 closing price of TrustCo common stock on October 27, 2000 (the last trading day prior to the date of this Prospectus), you would receive, upon completion of our offer,
0.655 shares of TrustCo common stock for each of your shares of Cohoes common stock.

      The purpose of this offer is for TrustCo to acquire control of, and ultimately the entire common equity interest in, Cohoes. TrustCo intends, as soon as possible after consummation of this offer, to have Cohoes consummate a merger with a wholly owned subsidiary of TrustCo in which each outstanding share of common stock of Cohoes (except for treasury shares and shares of Cohoes stock beneficially owned directly or indirectly by TrustCo for its own account, including those acquired pursuant to this offer) would be converted into a number of shares of TrustCo common stock that have an aggregate value of $7.20 plus cash in the amount of $10.80 for each share of Cohoes stock.

      We expect that if you realize a gain on the exchange, you will be taxed on such gain up to the amount of the $10.80 per share cash component of the consideration that you receive in exchange for your shares of Cohoes common stock but will not recognize any loss realized. In addition, we expect that you will be taxed on any gain realized on the cash received in lieu of fractional shares of TrustCo common stock. If we complete our offer in a manner in which the offer does not qualify for the tax treatment described above, you may be taxed on any gain you realize up to the full $18.00 per share exchange consideration. See "The Offer--Material Federal Income Tax Consequences" for a more detailed discussion of federal income tax matters.

      Our obligation to exchange TrustCo common stock for Cohoes common stock is subject to the conditions listed under "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer."

      TrustCo has also offered to acquire control of, and ultimately the entire common equity interest in, Hudson River Bancorp, Inc., by offering to exchange $17.00 in TrustCo common stock and cash for each outstanding share of Hudson common stock. The TrustCo common stock is listed on the Nasdaq National Market under the symbol "TRST," the Cohoes common stock is listed on the Nasdaq under the symbol "COHB" and the Hudson common stock is listed on the Nasdaq under the symbol "HRBT."

      We have nominated M. Norman Brickman, Thomas P. Collins, Thomas O. Maggs and Peter A. Pastore as candidates for election to Cohoes' board of directors at Cohoes' 2000 annual meeting of shareholders scheduled for November 30, 2000, and we have begun to solicit proxies for use at Cohoes' annual meeting for the purpose of electing Messrs. Brickman, Collins, Maggs and

Pastore. This exchange offer is not soliciting proxies from you. We will solicit your proxies pursuant to proxy solicitation materials that we are mailing separately.

--------------------------------------------------------------------------------
      NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SECURITIES TRUSTCO IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
--------------------------------------------------------------------------------

                    The Information Agent for this offer is:

                    Georgeson Shareholder Communications Inc.
                           17 State Street, 10th Floor
                            New York, New York 10004
                            Toll Free 1-800-223-2064

                The date of this Prospectus is October 30, 2000.

                                TABLE OF CONTENTS

                                                                           PAGE
SUMMARY TERM SHEET...........................................................1

QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION.........................2

WHERE YOU CAN FIND MORE INFORMATION..........................................6

PROSPECTUS SUMMARY..........................................................10

      The TrustCo Exchange Offer (Page 36)..................................10
      Information about TrustCo and Cohoes (Pages 19 and 20)................10
      Reasons for the TrustCo Exchange Offer (Page 34)......................10
      Comparative Market Price Information..................................11
      Dividend Policy of TrustCo (Page 16)..................................12
      The Offer (Page 36)...................................................13
          We Are Offering to Exchange a Combination of Shares of TrustCo
          Stock and Cash Totaling $18.00 for Each Share of Cohoes Stock.....13
          Our Offer is Subject to Certain Conditions........................13
          Our Offer is Currently Scheduled to Expire on December 15, 2000...14
          Our Offer May be Extended, Terminated or Amended..................14
          Tendered Shares May be Withdrawn at any Time Prior to the
          Exchange of Such Shares...........................................15
          We May Provide a Subsequent Offering Period.......................15
          Procedure for Tendering Shares....................................15
      No Appraisal Rights in Connection with the Offer (Page 76)............15
      TrustCo Will Account for the Merger Using the "Purchase" Method
      (Page 53).............................................................15
      Forward-Looking Statements May Prove Inaccurate (Page 23).............15
      Offer to Acquire Hudson (Page 35).....................................16

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA............................16

SELECTED HISTORICAL FINANCIAL INFORMATION FOR TRUSTCO.......................18

SELECTED HISTORICAL FINANCIAL INFORMATION FOR COHOES........................19

SELECTED HISTORICAL FINANCIAL INFORMATION FOR HUDSON........................21

SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION...........................22

SUMMARY OF RECENT DEVELOPMENTS..............................................26

RISK FACTORS................................................................28

      If we do not successfully integrate TrustCo's and Cohoes'
         operations, the anticipated benefits of the acquisition of
         Cohoes may not be fully realized...................................28
      There is no guarantee that we will achieve our projected cost savings of approximately $9.0 million on a pre-tax basis...........28
      There is no guarantee that we will not suffer net revenue run-off as a result of integrating Cohoes' businesses into ours............28
      There can be no assurance that the integration process will not be adversely affected if Cohoes' senior executive management or other employees are uncooperative in that process..................29
      Your board of directors may delay satisfaction of certain
         conditions to our offer............................................29

                                   iii



      There is no guarantee that we will be successful in our attempt to merge with both Cohoes and Hudson..................................29
      The actual value of the TrustCo common stock received by
         Cohoes' security holders in exchange for shares of Cohoes common stock may be more than or less than $7.20 per share at the time of exchange........................................................29
      If TrustCo is able to consummate both the Cohoes merger and the
         Hudson merger, there is a risk that TrustCo may encounter
         difficulty in maintaining its current dividend level...............30
      If successful, the offer will result in the creation of goodwill......30
      If successful, the offer will result in a book value per share dilution...........................................................30
      If completion of our offer does not qualify as a reorganization under the Internal Revenue Code, you may be taxed on the full amount of the consideration you receive from us....................31

BACKGROUND OF THE EXCHANGE OFFER......................................31

      Past Contacts.........................................................31
      Proxy Solicitation....................................................33
      Purpose of the Exchange Offer; the TrustCo-Cohoes Merger..............33
      Benefits of the Transaction...........................................33
      Offer to Acquire Hudson...............................................33

THE EXCHANGE OFFER..........................................................34

      General...............................................................34
      Extension, Termination and Amendment..................................36
      Exchange of Shares; Exchange Consideration............................36
      Additional Cash in Lieu of Fractional Shares of TrustCo Common Stock..37
      Withdrawal Rights.....................................................37
      Procedure for Tendering Shares........................................38
      Material Federal Income Tax Consequences..............................39
          Tax Consequences to Cohoes Shareholders if the Exchange Offer
          and the TrustCo-Cohoes Merger Qualify as a Reorganization.........41
          Tax Consequences to Cohoes Shareholders if the Exchange Offer
          and the TrustCo-Cohoes Merger Do Not Qualify as a Reorganization..42
      Effect of Exchange Offer on Market for Shares.........................43
      Resale of TrustCo Common Stock........................................43
      Certain Legal Matters.................................................43
            General.........................................................43
            Regulatory Matters..............................................44
            Anticipated Approvals...........................................45
      Certain Conditions of the Exchange Offer..............................45
            Minimum Tender Condition........................................45
            Regulatory Approval Condition...................................46
            Removal of Impediments Condition................................46
            TrustCo Stockholder Approval Condition..........................48
            Tax Opinion.....................................................48
            Material Adverse Effect Condition...............................48
            Termination of the Hudson-Cohoes Option Agreement...............49
            Definitive TrustCo-Cohoes Merger Agreement......................50
            Definitive Trustco Bank-Cohoes Savings Bank Merger Agreement....50
            Effective Registration Statement................................50
      Waiver of Conditions..................................................50
      Fees and Expenses.....................................................50
      Accounting Treatment..................................................51
      Nasdaq Listing........................................................51
      Source of Funds.......................................................51

                                   iv

      Treatment of Cohoes Stock Options.....................................51

RECENT DEVELOPMENTS.........................................................52

      Cohoes and Hudson Stockholder Meetings................................52
      Termination of Merger Agreement and Amendment to Option...............52
      Cohoes Exploration of Strategic Alternatives..........................52
      Ambanc Tender Offer...................................................52

TRUSTCO'S DIRECTORS AND EXECUTIVE OFFICERS..................................52

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION..........................53

      Unaudited Pro Forma Condensed Combined Balance Sheets at
        June 30, 2000.......................................................55
            TrustCo and Cohoes Combined.....................................55
            TrustCo and Hudson Combined.....................................56
            TrustCo, Cohoes and Hudson Combined.............................57
      Unaudited Pro Forma Condensed Combined Statements of Income for the
         12 Months Ended December 31, 1999..................................58
            TrustCo and Cohoes Combined.....................................58
            TrustCo and Hudson Combined.....................................59
            TrustCo, Cohoes and Hudson Combined.............................60
      Unaudited Pro Forma Condensed Combined Statements of Income for the
         Six Months Ended June 30, 2000.....................................61
            TrustCo and Cohoes Combined.....................................61
            TrustCo and Hudson Combined.....................................62
            TrustCo, Cohoes and Hudson Combined.............................63
      Summary of Purchase Accounting Adjustments............................64

DESCRIPTION OF TRUSTCO'S CAPITAL STOCK......................................70

      General...............................................................70
      Common Stock..........................................................70
            Voting Rights...................................................70
            Dividend Rights.................................................70
            Liquidation Rights..............................................70
            Other Characteristics...........................................70
            Transfer Agent..................................................70
      Preferred Stock.......................................................71

DESCRIPTION OF COHOES' CAPITAL STOCK........................................71

      General...............................................................71
      Common Stock..........................................................71
      Preferred Stock.......................................................71

COMPARISON OF SHAREHOLDER RIGHTS............................................71

      Stockholder Vote Required for Certain Transactions....................72
            Business Combinations...........................................72
            Removal of Directors............................................73
            Amendments to Certificate of Incorporation and Bylaws...........73
            Voting Rights...................................................74
      Special Meeting of Stockholders; Stockholder Action by Written
         Consent............................................................75
      Dissenters' Rights....................................................75
      Anti-Takeover Statutes and Provisions.................................76
      Indemnification.......................................................77
      Limitation of Liability of Directors..................................78
      Consideration of Non-Stockholder Interests............................78

                                    v

LEGAL OPINION...............................................................79

EXPERTS.....................................................................79



APPENDIX A

APPENDIX B

     This document incorporates important business and financial information about TrustCo and Cohoes and Hudson from documents filed with the SEC that have not been included in or delivered with this document. This information is available at the Internet web site the SEC maintains at http://www.sec.gov, as well as from other sources. See "WHERE YOU CAN FIND MORE INFORMATION."

     You also may request copies of these documents from us, without charge, upon written or oral request to William F. Terry, Corporate Secretary, TrustCo Bank Corp NY, 320 State Street, Schenectady, New York, 12305,
(518) 377-3311.

     In order to receive timely delivery of the documents, you must make your requests no later than December 8, 2000.

                            SUMMARY TERM SHEET

Following is a summary of the most material terms of our offer.

- We will exchange all shares of Cohoes common stock for shares of TrustCo common stock and cash.

- Exchange Ratio: For each of your shares of Cohoes common stock, you will receive a combination of TrustCo stock and cash having an aggregate value of $18.00, comprised of TrustCo stock with a value of $7.20 and cash in the amount of $10.80.

-    Our offer is subject to several conditions, including:

     (1) tender of enough shares of Cohoes stock so that, after completion of our offer, we own at least a majority of the outstanding shares of Cohoes stock (on a fully diluted basis);
     (2) the valid termination of the stock option agreement between Cohoes and Hudson;
     (3) the execution of a definitive merger agreement between TrustCo and Cohoes and the approval thereof by Cohoes' board of directors and its shareholders;

     (4) the execution of a definitive merger agreement between TrustCo's subsidiary, TrustCo Bank, N.A., and Cohoes' subsidiary, Cohoes Savings Bank, and the approval thereof by Cohoes Savings Bank's board of directors and shareholder;

     (5) the receipt of all required regulatory approvals for this offer and the mergers of TrustCo (or its subsidiary) and Cohoes and TrustCo Bank and Cohoes Savings Bank;

     (6) the receipt at the time of completion of this offer of an opinion letter that the offer and a TrustCo-Cohoes merger would be a tax-free transaction;

     (7) the effectiveness of the Registration Statement of which this Prospectus is a part;

     (8) our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law and certain anti-takeover impediments found in Cohoes' Certificate of Incorporation do not apply to or otherwise restrict our offer and the proposed TrustCo-Cohoes merger; and

     (9) if required under the rules of the Nasdaq Stock Market, the approval by our stockholders of the issuance of TrustCo stock in our offer for Cohoes.

     These conditions are described in greater detail in the Prospectus at pages 45 through 50.

- You will not receive fractional shares but will receive cash instead in an amount equal to the average closing price of one share of TrustCo stock on the Nasdaq measured as of a 20-day period ending 5 days before the closing of our Tender Offer multiplied by the fractional share of TrustCo common stock that you are entitled to receive.

- Our offer will remain open until December 15, 2000, but we have a right to extend the offering period.

- As soon as possible following the completion of our offer, we intend to merge Cohoes into a subsidiary of TrustCo and Cohoes Savings Bank with Trustco Bank.

           QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION

Q:   WHAT IS TRUSTCO PROPOSING?

A: We are proposing to acquire control of, and ultimately the entire common equity interest in, Cohoes by first offering to exchange all outstanding shares of Cohoes stock for shares of TrustCo stock and cash. Second, we intend, as soon as possible after completion of the offer, to merge Cohoes with a wholly owned subsidiary of TrustCo. As a result of the TrustCo-Cohoes merger, each share of Cohoes stock which has not been exchanged or accepted for exchange would be converted into the same number of shares of TrustCo stock and the same amount of cash as is paid in the offer. We may delay completion of this offer if the delay will allow us to complete the TrustCo-Cohoes merger within a short time after completion of the offer. We cannot, however, provide you with any assurances that there will not be any delays in completion of the TrustCo-Cohoes merger or that we will be able to complete the merger within a short period of time after completion of the offer.


Q:   WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES?

A: For each share of Cohoes stock validly tendered and not properly withdrawn by you, you will receive a combination of TrustCo stock and cash with an aggregate value of $18.00. The stock component of the exchange consideration will consist of a number of shares of TrustCo stock having an aggregate value of $7.20 (such number of shares to be determined by the average closing price of the TrustCo stock on the Nasdaq over a 20-day period ending 5 days before the closing on our offer), and the cash component will be $10.80 net. You will not receive any fractional shares of TrustCo stock. Instead, you will receive additional cash in an amount equal to the average closing price of one share of TrustCo stock on the Nasdaq over such 20-day period multiplied by the fractional share of TrustCo stock you are entitled to receive.

     Because recent market prices for TrustCo common stock exceed $7.20 Per share, you will receive a fraction of a share of TrustCo common stock for each of your shares of Cohoes common stock. Based upon the closing price of TrustCo common stock on October 27, 2000 (the last trading day prior to the date of this Prospectus), you would receive, upon completion of our offer, 0.655 Shares of TrustCo common stock for each of your shares of Cohoes common stock. The aggregate number of shares of TrustCo common stock you will receive will be based upon the number of shares of Cohoes common stock you tender to TrustCo and the market price of TrustCo common stock. For example, if you tender 100 shares of Cohoes common stock, you would receive, upon completion of our offer, a whole number of shares of TrustCo common stock equal to approximately $720, with cash being paid for any remaining fractional share to bring the total value of the stock component of the exchange consideration to exactly $720. We would also pay you, for your tender of 100 shares, cash in the amount of $1,080.


Q:   WHAT IS THE STATUS OF COHOES' PROPOSED MERGER WITH HUDSON?

A: On August 18, 2000, Cohoes announced that its shareholders failed to approve the proposed merger between Cohoes and Hudson, and on September 28, 2000, Cohoes and Hudson announced that they had terminated their merger agreement.

Q:   WHY SHOULD I PARTICIPATE IN YOUR OFFER?

A: The TrustCo offer is $18.00 in TrustCo stock and cash for each share of Cohoes stock. We believe that our proposed offer represents an opportunity to enhance value for Cohoes stockholders by providing, among other things:

- a premium over the price levels at which we believe Cohoes stock would be trading in the absence of our offer (our offer represents a 12.5% premium over the $16.00 per share closing price of

     Cohoes common stock on September 27, 2000, the day before Cohoes announced it was exploring all of its strategic options);

-     better long-term growth prospects;

-     improved cash dividends; and

- TrustCo stock, a stock which has exhibited superior performance when compared in most respects to Cohoes stock (for example, TrustCo has realized a 23% average annual total return for the three year period ended December 31, 1999, although it has shown an annual total return of approximately negative 7% during the period from January 1999 through September 2000).


Q:   HOW DO I PARTICIPATE IN YOUR OFFER?

A:   To tender your shares of Cohoes stock, you should do the following.

     - If you hold shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificate to ChaseMellon Shareholder Services, the exchange agent for the offer, at the address specified on the back cover page of this Prospectus before the expiration date of the offer.

     - If you hold your shares in "street name" through a broker, instruct your broker to tender your shares before the expiration date of the offer.

Q: WILL I CONTINUE TO RECEIVE DIVIDENDS AND HAVE VOTING RIGHTS WITH RESPECT TO COHOES SHARES THAT I TENDER TO YOU?

A: Yes. Until we accept your shares of Cohoes stock for exchange at the completion of our offer, you will be entitled to receive any dividends paid on your tendered shares of Cohoes stock and you will continue to have the right to vote your tendered shares. Once we complete our offer and exchange all shares of Cohoes stock tendered by you in the offer and not withdrawn, you will own TrustCo stock and will have all dividend and voting rights of a TrustCo stockholder.

Q:   WHEN AND HOW CAN I WITHDRAW TENDERED SHARES?

A: Shares of Cohoes stock tendered in the offer may be withdrawn by you at any time prior to the expiration date and also after December 29, 2000 and prior to the exchange of your shares for TrustCo stock. Your withdrawal will only be effective if the exchange agent receives a written notice of withdrawal at the address on the back cover of this Prospectus, or by facsimile at (201) 296-4293. The written notice must contain your name, address, social security number, number of shares of Cohoes stock to be withdrawn, the certificate number or numbers for such shares and the name of the registered holder of the shares, if different from the person who tendered the shares. All signatures on the notice of withdrawal must be guaranteed by a financial institution in accordance with the procedures set forth in this Prospectus under "THE EXCHANGE OFFER--Withdrawal Rights."

Q:   HOW WOULD YOU GO ABOUT COMPLETING YOUR PROPOSED ACQUISITION?

A: We have taken several steps in furtherance of our offer, including the following.

     - We have commenced our offer by mailing this Prospectus and the related letter of transmittal to Cohoes stockholders.

     - We will file applications with the Federal Reserve Board, the Office of the Comptroller of the Currency and the New York State Banking Department to obtain the regulatory approvals necessary to complete the offer , a TrustCo-Cohoes merger and the merger of Trustco Bank N.A. and Cohoes Savings Bank.

     - If required under the rules of the Nasdaq Stock Market due to the number of shares of TrustCo stock to be issued in our proposed acquisition of Cohoes, we will file with the SEC proxy materials to be used for soliciting the approval by our stockholders of that issuance of our shares.

Q:   HOW LONG WILL IT TAKE TO COMPLETE YOUR PROPOSED OFFER?

A: We believe that the offer could close in the latter part of the first quarter of 2001. This schedule assumes that the Cohoes board of directors promptly cooperates with us . However, the Cohoes board may try to delay our offer. By tendering your shares, you will be sending a message to Cohoes management and the Cohoes board that you want Cohoes to participate in a combination with us. This schedule also assumes that the conditions to our offer (including, for example, the need for regulatory approvals) are satisfied in a timely manner. Due to the potential for delays, we may be required to extend the time period during which our offer is open and delay completion of the offer for several months.


Q:   WHAT ARE THE CONDITIONS TO YOUR OFFER?

A:   Our offer is subject to several conditions, including:

     - tender of enough shares of Cohoes stock so that, after completion of our offer, we own at least a majority of the outstanding shares of Cohoes stock (on a fully diluted basis);

     - the valid termination of the stock option agreement between Cohoes and Hudson;

     - the execution of a definitive merger agreement between TrustCo and Cohoes and the approval thereof by Cohoes' board of directors and its shareholders;


     - the execution of a definitive merger agreement between TrustCo's subsidiary, Trustco Bank, N.A., and Cohoes' subsidiary, Cohoes Savings Bank, and the approval thereof by Cohoes Savings Bank's board of directors and shareholder;



     - the receipt of all required regulatory approvals for our offer and the mergers of TrustCo (or its subsidiary) and Cohoes and Trustco Bank and Cohoes Savings Bank;



     - the receipt at the time of completion of our offer of an opinion that the offer and a TrustCo-Cohoes merger would qualify as a tax-free transaction;


     - the effectiveness of the Registration Statement of which this Prospectus is a part;

     - our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law and certain anti-takeover impediments found in Cohoes' Certificate of Incorporation do not apply to or otherwise restrict our offer and the proposed TrustCo-Cohoes merger; and

     - if required under the rules of the Nasdaq Stock Market, the approval by our stockholders of the issuance of TrustCo stock in our offer for Cohoes.

     The conditions to our offer are discussed in this Prospectus under "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer" and must be satisfied or waived on or prior to the expiration of our offer.

Q:   WILL I BE TAXED ON THE TRUSTCO SHARES OR THE CASH THAT I RECEIVE?

A: We expect that if you realize a gain on the exchange, you will be taxed on such gain up to the amount of the $10.80 per share cash component of the consideration that you receive in exchange for your shares of Cohoes common stock but will not recognize any loss realized. In addition, we expect that you will be taxed on any gain realized on the cash received in lieu of fractional shares of TrustCo common stock.

     We have based these expected tax consequences on our conclusion that the exchange of Cohoes common stock for TrustCo common stock and cash and the consummation of the merger of Cohoes into a wholly owned subsidiary of TrustCo qualify as a reorganization within the meaning of the Internal Revenue Code. If these transactions do not qualify as a reorganization, you may be taxed on any gain you realize on the exchange up to the full $18.00 per share exchange consideration. Our receipt of an opinion of counsel at the time we complete the exchange offer that the offer qualifies as a reorganization is a condition to completion of this offer, although we may waive this condition. We may delay completion of the offer if the delay will facilitate qualification of the offer and TrustCo-Cohoes merger as a reorganization. See "THE OFFER - Material Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences of the transactions we propose.


Q:   WHO CAN I CALL WITH QUESTIONS ABOUT THE OFFER?

A: You can contact our information agent, Georgeson Shareholder Communications Inc. toll-free at 1-800-223-2064.

                       WHERE YOU CAN FIND MORE INFORMATION

     TrustCo and Cohoes file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy this information at the following locations of the SEC:

                                                         C>
Public Reference Room      North East Regional Office    Midwest Regional Office
450 Fifth Street, N.W.     7 World Trade Center          500 West Madison Street
Room 1024                  Suite 1300                    Suite 1400
Washington, D.C. 20549     New York, New York 10048      Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like TrustCo and Cohoes, who file electronically with the SEC. The address of that site is http://www.sec.gov.

     We filed a Registration Statement on Form S-4 to register with the SEC the shares of TrustCo common stock to be issued pursuant to our offer. This Prospectus is a part of that Registration Statement. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement. In addition, on the day that we commence the offer we will file with the SEC a statement on Schedule TO pursuant to rule 14d-3 under the 1934 Act to furnish certain information about our offer. You may obtain copies of the Form S-4 or, once filed, the Schedule TO (and any amendments to those documents) in the manner described above.

      The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this Prospectus. This Prospectus incorporates by reference the documents set forth below that TrustCo, Cohoes and Hudson have previously filed with the SEC. These documents contain important information about TrustCo, Cohoes and Hudson and their financial condition.

      The following documents listed below that TrustCo, Cohoes and Hudson have previously filed with the SEC are incorporated by reference:


TRUSTCO SEC FILINGS                                   PERIOD

Annual Report on Form 10-K                      Year ended December 31, 1999, as
                                                filed on March 24, 2000

Quarterly Report on Form 10-Q                   Quarter ended March 31, 2000, as
                                                filed on May 9, 2000

                                                Quarter ended June 30, 2000, as
                                                filed on August 14, 2000

The description of TrustCo common stock
set forth in TrustCo's registration
statements filed by TrustCo pursuant to
Section 12 of the 1934 Act, including
any amendment or report filed for
purposes of updating any such
description.

The portions of TrustCo's proxy                 Filed on May 3, 2000


                                        6

statement for the annual meeting of
stockholders held on May 15, 2000 that
have been incorporated by reference in
the 1999 TrustCo Form 10-K.

Current Reports on Form 8-K                     Filed on:
                                                -  June 7, 2000
                                                -  May 16, 2000
                                                -  April 18, 2000
                                                -  August 15, 2000
                                                -  October 17, 2000

COHOES SEC FILINGS                              PERIOD

Annual Report on Form 10-K                      Year ended June 30, 2000, as
                                                filed on September 28, 2000

The description of Cohoes common stock          Filed on November 4, 1998
set forth in Cohoes' registration
state-ment on Form 8-A filed pursuant to
Section 12 of the 1934 Act, including
any amendment or report filed with the
SEC for the purpose of updating this
description.

Current Reports on Form 8-K                     Filed on:
                                                -    October 4, 2000

HUDSON SEC FILINGS                              PERIOD

Annual Report on Form 10-K                      Year ended March 31, 2000, as
                                                filed on June 20, 2000

Quarterly Report on Form 10-Q                   Quarter ended June 30, 2000, as
                                                filed on August 10, 2000

The description of Hudson common stock          Filed on May 4, 1998
set forth in Hudson's registration
state-ment on Form 8-A filed pursuant to
Section 12 of the 1934 Act, including
any amendment or report filed with the
SEC for the purpose of updating this
description.


                                        7

Current Reports on Form 8K                      Filed on:
                                                -  May 5, 2000
                                                -  October 6, 2000


      All documents filed by TrustCo, Hudson and Cohoes pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act from the date of this Prospectus to the date that shares of Cohoes stock are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated herein by reference.

      DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO WILLIAM F. TERRY, CORPORATE SECRETARY, TRUSTCO BANK CORP NY, 320 STATE STREET, SCHENECTADY, NEW YORK 12305, (518) 377-3311. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN DECEMBER 8, 2000. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS (INCLUDING E-MAIL), WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.

      Please note that, although TrustCo is incorporating by reference certain financial statements of both Cohoes and Hudson, TrustCo is not incorporating by reference the audit report on Hudson's financial statements. TrustCo has used its best efforts to obtain Hudson's permission and cooperation for the incorporation by reference of Hudson's financial statements and to obtain the consent of Hudson's auditors for the inclusion of its report on the financial statements. TrustCo has not, however, obtained such permission or consent from Hudson or its auditors. Although an audit report was issued on both Cohoes' and Hudson's annual financial statements which have been incorporated by reference and is included in Cohoes' and Hudson's respective filings, Hudson's auditor has not consented to the use of its report in this Registration Statement. As a general matter, an auditor will not consent to the use in a registration statement of its report with respect to a company if the auditor has not reviewed the registration statement and performed certain accounting procedures with respect to the company to determine whether the information contained in the audit report remains true. The implication of not obtaining the consent of Hudson's auditors is that Hudson's auditors will not have performed procedures to ensure that no facts or changed circumstances were brought to the attention of the auditors that would render the audit report inaccurate as of the date it was rendered.

      This Prospectus contains certain forward-looking statements concerning the financial condition, results of operations and business of TrustCo following the consummation of its proposed acquisition of Cohoes and Hudson, the anticipated financial and other benefits of such proposed acquisitions and the plans and objectives of TrustCo's management following such proposed acquisitions, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisitions, anticipated results of operations of the combined company following the proposed acquisitions and projected earnings per share of the combined company following the proposed acquisitions. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: (i) cost savings expected to result from the proposed acquisitions may not be fully realized or realized within the expected time frame; (ii) operating results following the proposed acquisitions may be lower than expected; (iii) competitive pressure among financial services companies may increase significantly; (iv) costs or difficulties related to the integration of the businesses of TrustCo, Cohoes and/or Hudson may be greater than expected;
(v) adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined company; (vi) general economic conditions, whether nationally or in the market areas in which TrustCo, Cohoes and Hudson conduct business, may be less favorable than expected; (vii) legislation or regulatory changes may adversely affect the businesses in which TrustCo, Cohoes and Hudson are engaged; or (viii) adverse changes may occur in the securities markets.

      We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this Prospectus or in any of the materials that we have incorporated into this Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. We are not aware, however, of any jurisdiction in which transactions of this type would be unlawful. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                               PROSPECTUS SUMMARY

      THIS BRIEF SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT SHOULD BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH THIS DOCUMENT REFERS YOU TO FULLY UNDERSTAND THE OFFER. SEE "WHERE YOU CAN FIND MORE INFORMATION."


THE TRUSTCO EXCHANGE OFFER (PAGE  34)

      We are proposing a business combination of TrustCo and Cohoes. For each share of Cohoes stock tendered and not withdrawn by you, we are offering to exchange a combination of shares of TrustCo common stock and cash totaling $18.00. More specifically, you would receive, for each of your Cohoes shares, TrustCo common stock having a market value of $7.20 (the number of shares to be determined by the average closing price of TrustCo stock on the Nasdaq over a 20-day period ending 5 days before the closing on our offer) and $10.80 net in cash. We intend, as soon as possible after completion of the offer, to merge Cohoes with a wholly owned subsidiary of TrustCo. Each share of Cohoes stock that has not been exchanged or accepted for exchange in the offer would be converted into the same number of shares of TrustCo stock as is paid in the Offer. We may delay completion of this offer if the delay will allow us to complete the Trustco-Cohoes merger. We cannot, however, provide any assurances that we will be able to complete the Trustco-Cohoes merger within a short period of time after completion of our exchange offer.

INFORMATION ABOUT TRUSTCO AND COHOES (PAGES  18 AND  19)


      TRUSTCO BANK CORP NY, 320 State Street, Schenectady, New York 12305 (518) 377-3311.

      TrustCo is a New York corporation and a bank holding company registered under the Bank Holding Company Act of 1956, headquartered in Schenectady, New York. TrustCo provides a full range of financial and fiduciary services through its subsidiaries, Trustco Bank, National Association and Trustco Savings Bank, which have 54 banking offices in the upstate New York area. As of June 30, 2000, TrustCo had, on a consolidated basis, total assets of approximately $2.4 billion, total deposits of approximately $2.0 billion and total shareholders' equity of approximately $176.1 million. On February 21, 2000, TrustCo entered into an agreement to acquire Landmark Financial Corp., Canajoharie, New York, for $21.00 per share, cash. This transaction was completed on July 28, 2000. As of June 30, 2000, Landmark had, on a consolidated basis, total assets of approximately $25.4 million, total deposits of approximately $21.9 million and total shareholders' equity of approximately $1.9 million.

      COHOES BANCORP, INC. 75 Remsen Road, Cohoes, New York 12047 (518) 233-6500

      Cohoes is a savings and loan holding company whose primary subsidiary is Cohoes Savings Bank, a New York-chartered savings bank that operates 21 banking offices throughout New York's Capital Region. At June 30, 2000, Cohoes had, on a consolidated basis, total assets of approximately $727.0 million, total deposits of approximately $494.9 million and total shareholders' equity of approximately $121.3 million.


REASONS FOR THE TRUSTCO EXCHANGE OFFER (PAGE  33)

      We believe that our acquisition of Cohoes represents an opportunity to enhance value for both Cohoes and TrustCo stockholders. Among the benefits that we believe Cohoes stockholders would obtain from the combination of TrustCo and Cohoes are the following.

     - PREMIUM TO CURRENT VALUE. Our offer represents a premium over the market price of Cohoes common. The following table shows the amount of the premium our offer would have represented over the closing price of Cohoes common on June 23, 2000 (the last trading day prior to our announcement of our initial offer for Cohoes), August 18, 2000 (the date Cohoes announced its shareholders had failed to approve the Hudson-Cohoes merger) and October 2, 2000 (the last trading day prior to announcement of our revised offer).

                            Closing Price of         Premium      Premium
          Date             Cohoes Common Stock        Amount    Percentage
          ----             -------------------        ------    ----------
      June 23, 2000              $13.813               $4.19       30%
      August 18, 2000             15.250                2.75       18
      October 2, 2000             16.875                1.13        7

      - BETTER LONG-TERM GROWTH PROSPECTS. We believe that a combination of TrustCo and Cohoes has better long-term growth prospects than Cohoes individually, potentially resulting in increased shareholder value over the long-term.

      - IMPROVED CASH DIVIDENDS. We anticipate that Cohoes shareholders' pro forma dividends will exceed the Cohoes current annual dividend rate. The following table shows the pro forma dividend that we would anticipate paying to Cohoes shareholders and the amount of the increase in that dividend over Cohoes' current annual dividend rate assuming an exchange ratio based upon the closing price of TrustCo common on June 23, 2000, August 18, 2000 and October 2, 2000. TrustCo's current annualized dividend is $0.60 per share, and Cohoes' current annualized dividend is $0.28 per share. Because the actual number of shares of TrustCo common stock that Cohoes' stockholders will receive is not yet fixed, the estimated amount of cash dividends Cohoes' stockholders will receive will fluctuate with the value of TrustCo common stock.



                                                                   TrustCo Proposal
                         Closing Price of      Exchange    Pro Forma Equivalent Dividend
          Date          TrustCo Common Stock     Ratio            Per Cohoes Share
          ----          --------------------     -----            ----------------
      June 23, 2000            $10.875           0.662                 $0.40
      August 18, 2000           12.000           0.600                  0.36
      October 2, 2000           12.125           0.594                  0.36


      - SUPERIOR PERFORMANCE. Based on past performance of TrustCo stock (for example, TrustCo has realized more than a 23% average annual total return for each of the three-year, five-year and seven-year periods ended December 31, 1999), we believe that Cohoes' stockholders will realize superior performance over Cohoes' common stock. It should be noted, however, that each specific aspect of the performance of TrustCo's common stock may not, in all cases, be superior to that of Cohoes' common stock.

COMPARATIVE MARKET PRICE INFORMATION

      TrustCo, Cohoes and Hudson common stock trade on the Nasdaq under the symbols "TRST", "COHB" and "HRBT", respectively.

      The following table lists the closing prices on the Nasdaq of the stock of TrustCo and Cohoes, the value of the TrustCo offer per share of Cohoes stock, and the estimated number of whole shares of TrustCo stock to be exchanged for each share of Cohoes stock on June 23, 2000, the last trading day before we announced our initial offer to acquire Cohoes, and on October 2, 2000, the last trading day prior to announcement of our revised offer. Because the value of the TrustCo stock you will receive per share of Cohoes stock is fixed at $7.20, the number of shares of TrustCo stock you will receive will fluctuate as the market price of TrustCo stock changes. The prices set forth below do not reflect the effect of the 15% stock split declared by TrustCo's board of directors on August 15, 2000, which is payable on November 13, 2000.


                                    Value of   Estimated         If you own
                                     Cohoes      Number        100 shares of
                                     Common    of Shares        Cohoes, you
                                     Stock     of TrustCo       receive the
                                     Under       Common          following
                                    TrustCo     Stock To      number of shares
                   TrustCo  Cohoes   Offer    Be Received       of TrustCo
                   -------  ------   -----    -----------       ----------
June 23, 2000      $10.875  $13.813  $7.20       0.662            66
August 18, 2000     12.000   15.250   7.20       0.600            60
October 2, 2000     12.125   16.875   7.20       0.594            59



      Based upon the $11.00 closing price of TrustCo common stock on October 27, 2000 (the last trading day prior to the date of this Prospectus), Cohoes stockholders would receive, upon completion of the TrustCo offer, 0.655 shares of TrustCo common stock for each of shares of Cohoes common stock held by them.

      The table below sets forth the high and low last sale prices for TrustCo's and Cohoes' common stock for the periods indicated, as reported on Nasdaq. TrustCo's fiscal year ends December 31 and Cohoes' fiscal year ends June 30. The prices set forth below do not reflect the effect of the 15% stock split declared by TrustCo's board of directors on August 15, 2000, which is payable on November 13, 2000.


                            TrustCo Common    Cohoes Common*
   Year     Quarter Ended    High     Low     High     Low
   ----     -------------    ----     ---     ----     ---
   1998    March 31         $12.88  $10.60     --       --
           June 30           12.99   11.20     --       --
           September 30      13.59   10.82     --       --
           December 31       15.00   11.41     --       --

   1999    March 31          15.00   12.47  $13.00   $10.38
           June 30           14.50   12.50   12.00     9.25
           September 30      15.28   12.22   13.13    11.56
           December 31       15.44   12.75   12.63     9.38

   2000    March 31          13.75   10.25   10.31     9.38
           June 30           12.75   10.63   14.25     9.75
           September 30      13.06   11.13   17.13    13.13
           December 31**     11.11   10.38   17.00    16.00
            (through
            October 27,
            2000)

*     Cohoes stock started trading in January 1999.
** TrustCo stock prices for this period have been adjusted for 15% stock split payable November 13, 2000 to shareholders of record on October 20, 2000.

      You can obtain current stock price quotations for TrustCo and Cohoes from a newspaper, on the Internet or by calling your broker.


DIVIDEND POLICY OF TRUSTCO (PAGE 16)

      The holders of TrustCo stock receive dividends if and when declared by the TrustCo board of directors out of legally available funds. Our past practice, as discussed on page 33, has been to pay dividends at a rate of 65% to 85% of operating earnings. For each of the past two fiscal quarters, we have paid a quarterly cash dividend of $0.15 per share, and, on August 15, 2000, TrustCo's board of directors declared a quarterly dividend of $0.15 per share, payable October 2, 2000 to shareholders of record on September 8, 2000. Also on August 15, 2000, TrustCo's board approved a 15% stock split, with the additional shares of TrustCo common stock to be payable on November 13, 2000 to shareholders of record on October 20, 2000. Following completion of the offer and a TrustCo-Cohoes merger, we expect to continue paying quarterly cash dividends on a basis consistent with our past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration of other relevant factors. No assurance can be given that we will continue to pay dividends on our stock in the future.

THE OFFER (PAGE 36)

      WE ARE OFFERING TO EXCHANGE A COMBINATION OF SHARES OF TRUSTCO STOCK AND CASH TOTALING $18.00 FOR EACH SHARE OF COHOES STOCK

      We are offering, upon the terms and subject to the conditions set forth in this Prospectus and in the letter of transmittal, to exchange a combination of shares of TrustCo stock and cash totaling $18.00 for each outstanding share of Cohoes stock that is validly tendered on or before the expiration date and not properly withdrawn. The stock component of the exchange consideration will consist of TrustCo stock an aggregate value of $7.20, and the cash component will be $10.80. The term "expiration date" means 12:00 midnight, New York time, on December 15, 2000, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived.

      The following table shows the number of shares of TrustCo stock we will pay to Cohoes stockholders in exchange for each share of Cohoes stock assuming various average closing prices of TrustCo stock. The actual number of shares of TrustCo stock that Cohoes stockholders will receive will be based upon the average closing price of the TrustCo stock on the Nasdaq over a 20-day period ending 5 days before the closing on our offer.

      AVERAGE CLOSING PRICE                                    NUMBER OF
         OF TRUSTCO STOCK    OFFER PRICE        CASH        TRUSTCO SHARES
         ----------------    -----------        ----        --------------
            $15.00              $18.00          $10.80          0.480
             14.00               18.00           10.80          0.514
             13.00               18.00           10.80          0.553
             12.00               18.00           10.80          0.600
             11.00               18.00           10.80          0.655
             10.00               18.00           10.80          0.720

      If the $11.00 closing price of TrustCo stock on October 27, 2000 were the average closing price for TrustCo's offer, Cohoes shareholders would receive 0.655 shares of TrustCo stock for each of their shares of Cohoes stock.

      OUR OFFER IS SUBJECT TO CERTAIN CONDITIONS

      Our offer to exchange shares of TrustCo stock for shares of Cohoes stock is subject to several conditions referred to under "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer," including the following conditions:

      - tender of enough shares of Cohoes stock so that, after completion of the offer, we own at least a majority of the shares of Cohoes stock (on a fully diluted basis);

      -     the valid termination of the Hudson-Cohoes option agreement;

      - the execution of a definitive merger agreement between TrustCo and Cohoes and the approval thereof by Cohoes' board of directors and its shareholders;

      - the execution of a definitive merger agreement between TrustCo's subsidiary, Trustco Bank, N.A., and Cohoes' subsidiary, Cohoes Savings Bank, and the approval thereof by Cohoes Savings Bank's board of directors and shareholder;

o the receipt of all required regulatory approvals for this offer and the mergers of TrustCo (or its subsidiary) and Cohoes and Trustco Bank and Cohoes Savings Bank;

o our receipt at the time of the closing of this offer of an opinion that the offer and the TrustCo-Cohoes merger can be accomplished as a tax-free transaction;

o our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law and certain anti-takeover provisions found in Cohoes' Certificate of Incorporation do not apply to or otherwise restrict our offer and the proposed TrustCo-Cohoes merger; and

o if required under the rules of the Nasdaq Stock Market, the approval by our stockholders of the issuance of TrustCo stock in our offer for Cohoes.

         These conditions must be satisfied or waived on or prior to the expiration of our offer.

         OUR OFFER IS CURRENTLY SCHEDULED TO EXPIRE ON DECEMBER 15, 2000

         Our offer is currently scheduled to expire at 12:00 midnight, New York time, on December 15, 2000. However, we currently intend to extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or waived. See "THE EXCHANGE OFFER--Extension, Termination and Amendment."

         OUR OFFER MAY BE EXTENDED, TERMINATED OR AMENDED

         We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 A.M., New York time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived. During any such extension, all shares of Cohoes stock previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Cohoes shares.

         Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion:

o to delay our acceptance for exchange or our exchange of any shares of Cohoes stock pursuant to our offer, or to terminate our offer and not accept for exchange or exchange any shares of Cohoes stock not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied on or prior to the expiration date, or upon the failure of the condition relating to regulatory approvals to be satisfied at any time after the expiration date regardless of whether we previously accepted for exchange or exchanged any shares of Cohoes stock; and

o to waive any condition (other than the conditions relating to any required TrustCo stockholder approval, regulatory approvals and the effectiveness of the Registration Statement for the shares of TrustCo stock to be issued in our offer) or otherwise to amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement.


         We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. Subject to applicable law (including rules 14d-4(c) and 14d-6(d) under the 1934 Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform them of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

         Upon the terms and subject to the conditions of our offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange, and will exchange, shares of Cohoes stock validly tendered and not properly withdrawn as promptly as practicable after the expiration date, and promptly after they are tendered during any subsequent offering period.

         TENDERED SHARES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXCHANGE OF SUCH SHARES

         Your tender of shares of Cohoes stock pursuant to the offer is irrevocable, except that shares of Cohoes stock tendered pursuant to the offer may be withdrawn at any time prior to the expiration date and also after December 29, 2000 and prior to the time that your shares have been exchanged for TrustCo stock following completion of our offer.

         WE MAY PROVIDE A SUBSEQUENT OFFERING PERIOD

         We may, although we do not currently intend to, elect to provide a subsequent offering period of three to twenty business days after the acceptance of shares of Cohoes stock pursuant to the offer if the requirements under rule 14d-11 of the 1934 Act have been met. You will not have the right to withdraw shares of Cohoes stock that you tender in the subsequent offering period, if any.

         PROCEDURE FOR TENDERING SHARES

         For you to validly tender shares of Cohoes stock pursuant to our offer:

o a properly completed and duly executed letter of transmittal, along with any required signature guarantees, or an agent's message (which is explained below) in connection with a book-entry transfer, and any other required documents, must be received by the exchange agent at its address set forth on the back cover of this Prospectus, and certificates for tendered shares of Cohoes stock must be received by the exchange agent at such address, or those shares must be tendered pursuant to the procedures for a book-entry tender set forth in "THE EXCHANGE OFFER--Procedure for Tendering Shares" (and a confirmation of receipt of such tender received), in each case before the expiration date; or

o you must comply with the guaranteed delivery procedures set forth in "THE EXCHANGE OFFER--procedure for Tendering Shares."

NO APPRAISAL RIGHTS IN CONNECTION WITH THE OFFER (PAGE 75)

         The offer does not entitle you to appraisal rights with respect to your shares of Cohoes stock. Cohoes stockholders who have not validly tendered their shares in the offer and do not vote in favor of the proposed TrustCo-Cohoes merger will not have the right under the Delaware General Corporation Law to dissent and demand appraisal of their shares of Cohoes stock.

TRUSTCO WILL ACCOUNT FOR THE MERGER USING THE "PURCHASE" METHOD (PAGE 51)

         TrustCo will account for the TrustCo-Cohoes merger as a purchase for financial reporting purposes.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 22)

         This Prospectus, including information included or incorporated by reference in this document, contains forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of TrustCo, Cohoes and Hudson, as well as information relating to the exchange offer. Also, statements preceded by, followed by or that include the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates," or similar expressions, are forward-looking statements. These forward-looking statements involve various risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to various factors.

OFFER TO ACQUIRE HUDSON (PAGE 33)


         On June 8, 2000, TrustCo made an offer to acquire all of the issued and outstanding shares of Hudson for TrustCo stock valued at $14.00 for each Hudson share. TrustCo has increased its offer to purchase each Hudson share to $17.00, consisting of a combination TrustCo stock valued at $6.80 and $10.20 in cash. TrustCo intends to commence an exchange offer for Hudson on November 1, 2000. Neither this offer nor the proposed TrustCo-Cohoes merger is conditioned on the approval or consummation of TrustCo's offer to Hudson.


                SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA
                                   (unaudited)

         The following tables show book value per share as of June 30, 2000 for each of TrustCo, Cohoes, Hudson, TrustCo/Cohoes combined and TrustCo/Cohoes/Hudson combined. The per share information for TrustCo does not reflect the effect of the 15% stock split declared by TrustCo's board of directors on August 15, 2000, which is payable on November 13, 2000. Also shown is historical net income per share and dividends per share information for each of TrustCo, Cohoes and Hudson for the six months ended June 30, 2000 and the twelve months ended December 31, 1999 and similar pro forma information for TrustCo/Cohoes combined and TrustCo/Cohoes/Hudson combined for the six months ended June 30, 2000. Also shown, for comparative purposes, is historical net income per share information for Cohoes for the twelve months ended June 30, 2000 and Hudson for the twelve months ended March 31, 2000, their most recently reported fiscal year ends.

         The information concerning Cohoes and Hudson is derived from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases. TrustCo does not make any representation with respect to either Cohoes or Hudson amounts and has not performed any procedures to ensure their accuracy or reasonableness.

         The information shown for TrustCo has been prepared from historical financial information from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases.

         The information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. The information should not be relied on as an indication of future results that the combined company will experience after the transaction is completed. The pro forma results are also not necessarily indicative of the future financial position or future operating results of the combined company. In particular, TrustCo expects to achieve operating cost savings as a result of the Cohoes and Hudson transactions. See "BACKGROUND OF THE EXCHANGE OFFER--Benefits of the transaction" No adjustments have been included in the combined pro forma operating amounts for the anticipated operating cost savings.

                                                                    6 MONTHS                   12 MONTHS
                                                                      ENDED                      ENDED                  FISCAL
                                                                  JUNE 30, 2000            DECEMBER 31, 1999         YEAR-END (1)
                                                                  -------------            -----------------         ------------
NET INCOME PER COMMON SHARE:
Historical - Basic
             TrustCo                                           $      0.39               $       0.71              $     0.71
             Cohoes                                                   0.42                       0.70                    0.74
             Hudson                                                   0.37                       0.59                    0.65
Pro forma combined TrustCo/Cohoes                                     0.37                       0.67
Pro forma combined TrustCo/Cohoes/Hudson                              0.32                       0.58

Historical - Diluted
             TrustCo                                            $     0.38                $      0.68              $     0.68
             Cohoes                                                   0.42                       0.70                    0.74
             Hudson                                                   0.37                       0.59                    0.65
Pro forma combined TrustCo/Cohoes                                     0.36                       0.65
Pro forma combined TrustCo/Cohoes/Hudson                              0.31                       0.56

DIVIDENDS PER COMMON SHARE(4):
Historical
             TrustCo                                            $     0.30               $       0.56
             Cohoes                                                   0.14                       0.18
             Hudson                                                   0.08                       0.09
Equivalent dividends per common share
             Cohoes (2)                                         $     0.18               $       0.33
             Hudson (3)                                               0.17                       0.31



                                                                                             TANGIBLE
PER COMMON SHARE AT JUNE 30, 2000:                              BOOK VALUE                 BOOK VALUE
                                                       -----------------------------------------------
Historical
             TrustCo                                            $     3.30               $       3.30
             Cohoes                                                  15.33                      15.13
             Hudson                                                  13.07                      12.33

Pro forma combined TrustCo/Cohoes                                     4.01                       3.56
Pro forma combined TrustCo/Cohoes/Hudson                              4.97                       3.39



(1) For the Fiscal Year-End amount, TrustCo has a fiscal year end of December 31, 1999, Cohoes has a fiscal year end of June 30, 2000 and Hudson has a fiscal year end of March 31, 2000.

(2) Equivalent dividends per share are calculated for Cohoes by multiplying the historical TrustCo dividends per share by the estimated transaction exchange rate of 0.59, which is calculated by dividing the Cohoes acquisition price of $7.20 by the $12.25 market value of TrustCo stock on September 28, 2000.

(3) Equivalent dividends per share are calculated for Hudson by multiplying the historical TrustCo dividends per share by the estimated transaction exchange rate of 0.56, which is calculated by dividing the Hudson acquisition price of $6.80 by the $12.25 market value of TrustCo stock on September 28, 2000.

(4) Because the exact exchange ratio of TrustCo stock to Cohoes stock has not yet been determined, the pro forma estimated dividend rate is subject to fluctuation.

              SELECTED HISTORICAL FINANCIAL INFORMATION FOR TRUSTCO

         The following is a summary of selected consolidated financial data of TrustCo for each of the years in the five-year period ended December 31, 1999 and the six-month periods ended June 30, 2000 and 1999. This information is derived from reports previously filed by TrustCo with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION." You should read this summary together with these financial statements and their accompanying notes. We believe that this financial information includes all adjustments necessary for a fair presentation of such information. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period. This information does not reflect the effect of our acquisition of Landmark, which we completed on July 28, 2000.

                              TRUSTCO BANK CORP NY
                    SELECTED HISTORICAL FINANCIAL INFORMATION
                                   (UNAUDITED)
               (IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)


                                                 AT JUNE 30,                             AT DECEMBER 31,
                                             ------------------          --------------------------------------------------------
                                             2000          1999          1999         1998         1997         1996         1995
                                             ----          ----          ----         ----         ----         ----         ----
Selected Consolidated Financial Data:
Total assets                              $2,367,107   $2,409,016    $2,364,022   $2,485,080   $2,372,265   $2,261,780   $2,176,185
Loans, net                                 1,319,680    1,269,893     1,293,989    1,268,328    1,244,821    1,190,321    1,177,822
Securities available for sale                661,478      713,174       640,830      717,410      601,899      618,670      640,206
Deposits                                   1,979,144    2,044,731     1,994,909    2,107,414    2,021,863    1,953,146    1,930,649
Borrowings                                   162,109      142,178       152,782      147,924      127,850      111,662       56,654
Shareholders' equity                         176,132      176,528       166,356      185,842      178,825      162,400      160,099

                                               FOR THE SIX MONTHS
                                                 ENDED JUNE 30                    FOR THE YEAR ENDED DECEMBER 31,
                                               -----------------         --------------------------------------------------------
                                               2000         1999         1999         1998         1997         1996         1995
                                               ----         ----         ----         ----         ----         ----         ----
Selected Operating Data:
Interest income                               $85,276     $83,264      $167,205     $174,050     $172,005     $166,647     $161,552
Interest expense                               36,026      37,852        74,013       88,347       86,520       82,342       80,200
                                             --------      ------      --------     --------     --------     --------     --------
Net interest income                            49,250      45,412        93,192       85,703       85,485       84,305       81,352
Provision for loan losses                       1,650       3,013         5,063        4,610        5,414        6,577       12,698
                                             --------     -------      --------    ---------     --------   ----------     --------
Net interest income after provision            47,600      42,399        88,129       81,093       80,071       77,728       68,654
Noninterest income                              6,857       9,670        15,416       22,122       17,222       10,313       14,067
Noninterest expense                            23,354      23,555        45,636       48,765       46,226       42,015       44,440
                                             --------      ------      --------     --------     --------     --------     --------
Income before income taxes                     31,103      28,514        57,909       54,450       51,067       46,026       38,281
Income tax expense                             10,336       9,699        19,724       19,435       18,892       17,327       12,754
                                             --------     -------      --------     --------     --------     --------     --------
Net income                                  $  20,767   $  18,815     $  38,185    $  35,015    $  32,175    $  28,699    $  25,527
                                             ========   =========     =========    =========    =========    =========    =========

Selected Operating Ratios and Other Data(2)
Return on average assets                        1.78%      1.56%         1.58%         1.44%        1.40%        1.29%        1.23%
Return on average shareholders'
equity(1)                                      24.30      22.47         22.52         21.47        20.23        19.05        18.03
Cash dividend payout ratio                     77.19      78.62         79.16         75.97        72.34        70.38        69.55
Efficiency ratio                               37.84      39.79         38.62         40.26        40.61        39.51        42.52
Net interest margin                             4.50       4.01          3.82          3.81         4.02         4.07         4.18
Book value per share                           $3.30      $3.29         $3.11         $3.47        $3.32        $3.01        $2.98
Cash dividends per share                        0.30       0.275         0.56          0.50         0.43         0.38         0.33
Basic earnings per share                        0.39       0.35          0.71          0.65         0.59         0.53         0.48
Diluted earnings per share                      0.38       0.34          0.68          0.63         0.58         0.52         0.47
Basic earnings per share adjusted for
     15% stock split                            0.34       0.30          0.62          0.56         0.51         0.46         0.42
Diluted earnings per share adjusted for
     15% stock split                            0.33       0.29          0.59          0.54         0.50         0.45         0.41


(1) Calculated excluding the market value adjustment on securities available for sale.
(2) Where appropriate ratios have been presented on an annualized basis.

              SELECTED HISTORICAL FINANCIAL INFORMATION FOR COHOES

         The following is a summary of selected consolidated financial data of Cohoes for each of the years in the five-year period ended June 30, 2000. This information is derived from earnings releases and reports previously filed by Cohoes and Cohoes Savings Bank with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION." You should read this summary together with Cohoes' financial statements and their accompanying notes. Certain Cohoes financial information has been reclassified to conform with TrustCo's financial information.

                              COHOES BANCORP, INC.
                    SELECTED HISTORICAL FINANCIAL INFORMATION
                                   (UNAUDITED)
           (DOLLARS IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                                          AT JUNE 30,
                                                  ---------------------------------------------------
                                                  2000       1999        1998        1997        1996
                                                  ----       ----        ----        ----        ----
Selected Consolidated Financial Data:
Total assets                                     $727,014   $650,470    $535,716    $491,700    $463,363
Cash and cash equivalents                          12,658     11,114      14,229      16,664       8,900
Loans, net                                        600,413    521,005     412,759     398,530     393,970
Investment securities                              55,129     54,455      45,424      25,273      25,969
Securities available for sale                      32,570     44,742      48,720      35,475      20,886
Deposits                                          494,875    446,123     449,541     429,390     404,539
Borrowings                                         96,201     49,045      19,897          --       2,116
Shareholders' equity                              121,306    139,430      53,282      49,092      44,290
Real estate owned                                     561        724         509       1,874         421
Nonperforming loans                                 4,043      4,993       5,649       6,688       7,793


                                                          FOR THE FISCAL YEAR ENDED JUNE 30,
                                               ---------------------------------------------------------
                                                  2000       1999        1998        1997        1996
                                                  ----       ----        ----        ----        ----
Selected Operating Data:
Interest income                                   $49,685    $43,038     $38,423     $36,285     $35,383
Interest expense                                   22,540     20,334      19,262      17,821      18,164
                                                   ------     ------      ------      ------      ------
Net interest income                                27,145     22,704      19,161      18,464      17,219
Provision for loan losses                           1,600      1,235       1,400       1,325         490
                                                  -------    -------     -------     -------     -------
Net interest income after provision for loan
losses                                             25,545     21,469      17,761      17,139      16,729
Noninterest income                                  2,381      2,916       2,743       2,790       2,467
Noninterest expense                                18,655     20,443      13,767      12,314      11,919
                                                  -------    -------     -------      ------     -------
Income before income taxes                          9,271      3,942       6,737       7,615       7,277
Income tax expense                                  3,392      1,511       2,650       2,972       2,882
                                                  -------    -------     -------     -------     -------
Net income                                     $    5,879    $ 2,431     $ 4,087     $ 4,643     $ 4,395
                                                =========     ======      ======       =====       =====

Performance ratios:
Yield on average interest-earning assets           7.42%      7.42%       7.96%       8.04%       7.98%
Rate paid on average interest-bearing
liabilities                                        4.02       4.06        4.33        4.27        4.42
Net interest rate spread                           3.40       3.36        3.63        3.77        3.56
Net interest income after provision for loan
losses to         noninterest expenses           136.93     105.02      129.01      139.18      140.36
Noninterest expenses as a percent of average
assets                                             2.69       3.40        2.75        2.62        2.59
Return on average assets                           0.85       0.40        0.82        0.99        0.95
Return on average equity                           4.62       2.53        7.88        9.87       10.28
Ratio of average equity to average assets         18.35      15.95       10.35       10.03        9.28
Efficiency ratio                                  63.18      79.79       62.85       57.94       60.55
Basic earnings per share (1)                      $0.74      $0.37          N/A         N/A         N/A
Diluted earnings per share (1)                     0.74       0.37          N/A         N/A         N/A
Dividends per share                                0.26       0.06          N/A         N/A         N/A
Dividend payout ratio                             35.14%     16.22%         N/A         N/A         N/A
Book value per share                             $15.33     $14.62          N/A         N/A         N/A
Weighted average shares outstanding
(thousands):
         Basic                                      7,998      8,798         N/A         N/A         N/A
         Diluted                                    7,998        N/A         N/A         N/A         N/A

Asset Quality Ratios:
Nonperforming loans as a percent of total
loans                                                0.67%      0.95%       1.36%       1.66%       1.96%
Nonperforming assets as a percent of total
assets                                               0.63       0.88        1.15        1.74        1.77
Allowance for loan losses as a percent of
total loans                                          0.83       0.77        0.85        0.77        0.82
Allowance for loan losses as a percent of
nonperforming loans                                    124%        81%         63%         46%         42%


(1) Earnings per share for fiscal year 1999 reflects earnings since conversion.

              SELECTED HISTORICAL FINANCIAL INFORMATION FOR HUDSON

         The following is a summary of selected consolidated financial data of Hudson and Hudson River Bank & Trust Company for each of the years in the five-year period ended March 31, 2000 and the three-month periods ended June 30, 2000 and 1999. This information is derived from reports previously filed by Hudson and Hudson River Bank & Trust Company with the SEC. See "WHERE YOU CAN FIND MORE INFORMATION." You should read this summary together with Hudson's financial statements and their accompanying notes. Certain Hudson financial information has been reclassified to conform with TrustCo's financial information. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period.

                           HUDSON RIVER BANCORP, INC.
                    SELECTED HISTORICAL FINANCIAL INFORMATION
                                   (UNAUDITED)
           (DOLLARS IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)



                                               AT AND FOR THE THREE
                                                MONTHS ENDED JUNE 30,                  AT OR FOR THE YEARS ENDED MARCH 31,
                                                --------------------        ----------------------------------------------------
                                                  2000         1999         2000         1999         1998       1997       1996
                                                  ----         ----         ----         ----         ----       ----       ----
Earnings:
Interest income                                 $22,142      $16,824      $76,423      $63,526     $55,387    $52,881    $49,082
Interest expense                                  9,673        6,239       30,509       26,000      25,977     25,426     24,086
                                                  -----        -----       ------       ------      ------     ------     ------
Net interest income                              12,469       10,585       45,914       37,526      29,410     27,455     24,996
                                                 ------       ------       ------       ------      ------     ------     ------
Provision for loan losses                         1,425        1,700        6,200        7,341       8,491      3,826      1,090
Other operating income                              694          592        2,588        2,418       2,845      1,825      1,635
Other operating expenses                          7,580        6,301       27,788       26,612      19,030     16,187     14,199
                                                  -----        -----       ------       ------      ------     ------     ------
Income before tax expenses                        4,158        3,176       14,514        5,991       4,734      9,267     11,342
Tax expense                                       1,515        1,115        4,988        2,184        ,903      3,607      4,298
                                                  -----        -----        -----        -----        ----      -----      -----
Net income                                       $2,643       $2,061       $9,526       $3,807      $2,831     $5,660     $7,044
                                                 ======       ======       ======       ======      ======     ======     ======

Per Share Data (1):
Basic earnings per share                          $0.19        $0.13        $0.65        $0.17          --         --         --
Diluted earnings per share                         0.19         0.13         0.65         0.17          --         --         --
Book value at period end, including               13.07        12.43        12.85        12.39          --         --         --
         unallocated ESOP shares and
         unvested RRP shares
Tangible book value per share, including
         unallocated ESOP shares and
         unvested RRP shares                      12.33        12.25        12.11        12.21          --         --         --

Average Balances and Shares;
Total assets                                 $1,146,510     $868,415   $  996,448     $809,385    $659,984   $640,867   $597,435
Earning assets                                1,083,249      837,055      950,380      778,691     628,747    612,296    571,263
Loans                                           833,831      590,507      698,403      522,974     507,293    471,295    444,645
Securities available for sale                   232,350      223,741      231,931      156,405      39,357     53,445     26,889
Securities held to maturity                       8,384       19,508       14,899       47,738      71,966     83,343     92,243
Deposits                                        701,622      551,406      682,029      608,936     577,721    562,922    530,339
Short-term FHLB advances                        138,021       38,469       65,542        2,916       3,699      4,459        745
Long-term FHLB borrowings                        30,600           --       18,386           --          --         --         --
Shareholders' equity                            199,861      216,658      207,953      185,770      67,780     63,322     56,261
Shares outstanding (thousands):
     Basic                                       13,672       15,293       14,556       16,302          --         --         --
     Diluted                                     13,673       15,293       14,577       16,302          --         --         --



                                        AT OR FOR THE THREE
                                       MONTHS ENDED JUNE 30,                    AT OR FOR THE YEARS ENDED MARCH 31,
                                         -----------------         ----------------------------------------------------------
                                         2000         1999         2000          1999          1998         1997         1996
                                         ----         ----         ----          ----          ----         ----         ----
Financial Ratios:
Return on average assets                  0.92%       0.95%          0.96%        0.47%          0.43%       0.88%        1.18%
Return on average equity                  5.30        3.83           4.58         2.05           4.18        8.94        12.52
Net interest margin                       4.62        5.09           4.83         4.82           4.68        4.48         4.38
Efficiency ratio (2)                     53.38       52.32          52.61        50.48          56.78       54.18        51.89
Expense ratio (2)                         2.46        2.69           2.56         2.49           2.77        2.47         2.31
Equity to assets at period end           17.31       24.26          17.46        24.89          10.18       10.00         9.56
Tangible equity to tangible assets       16.49       23.99
at period end                                                       16.62        24.62          10.10        9.96         9.50
Allowance to nonperforming loans        158.28      100.47         190.50       143.77          52.32       29.37        32.57
Allowance to loans                        2.43        2.61           2.38         2.47           1.62        1.19         0.79

(1) Per share data only applied to periods since Hudson's initial public offering on July 1, 1998.

(2) Ratio does not include other real estate owned and repossessed property expenses, net securities transactions, and goodwill and other intangibles amortization for each period. The 1999 ratio does not include a charitable contribution to the Hudson River Bank & Trust Company Foundation.

                SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following tables show selected pro forma financial data for TrustCo/Cohoes combined, TrustCo/Hudson combined and TrustCo/Cohoes/Hudson combined.

         The information concerning Cohoes and Hudson is derived from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases. TrustCo does not make any representation with respect to either Cohoes or Hudson amounts and has not performed any procedures to ensure their accuracy or reasonableness.

         The information shown for TrustCo has been prepared from historical financial information from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases.

         The information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. The information should not be relied on as an indication of future results that the combined company will experience after the transaction is completed. The pro forma results are also not necessarily indicative of the future financial position or future operating results of the combined company. In particular, TrustCo expects to achieve operating cost savings as a result of the Cohoes and Hudson transactions. See "BACKGROUND OF THE EXCHANGE OFFER--Benefits of the transaction". No adjustments have been included in the combined pro forma operating amounts for the anticipated operating cost savings.

The following table shows selected financial information for TrustCo and Cohoes on a pro forma combined basis:

                              TRUSTCO BANK CORP NY
                                       AND
                              COHOES BANCORP, INC.
                   PRO FORMA COMBINED SELECTED FINANCIAL DATA
                                   (unaudited)


                          SUMMARY FINANCIAL INFORMATION
                             TRUSTCO/COHOES COMBINED


(in thousands, except per share information)

                                                                  AT JUNE 30, 2000
                                                                  ----------------
Selected Consolidated Financial Data:
Total assets                                                          $3,032,626
Loans, net                                                             1,920,093
Securities available for sale                                            656,423
Goodwill and other intangibles*                                           26,165
Deposits                                                               2,474,019
Borrowings                                                               258,310
Shareholders' equity                                                     233,098


                                                                 FOR THE SIX MONTHS                 FOR THE TWELVE MONTHS
Selected Operating Data:                                         ENDED JUNE 30, 2000               ENDED DECEMBER 31, 1999
                                                                 -------------------               -----------------------
Interest income                                                         $107,849                           $208,128
Interest expense                                                          47,943                             94,225
                                                                          ------                            -------
Net interest income                                                       59,906                            113,903
Provision for loan losses                                                  2,300                              6,888
Noninterest income                                                         8,506                             17,281
Noninterest expense                                                       33,746                             63,458
Income tax expense                                                        11,106                             21,472
                                                                        --------                           --------
Net income                                                              $ 21,260                           $ 39,366
                                                                         =======                            =======
Net income per share:
Basic                                                                     $ 0.37                             $ 0.67
Diluted                                                                     0.36                               0.65
Basic - Adjusted for TrustCo 15% stock split                                0.32                               0.59
Diluted - Adjusted for TrustCo 15% stock split                              0.31                               0.57



* Goodwill to be amortized over 20 years using the straight-line method.

NOTE:
The pro forma selected results of operations do not take into consideration any potential cost savings or revenue enhancements that will likely be realized as a result of these transactions. TrustCo currently estimates that approximately 50% of the noninterest expense of Cohoes can be eliminated.

See the notes to the Unaudited Pro Forma Combined Financial Information.

The following table shows selected financial information for TrustCo and Hudson on a pro forma combined basis:

                              TRUSTCO BANK CORP NY
                                       AND
                           HUDSON RIVER BANCORP, INC.
                   PRO FORMA COMBINED SELECTED FINANCIAL DATA
                                   (unaudited)


                                           SUMMARY FINANCIAL INFORMATION
                                              TRUSTCO/HUDSON COMBINED

                                                AT JUNE 30, 2000
                                              ----------------------

(in thousands, except per share information)

Selected Consolidated Financial Data:
Total assets                                             $3,428,925
Loans, net                                                2,142,181
Securities available for sale                               827,288
Goodwill and other intangibles*                              68,317
Deposits                                                  2,724,176
Borrowings                                                  344,533
Shareholders' equity                                        280,247

                                                                              FOR THE TWELVE MONTHS
Selected Operating Data:                       FOR THE SIX MONTHS                Ended DECEMBER 31,
                                               ENDED JUNE 30, 2000                    1999
                                              ----------------------       ----------------------------
Interest income                                            $122,950                           $228,699
Interest expense                                             54,668                            101,571
Net interest income                                          68,282                            127,128
Provision for loan losses                                     4,575                             11,263
Noninterest income                                            8,280                             17,811
Noninterest expense                                          39,812                             74,715
Income tax expense                                           11,287                             21,159
                                                          ---------                          ---------
Net income                                                $  20,888                          $  37,802
                                                          =========                          =========
Net income per share:
Basic                                                      $   0.34                         $     0.61
Diluted                                                        0.33                               0.59
Basic - Adjusted for TrustCo 15% stock split                   0.29                               0.53
Diluted  -  Adjusted  for  TrustCo  15% stock                  0.29                               0.51
split





* Goodwill to be amortized over 20 years using the straight-line method.

NOTE:
     The pro forma selected results of operations do not take into account any potential cost savings or revenue enhancements that will likely be realized as a result of these transactions. TrustCo currently estimates that approximately 50% of the noninterest expense of Hudson can be eliminated.

     See the notes to the Unaudited Pro Forma Combined Financial Information.

The following table shows selected financial information for TrustCo, Cohoes and Hudson on a pro forma combined basis:


                              TRUSTCO BANK CORP NY
                              COHOES BANCORP, INC.
                                       AND
                           HUDSON RIVER BANCORP, INC.
                   PRO FORMA COMBINED SELECTED FINANCIAL DATA
                                   (unaudited)


                                                   SUMMARY FINANCIAL INFORMATION
                                                   TRUSTCO/COHOES/HUDSON COMBINED


(in thousands, except per share information)
                                                                  AT JUNE 30, 2000
                                                                  ----------------
Selected Consolidated Financial Data:
Total assets                                                          $4,094,444
Loans, net                                                             2,742,594
Securities available for sale                                            822,233
Goodwill and other intangibles*                                           94,482
Deposits                                                               3,219,051
Borrowings                                                               440,734
Shareholders' equity                                                     337,213

                                                                 FOR THE SIX MONTHS                 FOR THE TWELVE MONTHS
Selected Operating Data:                                         ENDED JUNE 30, 2000               ENDED DECEMBER 31, 1999
                                                                 -------------------              -------------------------
Interest income                                                         $145,523                           $269,622
Interest expense                                                          66,585                            121,783
                                                                          ------                            -------
Net interest income                                                       78,938                            147,839
Provision for loan losses                                                  5,225                             13,088
Noninterest income                                                         9,929                             19,676
Noninterest expense                                                       50,204                             92,537
Income tax expense                                                        12,057                             22,907
                                                                         -------                           --------
Net income                                                              $ 21,381                           $ 38,983
                                                                         =======                            =======

Net income per share:
Basic                                                                     $ 0.32                             $ 0.58
Diluted                                                                     0.31                               0.56
Basic - Adjusted for TrustCo 15% stock split                                0.28                               0.51
Diluted - Adjusted for TrustCo 15% stock split                              0.27                               0.49


* Goodwill to be amortized over 20 years using the straight-line method.

NOTE:
The pro forma selected results of operations do not take into consideration any potential cost savings or revenue enhancements that will likely be realized as a result of these transactions. TrustCo currently estimates that approximately 50% of the noninterest expense of Cohoes and Hudson can be eliminated.

See the notes to the Unaudited Pro Forma Combined Financial Information.

                         SUMMARY OF RECENT DEVELOPMENTS

                              TRUSTCO BANK CORP NY

      The following is a summary of selected consolidated financial data of TrustCo for the nine months ended September 30, 2000 and 1999. This information is derived from unaudited consolidated financial statements. We believe that this financial information includes all adjustments necessary for a fair presentation of such information. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period.

                                   (Unaudited)
               (in thousands except ratios and per share amounts)

                                                  AT                AT
                                             SEPTEMBER 30,     DECEMBER 31,
                                                2000               1999
                                             -------------     ------------
Selected Consolidated Financial Data:
Total assets                                  $2,395,659        $2,364,022
Loans, net                                     1,380,424         1,293,989
Securities available for sale                    638,686           640,830
Deposits                                       1,993,313         1,994,909
Borrowings                                       166,454           152,782
Shareholders' equity                             184,320           166,356


                                                   FOR THE NINE MONTHS
                                                   ENDED SEPTEMBER 30,
                                             ------------------------------
                                                  2000             1999
                                             -------------     ------------
Selected Operating Data:
Interest income                                  $129,374         $125,355
Interest expense                                   55,399           56,123
Net interest income                                73,975           69,232
Provision for loan losses                           2,560            4,013
Net interest income after provision                71,415           65,219
Noninterest income                                 10,824           13,568
Noninterest expense                                35,101           35,055
Income before income taxes                         47,138           43,732
Income tax expense                                 15,610           14.495
Net income                                       $ 31,528         $ 28,787

Selected Operating Ratios and Other Data
Return on average assets                         1.78%             1.59%
Return on average shareholders'
equity(1)                                       24.31             22.72
Cash dividend payout ratio                      76.28             77.08
Efficiency ratio                                37.54             38.97
Net interest margin                              4.50              4.09
Book value per share                            $3.45             $3.21
Cash dividends per share                         0.45              0.41
Basic earnings per share                         0.59              0.54
Diluted earnings per share                       0.57              0.51
Basic earnings per share adjusted for
     15% stock split                             0.51              0.47
Diluted earnings per share adjusted for
     15% stock split                             0.50              0.45



(1) Calculated excluding the market value adjustment on securities available for sale.

         TrustCo reported net income for the third quarter of 2000 of $10.8 million, or $0.195 diluted earnings per share, compared to $10.0 million, or $0.178 diluted earnings per share, for the third quarter of

1999. The third quarter results represent increases of 8% and 10% in net income and diluted earnings per share, respectively, for 2000 compared to 1999.

         Net income for the nine months ended September 30, 2000 was $31.5 million, or $0.571 diluted earnings per share, compared to $28.8 million, or $0.514 diluted earnings per share, for the nine month period ended September 30, 1999. (The per share information does not reflect the effect of the 15% stock split declared by TrustCo's board of directors on August 15, 2000, which is payable on November 13, 2000.) The year to date results reflect increases of 10% and 11% in net income and diluted earnings per share, respectively, for the nine months ended September 30, 2000 compared to the similar period in 1999. Return on equity was 24.3% for both the third quarter and year to date, compared to 23.2% and 22.7% for the comparable periods in 1999.

         Net interest margin increased in the third quarter of 2000 to 4.50% from 4.25% in 1999. Taxable equivalent net interest income increased by $1.1 million to $25.9 million in the third quarter of 2000, compared to $24.8 million for the same quarter in 1999. Similarly, for the nine months ended September 30, 2000, taxable equivalent net interest income was $77.3, compared to $72.1 in 1999. The growth in margin and net interest income is the result of a plan executed by TrustCo in 1999 to limit its dependency on high-cost deposits. As a result, the average balance of deposits has decreased by $69.1 million for first nine months of 2000 compared to the same period in 1999. The average balance of deposits for the nine months ended September 30, 2000 and 1999 was $1.99 billion and $2.06 billion, respectively.

                                  RISK FACTORS

         In deciding whether to tender your shares of Cohoes stock pursuant to our offer, you should read carefully this Prospectus and the documents to which we refer you. You should also carefully consider the following factors.

IF WE DO NOT SUCCESSFULLY INTEGRATE TRUSTCO'S AND COHOES' OPERATIONS, THE ANTICIPATED BENEFITS OF THE ACQUISITION OF COHOES MAY NOT BE FULLY REALIZED

         If we complete the offer and our proposed mergers, we will integrate two companies that have previously operated independently. We have not previously acquired an organization where there is the potential for management to be uncooperative in the integration process, and we have acquired only one organization, Trustco Savings Bank (with total assets of approximately $25.4 million), within the past nine years. There can be no assurance that we will not encounter difficulties in our efforts to integrate the operations of Cohoes with our operations. The diversion of the attention of management to the integration effort and any difficulties encountered in combining our operations could adversely affect the combined company's business and results of operations. These risks could be increased if we complete our proposed acquisition of Hudson in that we will integrate three companies that have previously operated independently.


THERE IS NO GUARANTEE THAT WE WILL ACHIEVE OUR PROJECTED COST SAVINGS OF APPROXIMATELY $9.0 MILLION ON A PRE-TAX BASIS

         We have estimated that, by combining TrustCo and Cohoes, we could realize cost savings of approximately $9.0 million. See "BACKGROUND OF THE EXCHANGE OFFER--Benefits of the Transaction." Because we have been unable to discuss any of our cost savings assumptions or analyses with management of Cohoes and because we have had no access to Cohoes' internal information about its operations, in connection with the preparation of our cost savings estimates, we have relied on publicly available information concerning Cohoes, our general knowledge of the markets in which we and Cohoes compete and our past experience with respect to our own operations and our integration of acquired financial institutions. If we were permitted access to Cohoes' internal information about its operations or if we were able to discuss our assumptions or analyses with Cohoes' management, our cost savings estimate might differ. No assurance can be given that the estimated cost savings will be achieved or will occur in the time period anticipated. Furthermore, there can be no assurance that cost savings which are realized will not be offset by increases in other expenses, other charges to earnings or losses of revenue, including losses due to problems in integrating the Cohoes operations into TrustCo.

         We expect to realize a significant portion of the cost savings through merging our subsidiary, Trustco Bank, N.A., with Cohoes' subsidiary, Cohoes Savings Bank, which will require the approval of the Office of the Comptroller of the Currency. We will file applications seeking these approvals as soon as possible, and the execution of a merger agreement and receipt of board, shareholder and regulatory approval of this merger is a condition to completion of our offer. These significant cost savings will not be realized unless and until we are able to integrate these operations. While we are not able to specifically quantify this portion of our estimated cost savings, we believe that it would constitute a majority of our estimated cost savings.

THERE IS NO GUARANTEE THAT WE WILL NOT SUFFER NET REVENUE RUN-OFF AS A RESULT OF INTEGRATING COHOES' BUSINESSES INTO OURS

         In formulating our earnings estimates, we have not assumed any net run-off of revenue attributable to our acquisition of Cohoes. This assumption is based on our prior acquisition experience where we have been able to grow net interest income and non-interest income while achieving targeted cost savings. In addition, we have not made any decisions with respect to branch closings because we do not have access to internal information of Cohoes from which we would expect to make such decisions. Accordingly, our earnings estimates do not assume the closure of any Cohoes (or TrustCo) branches, although we would anticipate that certain branches will be closed. We believe that any revenue reduction resulting from any branch closings would be offset by additional cost savings associated with such branch closings. If we were permitted access to non-public information regarding Cohoes' business plans and operations, our assumption of no net revenue run-off might differ. Although we intend generally to integrate Cohoes' operations and implement our cost savings measures in a manner that is designed to minimize the loss of revenues, there can be no assurance that some revenue will not be lost. Factors that could cause a loss of revenues include unanticipated loss of customers due to a lack of customer acceptance of our deposit, lending and investment products.

THERE CAN BE NO ASSURANCE THAT THE INTEGRATION PROCESS WILL NOT BE ADVERSELY AFFECTED IF COHOES' SENIOR EXECUTIVE MANAGEMENT OR OTHER EMPLOYEES ARE UNCOOPERATIVE IN THAT PROCESS

         As noted above, we have not previously engaged in an acquisition where there is the potential for management and other employees to be uncooperative with us in the integration process. Our proposal is not dependent upon the retention of Cohoes' senior executive management, and we have no reason to believe that Cohoes employees below the level of senior executive management would be uncooperative in the integration process, either before the completion of our proposed merger or thereafter. However, there can be no assurance that there will not be some level of uncooperativeness on the part of Cohoes' senior executive management and/or its other employees which could adversely affect the integration process.

YOUR BOARD OF DIRECTORS MAY DELAY SATISFACTION OF CERTAIN CONDITIONS TO OUR
OFFER

         Several of the conditions to our offer will require action by the Cohoes board of directors. See "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer." There can be no assurance that the Cohoes board will take action to cause the satisfaction of these conditions to our offer.

THERE IS NO GUARANTEE THAT WE WILL BE SUCCESSFUL IN OUR ATTEMPT TO MERGE WITH BOTH COHOES AND HUDSON

         TrustCo's separate exchange offers for each of Hudson and Cohoes are not conditioned on the successful completion of the other. Accordingly, it is possible that the exchange offers could result in: (i) a three-way combination of TrustCo, Hudson and Cohoes; (ii) a combination of TrustCo and Hudson; (iii) a combination of TrustCo and Cohoes; or (iv) neither exchange offer could be successfully consummated. TrustCo does not anticipate, however, that the nature of its business operations would vary materially as a consequence of its combining with only one of, as opposed to both of, Hudson and Cohoes. The businesses of Hudson and Cohoes are similar in that both are community-oriented financial institutions with a primary focus on obtaining deposit accounts from the general public and originating primarily residential mortgage loans and, to a lesser extent, commercial and multi-family real estate loans. The market areas of TrustCo, Hudson and Cohoes are adjacent and complementary to one another but, because the direct overlap of their branch locations is not extensive, the costs savings and efficiencies that could be anticipated to result from only a single acquisition would not be materially different from those to be anticipated from that acquisition even if both acquisitions were to be consummated. See the pro forma financial information on pages 16 and 22, which reflects the alternative possibilities for the successful completion of the respective exchange offers described above.

THE ACTUAL VALUE OF THE TRUSTCO COMMON STOCK RECEIVED BY COHOES' SECURITY HOLDERS IN EXCHANGE FOR SHARES OF COHOES COMMON STOCK MAY BE MORE THAN OR LESS THAN $7.20 PER SHARE AT THE TIME OF EXCHANGE

         The actual value of the TrustCo common stock received by Cohoes' security holders in exchange for shares of Cohoes common stock may be more than or less than $7.20 per share at the time of exchange. This results from the fact that the exact number of shares of TrustCo common stock that will comprise the stock component of the consideration offered by Trustco in exchange for Cohoes common stock will be determined based upon the average closing price of the TrustCo stock on the Nasdaq over a twenty-day period, with the twenty-day period ending five days prior to the closing of the offer. It is possible that, in this five day interim period, the closing price of TrustCo common stock may fluctuate such that it is more or less than the foregoing average price used to calculate the exact exchange ratio. If the value of TrustCo common stock decreases during the five day interim period, the stock component of the exchange consideration received by Cohoes stockholders may have a value of less than $7.20 per Cohoes share and may comprise less than 40% of the total exchange consideration received. In addition, the payment of cash in lieu of fractional shares may also reduce the value of the stock component of the exchange consideration to less than 40% of the total exchange consideration.


IF TRUSTCO IS ABLE TO CONSUMMATE BOTH THE COHOES MERGER AND THE HUDSON MERGER, THERE IS A RISK THAT TRUSTCO MAY ENCOUNTER DIFFICULTY IN MAINTAINING ITS CURRENT DIVIDEND LEVEL

         Because the actual number of shares of TrustCo common stock that Cohoes stockholders will receive is not yet fixed, the estimated amount of cash dividends Cohoes stockholders will receive will fluctuate with the value of TrustCo common stock. In the past five years, on a compounded basis, TrustCo has achieved an 16% annual growth rate in its per share dividend. During the year ended December 31, 1999, TrustCo paid out approximately 79% of its net income in the form of cash dividends. Although TrustCo believes that, upon the completion of its proposed acquisition of Cohoes, it will have the resources to continue to pay dividends consistent with its past practices, the declaration and payment of dividends is within the discretion of TrustCo's board of directors and, to the extent that TrustCo's board determines that the payment of such dividends may have an adverse effect upon TrustCo's growth potential, level of customer service or financial condition, the board may decide to reduce dividend payment rates.

IF SUCCESSFUL, THE OFFER WILL RESULT IN THE CREATION OF GOODWILL

         If TrustCo's offers to acquire Cohoes and Hudson are successful, TrustCo will account for the acquisitions as a purchase business combination and will record goodwill on its financial statements in an amount equal to the difference between the fair market value of Cohoes' and Hudson's assets and liabilities and the purchase price paid by TrustCo for Cohoes and Hudson. If the transactions had occurred on June 30, 2000, TrustCo estimates that its acquisitions of Cohoes and Hudson would have resulted in the creation of goodwill in the amounts of $24.6 million and $57.0 million, respectively, and that the total amount of goodwill recorded on TrustCo's financial statements (including the existing amounts of goodwill on Hudson's and Cohoes' financial statements) would total $94.5 million. TrustCo will amortize the goodwill over a period of 15 to 20 years. The amortization of the goodwill will result in charges against TrustCo's future earnings and could result in TrustCo having fewer resources for paying dividends to shareholders. The section of this prospectus headed "Pro Forma Combined Financial Information" contains a more detailed analysis of the effect of the proposed acquisitions on the operations of the resulting company. The actual amount of goodwill created in the proposed acquisitions will depend upon the fair market value of Cohoes' and Hudson's assets and liabilities at the time the acquisitions are completed. There can be no assurance that the goodwill created by the acquisitions will be greater or less than that projected in the pro forma data.

IF SUCCESSFUL, THE OFFER WILL RESULT IN A BOOK VALUE PER SHARE DILUTION

         If successful, TrustCo's offers to acquire Hudson and Cohoes would result in dilution of the tangible book value per share of Hudson and Cohoes stockholders. As of June 30, 2000, the tangible book value per share of TrustCo, Cohoes and Hudson was $3.30, $15.13 and $12.33 respectively. Upon completion of TrustCo's proposed acquisition of Cohoes and Hudson, TrustCo's pro forma tangible book value would be $3.39 per share. If only the TrustCo-Cohoes merger occurs, TrustCo's pro forma tangible book value would be $3.56 per share.

IF COMPLETION OF OUR OFFER DOES NOT QUALIFY AS A REORGANIZATION UNDER THE INTERNAL REVENUE CODE, YOU MAY BE TAXED ON THE FULL AMOUNT OF THE CONSIDERATION YOU RECEIVE FROM US

         In the opinion of our counsel, exchanges of Cohoes common stock for TrustCo common stock pursuant to the exchange offer and the merger of TrustCo and Cohoes should be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code. In such event, holders of shares of Cohoes common stock will recognize gain (but not loss) only up to the extent of cash received (excluding cash received in lieu of fractional shares). Cash received in lieu of a fractional shares of TrustCo common stock will be treated as received in redemption of such fractional share interest, and a Cohoes shareholder will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the TrustCo common stock allocable to such fractional interest.

         If we complete our offer in a manner in which the offer does not qualify for the tax treatment described above, you may be taxed on any gain you realize up to the full $18.00 per share exchange consideration. We have conditioned this offer upon our receipt of an opinion of counsel at the time we complete the offer that the offer qualifies as a reorganization under Section 368, although we may waive this condition. See "THE OFFER - Material Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences of the transactions we propose.

                        BACKGROUND OF THE EXCHANGE OFFER

PAST CONTACTS

         From time to time, TrustCo is involved in due diligence investigations, discussions and negotiations concerning possible business combination transactions with other financial institutions. TrustCo generally seeks to acquire financial institutions that would: (i) complement its overall strategic focus; (ii) provide opportunities for growth in markets where the target financial institution conducts business; and (iii) improve TrustCo's retail banking franchise.

         On April 25, 2000, Cohoes and Hudson announced that they had entered into their merger agreement and the related option agreement. Following announcement of the proposed Hudson-Cohoes merger, TrustCo reviewed its strategic options, including the possibility of proceeding with one or more offers for either or both of Cohoes and Hudson.

         On June 8, 2000, TrustCo sent a letter to Mr. Duncan MacAffer, the Chairman of the Board of Cohoes, proposing a merger of TrustCo and Cohoes. Pursuant to the proposal, TrustCo would acquire Cohoes in a merger (the "TrustCo-Cohoes Merger") in which each share of Cohoes' common stock would be exchanged for shares of TrustCo common stock valued at $16.00. On June 23, 2000, Cohoes informed TrustCo that a merger with TrustCo was contrary to Cohoes' strategic business plan and declined to have any discussions with TrustCo.

         On June 26, 2000, TrustCo publicly announced its intention to commence a tender offer to exchange shares of TrustCo common stock valued at $16.00 for each share of Cohoes' common stock. Also on June 26, 2000, Cohoes publicly announced that it remained fully committed to the proposed merger with Hudson.

         On July 7, 2000, TrustCo filed a Form 425 with the SEC for the purpose of disclosing that it had published a newspaper notice to shareholders of Hudson and Cohoes, briefly describing that the boards of both Hudson and Cohoes had rejected the TrustCo offer, and emphasizing that a Hudson/Cohoes merger may not be in the best interest of the Hudson and Cohoes shareholders.

         On July 10, 2000, TrustCo sent a letter to Mr. MacAffer, requesting a meeting to discuss the proposed TrustCo-Cohoes combination. On July 21, 2000, Cohoes rejected TrustCo's request for such a meeting.

         On July 11, 2000, TrustCo filed proxy materials with the SEC for the purpose of soliciting votes by Cohoes and Hudson stockholders against the proposed Hudson-Cohoes merger.

         On July 14, 2000, TrustCo filed a Form 425 with the SEC for the purpose of disclosing that it had published a newspaper notice to shareholders of Hudson and Cohoes, briefly describing the parameters of the offer and asking for the support of Hudson and Cohoes shareholders.

         On July 21, 2000, TrustCo filed a Form 425 with the SEC for the purpose of disclosing that it had published a newspaper notice to shareholders of Hudson and Cohoes, comparing the dividend yield and other financial performance data of Hudson, Cohoes and TrustCo.

         On July 31, 2000, TrustCo began to solicit proxies from the shareholders of both Cohoes and Hudson in opposition to the proxies solicited by the management for the August 17, 2000 meetings of the shareholders of Cohoes and Hudson to consider and vote upon the proposed merger of Hudson and Cohoes (the "Hudson-Cohoes Merger")

         On August 18, 2000, Cohoes announced that its shareholders did not approve the Hudson-Cohoes Merger.

         On August 30, 2000, TrustCo sent a letter to Mr. MacAffer and Mr. Harry
L. Robinson, the President and Chief Executive Officer of Cohoes, that outlined the terms of a potential transaction between TrustCo and Cohoes in advance of a September 6, 2000 meeting with Cohoes. TrustCo's proposal contemplated an acquisition of Cohoes by TrustCo at a price of $18.00 per share of Cohoes Common Stock. At the September 6, 2000 meeting, however, TrustCo declined to proceed with discussions with Cohoes' representatives in light of the absence from the meeting of Mr. MacAffer, whose presence TrustCo had requested.

         On September 7, 2000, TrustCo sent a letter to Mr. MacAffer outlining in more detail the terms of a transaction between TrustCo and Cohoes (including the $18.00 per share acquisition price) and requesting a response from Cohoes by September 18, 2000.

         On September 15, 2000, Cohoes requested a meeting with TrustCo, which was held on September 20, 2000. During this meeting, Cohoes' representatives did not indicate whether they had any plans to pursue TrustCo's proposals for a combination with Cohoes or any other similar transactions. Furthermore, Cohoes' representatives did not provide TrustCo with any timetable for deciding if or when they will consider the TrustCo proposals or any other proposals. Based upon these facts, TrustCo determined that further attempts to achieve a negotiated transaction with Cohoes were unlikely to be successful.


         On October 10, 2000, Cohoes forwarded to TrustCo a confidentiality agreement and requested that TrustCo abandon its offer to acquire Cohoes, execute the confidentiality agreement and "participate in the process" of Cohoes' exploration of strategic alternatives. The confidentiality agreement would have required TrustCo to abandon both this offer and its pending solicitation of proxies for Cohoes November 30, 2000 annual meeting and refrain from further efforts to acquire Cohoes for a period of 18 months. TrustCo has not executed Cohoes' proposed confidentiality agreement.

PROXY SOLICITATION

         TrustCo has nominated M. Norman Brickman, Thomas P. Collins, Thomas
O. Maggs and Peter A. Pastore as candidates for election to Cohoes' board of directors at Cohoes' 2000 annual meeting of shareholders, which is scheduled for November 30, 2000, and TrustCo has begun to solicit proxies for use at Cohoes' annual meeting for the purpose of electing Messrs. Brickman, Collins, Maggs and Pastore. TrustCo is not, with this prospectus, soliciting proxies from Cohoes stockholders. Such a solicitation of proxies is being made pursuant to proxy solicitation materials that TrustCo is mailing separately.


PURPOSE OF THE EXCHANGE OFFER; THE TRUSTCO-COHOES MERGER


         The purpose of our offer (the "Exchange Offer") is to acquire control of, and ultimately the entire equity interest in, Cohoes and to consolidate the operations of Cohoes and TrustCo to achieve operational efficiencies and cost savings. TrustCo will not complete the Exchange Offer if it cannot effect the TrustCo-Cohoes Merger and the merger of Trustco Bank, N.A. ("Trustco
Bank") with Cohoes Savings Bank (the "Trustco Bank-Cohoes Savings Bank Merger") and, consequently, the Exchange Offer is conditioned upon the removal of various impediments to consummation of the TrustCo-Cohoes Merger, the execution of definitive merger agreements and receipt of required board, shareholder and regulatory approvals. As soon as practicable after consummation of the Exchange Offer, TrustCo intends to cause to occur simultaneously: (i) the merger of Cohoes with a subsidiary of TrustCo pursuant to which each outstanding share of Cohoes common stock ("Cohoes Common Stock") (except for treasury shares and shares held by TrustCo or any subsidiary of TrustCo other than in a fiduciary capacity) would be converted into the right to receive shares of TrustCo common stock ("TrustCo Common Stock") with an aggregate value equal to $7.20 and $10.80 in cash; and (ii) the Trustco Bank-Cohoes Savings Bank Merger.


BENEFITS OF THE TRANSACTION

         TrustCo believes that the merger of Trustco Bank and Cohoes
Savings Bank will provide increased opportunities for growth and diversification in and service to the market served by each organization and added flexibility in responding to various factors currently influencing the banking and financial services industries, including rapid technological and regulatory changes, increased competition and the geographic expansion of markets. The TrustCo-Cohoes Merger will allow TrustCo to extend its natural marketplace in New York and is expected to result in greater economies of scale through coordination of intra-market operations and a stronger financial position through an increased asset base. Although estimates of specific cost savings resulting from the consolidation are inherently subjective, TrustCo presently believes that, if the TrustCo-Cohoes Merger and the integration of Trustco Bank with Cohoes Savings Bank are consummated, TrustCo would be able to achieve pre-tax cost savings of approximately $5,000,000 in the first year, and an additional $4,000,000 in the second year following the TrustCo-Cohoes Merger. See "SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION."


OFFER TO ACQUIRE HUDSON

         On June 8, 2000, TrustCo sent a letter to Mr. Earl Schram, Jr., the Chairman of the Board of Hudson, proposing a merger of TrustCo and Hudson. Pursuant to the proposal, TrustCo would acquire Hudson in a merger (the "TrustCo-Hudson Merger") in which each share of Hudson's common stock would be exchanged for shares of TrustCo Common Stock valued at $14.00. On June 23, 2000, Hudson informed TrustCo that Hudson's board of directors had unanimously rejected the proposed TrustCo-Hudson Merger.

         On June 26, 2000, TrustCo publicly announced its intention to commence a tender offer to exchange shares of TrustCo Common Stock valued at $14.00 for each share of Hudson's common stock.

Also on June 26, 2000, Hudson publicly announced that it remained fully committed to the proposed merger with Cohoes.

         TrustCo solicited Hudson stockholders to vote against the Hudson-Cohoes Merger. Although Hudson's stockholders approved the Hudson-Cohoes Merger at Hudson's annual meeting of stockholders on August 17, 2000, Cohoes' stockholders, at a special meeting on the same date, failed to approve the merger.

         TrustCo expects to commence its exchange offer for Hudson on November 1, 2000 by mailing a prospectus and the related letter of transmittal to Hudson stockholders. In the exchange offer, TrustCo would exchange a combination of shares of TrustCo Common Stock and cash totaling $17.00 for each outstanding share of Hudson common stock validly tendered and not withdrawn. The stock component of the Hudson exchange consideration will be comprised of TrustCo Common Stock with an aggregate value equal to $6.80, and the cash component will be $10.20 net. If TrustCo's exchange offer is successful, TrustCo intends to follow the exchange offer with the TrustCo-Hudson Merger. TrustCo will file applications with the federal and state bank regulatory agencies to obtain the regulatory approvals necessary to complete that exchange offer, the TrustCo-Hudson Merger and the merger of Trustco Bank with Hudson's subsidiary, Hudson River Bank & Trust Company. Promptly after the SEC declares that registration statement effective, TrustCo intends to file with the SEC proxy materials to be used for soliciting the approval by TrustCo's stockholders of the issuance of TrustCo Common Stock in the Hudson exchange offer and the TrustCo-Hudson Merger, if such an approval is required.

         The consummation of the Hudson exchange offer on the part of TrustCo is subject to the same or similar conditions (or the waiver thereof) as this Exchange Offer. However, neither the consummation of the Hudson exchange offer nor the TrustCo-Hudson Merger is a condition precedent to this Exchange Offer.

MAXIMUM EXPECTED POST-MERGER DIVIDEND.

         During the year ended December 31, 1999, TrustCo paid out approximately 79% of its net income in the form of cash dividends. Assuming that TrustCo realizes $4.0 million in cost savings from combining with Cohoes in the first year after that combination and an additional $5.0 million in cost savings in the second year and also that TrustCo continues to pay the same percentage of income in the form of cash dividends, TrustCo anticipates that the dividend rate for the year ended December 31, 1999 would have been $0.57 per share in the first year following completion of its acquisition of Cohoes and $0.60 per share, which is the same as TrustCo's annualized dividend rate of $0.60 per share for 2000, in the second year. It is not anticipated that the Exchange Offer will adversely affect TrustCo's ability to pay dividends. (The foregoing dividend rates do not reflect the potential impact of TrustCo's proposed acquisition of Hudson.)


                               THE EXCHANGE OFFER

         The following description contains, among other information, a summary of the Exchange Offer and the related letter of transmittal (the "Letter of Transmittal") and is qualified in its entirety by reference to the full text of the Letter of Transmittal which is incorporated herein by reference and attached hereto as Appendix A to this Prospectus. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE LETTER OF TRANSMITTAL.

GENERAL

         TrustCo hereby offers, upon the terms and subject to the conditions of the Exchange Offer described in this Prospectus and the related Letter of Transmittal, to exchange a combination of shares of TrustCo Common Stock and cash totaling $18.00 (the "Exchange Consideration") for each outstanding share of Cohoes Common Stock validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn. The stock component of the Exchange Consideration will be comprised of TrustCo Common Stock with an aggregate value equal to $7.20, and the cash component will be $10.80 net. A tendering Cohoes shareholder may, by properly completing the Letter of Transmittal, elect to receive the Exchange Consideration for his or her Cohoes Common Stock.

         The number of shares of TrustCo Common Stock constituting a part of the Exchange Consideration for purposes of the Exchange Offer will be calculated with reference to the average closing price of the TrustCo Common Stock on the Nasdaq for the 20-day period ending 5 days prior to the closing date under the Exchange Offer. Since the value of the TrustCo Common Stock component of the Exchange Consideration is fixed at $7.20 per share of Cohoes Common Stock exchanged, the number of shares of TrustCo Common Stock that a tendering Cohoes shareholder will receive under the Exchange Offer will fluctuate as the market price of the TrustCo Common Stock fluctuates. Based on the $11.00 closing sales price of a share of TrustCo Common Stock as reported on Nasdaq on October 27, 2000, tendering holders of Cohoes Common Stock would receive 0.655 shares of TrustCo Common Stock as the Exchange Consideration. TRUSTCO RESERVES THE RIGHT TO AMEND THE EXCHANGE OFFER, INCLUDING THE COMPOSITION OR AMOUNT OF THE EXCHANGE CONSIDERATION, FOR ANY REASON. IF TRUSTCO SO AMENDS THE EXCHANGE OFFER, IT WILL EXTEND THE EXCHANGE OFFER FOR A PERIOD OF TEN BUSINESS DAYS IF THE EXCHANGE OFFER IS SCHEDULED TO EXPIRE PRIOR THERETO.

         The term "Expiration Date" means 12:00 midnight, New York City time, on December 15, 2000, unless and until TrustCo extends the period of time for which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Exchange Offer, as so extended by TrustCo, expires. TrustCo presently anticipates electing to extend the Exchange Offer from time to time until such time as all of the conditions to the Exchange Offer have been satisfied or waived; however, TrustCo will not be obligated to do so. See "THE EXCHANGE OFFER--Certain Legal Matters" and "-- Certain Conditions of the Exchange Offer."

         Tendering shareholders will not be obligated to pay any charges or expenses of ChaseMellon Shareholder Services, the exchange agent for this Exchange Offer (the "Exchange Agent"), or any brokerage commissions. Except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the exchange of Cohoes Common Stock pursuant to the Exchange Offer will be paid by or on behalf of TrustCo.

         TrustCo's obligation to exchange shares of TrustCo Common Stock and cash for Cohoes Common Stock pursuant to the Exchange Offer is subject to a number of conditions referred to below under "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer," including a minimum tender condition, a regulatory approval condition and the other conditions described below.

         If by 12:00 midnight, New York City time, on December 15, 2000, or any later time to which the Expiration Date and this Exchange Offer have been extended, all of the above conditions have not been satisfied or waived, TrustCo may elect either to: (i) extend the Expiration Date and this Exchange Offer and retain all shares of Cohoes Common Stock theretofore tendered until the expiration of the Expiration Date and this Exchange Offer, as extended, subject to the right of a tendering shareholder to withdraw his or her Cohoes Common Stock; (ii) waive the remaining conditions (other than the regulatory approval condition, the TrustCo stockholder approval condition (if such approval is required) and the effectiveness of the Registration Statement of which this Prospectus is a part), extend the Exchange Offer for a period of ten business days if the Exchange Offer is scheduled to expire prior thereto and thereafter exchange all tendered shares of Cohoes Common Stock; or (iii) terminate the Exchange Offer and exchange none of the Cohoes Common Stock and return all tendered shares of Cohoes Common Stock. TrustCo will not accept for exchange any shares of Cohoes Common Stock pursuant to the Exchange Offer until such time as the Regulatory Approval Condition and the TrustCo Stockholder Approval Condition have been satisfied and the Registration Statement has become effective. See "THE EXCHANGE OFFER -- Certain Legal Matters" and "--Certain Conditions of the Exchange Offer--REGULATORY APPROVAL CONDITION", "--TRUSTCO
STOCKHOLDER APPROVAL CONDITION" and "--EFFECTIVE REGISTRATION STATEMENT."

         A request is being made to Cohoes for use of Cohoes' shareholder list and security position listing for the purpose of disseminating the Exchange Offer to holders of Cohoes Common Stock. The Prospectus and the related Letter of Transmittal will be mailed to record holders of Cohoes Common Stock and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Cohoes Common Stock.

EXTENSION, TERMINATION AND AMENDMENT

         TrustCo expressly reserves the right, in its sole discretion, at any time on or prior to the Expiration Date, to extend the period of time during which the Exchange Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent. There can be no assurance that TrustCo will exercise its right to extend the Expiration Date and this Exchange Offer, although it is presently anticipated that the Expiration Date and this Exchange Offer will be extended in order to permit the conditions to be satisfied. If TrustCo amends the Exchange Offer, it will extend the Expiration Date and this Exchange Offer for a period of ten business days if the Exchange Offer is scheduled to expire prior thereto. During any such extension, all shares of Cohoes Common Stock previously tendered and not withdrawn will remain subject to the Exchange Offer, subject to the right of a tendering shareholder to withdraw his or her Cohoes Common Stock. See "THE EXCHANGE OFFER -- Withdrawal Rights." TrustCo also reserves the right to delay acceptance for exchange of, or exchange of, any Cohoes Common Stock pursuant to the Exchange Offer, regardless of whether such shares of Cohoes Common Stock were theretofore accepted for exchange, and to amend or terminate the Exchange Offer and not accept for exchange or exchange any Cohoes Common Stock not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Exchange Offer to be satisfied or waived on or before the Expiration Date. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which TrustCo may choose to make such public announcement, TrustCo will not, unless otherwise required by rules of the SEC, have any obligation to make any such public announcement other than by making a release to the Dow Jones News Service. If, prior to the Expiration Date, TrustCo increases the consideration offered to holders of Cohoes Common Stock, such increase will be applicable to all holders whose shares of Cohoes Common Stock are accepted for exchange pursuant to the Exchange Offer and, if at the time notice of such increase is first published, sent or given to holders of Cohoes Common Stock, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such period of ten business days. For purposes of the Exchange Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

EXCHANGE OF SHARES; EXCHANGE CONSIDERATION

         Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange and the exchange of the outstanding shares of Cohoes Common Stock validly tendered and not withdrawn will be made as soon as practicable after the Expiration Date. Subject to applicable rules of the SEC, TrustCo expressly reserves the right to delay acceptance for exchange or the exchange of Cohoes Common Stock in order to comply with any applicable law.

         For purposes of the Exchange Offer, TrustCo will be deemed to have accepted for exchange and thereby acquired tendered Cohoes Common Stock as, if and when TrustCo gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such shares of Cohoes Common Stock. Delivery of the Exchange Consideration in exchange for the Cohoes Common Stock pursuant to the Exchange Offer will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering shareholders for the purpose of receiving the Exchange Consideration from TrustCo and transmitting such Exchange Consideration to tendering shareholders. Under no circumstances will interest be paid by TrustCo by reason of any delay in making such exchange.

         If any tendered shares of Cohoes Common Stock are not acceptable for exchange pursuant to the terms and conditions of the Exchange Offer for any reason, or if certificates are submitted for more shares of Cohoes Common Stock than are tendered, certificates for such un-exchanged Cohoes Common Stock will be returned to the tendering Cohoes shareholder by the Exchange Agent as soon as practicable following consummation or termination of the Exchange Offer.

ADDITIONAL CASH IN LIEU OF FRACTIONAL SHARES OF TRUSTCO COMMON STOCK

         No certificates representing fractional shares of TrustCo Common Stock will be issued by TrustCo pursuant to the Exchange Offer. In lieu thereof, each tendering shareholder who would otherwise be entitled to a fractional share of TrustCo Common Stock will receive additional cash in an amount equal to the average closing price of one share of TrustCo Common Stock on Nasdaq over the 20-day period ending 5 days before the closing of the Exchange Offer multiplied by the fractional share of TrustCo Common Stock that such tendering shareholder was otherwise entitled to receive.

WITHDRAWAL RIGHTS

         Shares of Cohoes Common Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date and also after December 29, 2000 and prior to the expiration of the Exchange Offer and the acceptance of Cohoes Common Stock for exchange pursuant to the Exchange Offer.

         For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus and must specify the name of the person having tendered the shares of Cohoes Common Stock to be withdrawn, the number of shares of Cohoes Common Stock to be withdrawn and the name of the registered holder, if different from that of the person who tendered such shares of Cohoes Common Stock.

         The signature(s) on the notice of withdrawal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (the "NASD") or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions") unless such shares of Cohoes Common Stock have been tendered for the account of any Eligible Institution. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of Cohoes Common Stock withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by TrustCo in its sole discretion, whose determination will be final and binding. Neither TrustCo, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares of Cohoes Common Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn shares of Cohoes Common Stock may be re-tendered by following one of the procedures described under "THE EXCHANGE OFFER -- Procedure for Tendering Shares" at any time prior to the Expiration Date.

PROCEDURE FOR TENDERING SHARES

         To tender shares of Cohoes Common Stock pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with the certificates representing the tendered Cohoes Common Stock and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Prospectus. THE METHOD OF DELIVERY OF ALL REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

         Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution in cases where shares of Cohoes Common Stock are tendered by a registered holder of Cohoes Common Stock who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for un-exchanged shares of Cohoes Common Stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

         By executing a Letter of Transmittal as set forth above, the tendering shareholder irrevocably appoints designees of TrustCo as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the shares of Cohoes Common Stock tendered by such shareholder and accepted for exchange by TrustCo and with respect to any and all other shares of Cohoes Common Stock and other securities issued or issuable in respect of the Cohoes Common Stock on or after the Expiration Date, 2000. Such appointment will be effective when, and only to the extent that, TrustCo exchanges the Exchange Consideration for Cohoes Common Stock tendered by such shareholder. To such extent, all prior proxies appointed by such shareholder will be revoked. Such designees will be empowered, among other things, to vote such shares of Cohoes Common Stock as they in their sole discretion deem proper at any annual, special or adjourned meeting of Cohoes' shareholders or otherwise. TrustCo reserves the right to require that, in order for shares of Cohoes Common Stock to be deemed validly tendered, immediately upon TrustCo's exchange of such Cohoes Common Stock TrustCo must be able to exercise full voting rights with respect to such shares of Cohoes Common Stock.

         If a shareholder desires to tender shares of Cohoes Common Stock pursuant to the Exchange Offer and such shareholder's certificates are not immediately available or time will not permit his Letter of Transmittal, stock certificates and any other required documents to reach the Exchange Agent prior to the Expiration Date, his tender may nevertheless be effected if all the following conditions are met: (i) such tender is made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by TrustCo herewith is received by the Exchange Agent as provided below on or prior to the Expiration Date; and
(iii) the certificates for all tendered shares of Cohoes Common Stock, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five business days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand to the Exchange Agent or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a signature guaranteed by an Eligible Institution in the form set forth in such Notice.

         In any event, the exchange of Exchange Consideration for Cohoes Common Stock tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates therefor properly completed, duly executed Letter(s) of Transmittal and any other required documents.

         To avoid backup federal income tax withholding with respect to the Exchange Consideration received by a shareholder pursuant to the Exchange Offer, the shareholder must provide the Exchange Agent with his correct taxpayer identification number or certify that he or she is not subject to backup Federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Cohoes Common Stock will be determined by TrustCo in its sole discretion, whose determination will be final and binding. TrustCo reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of TrustCo's counsel, be unlawful. TrustCo also reserves the absolute right to waive on or prior to the Expiration Date any of the conditions of the Exchange Offer which it is legally permitted to waive (other than the Regulatory Approval Condition, the TrustCo Stockholder Approval Condition and the effectiveness of the Registration Statement) or any defect or irregularity in the tender of any shares of Cohoes Common Stock. No tender of Cohoes Common Stock will be deemed to have been validly made until all defects and irregularities have been cured or waived. TrustCo's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and instructions thereto) will be final and binding. Neither TrustCo, the Exchange Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Cohoes Common Stock or will incur any liability for failure to give any such notification.

         A tender of Cohoes Common Stock pursuant to the procedures described above will constitute a binding agreement between the tendering shareholder and TrustCo upon the terms and subject to the conditions of the Exchange Offer.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         In the opinion of Lewis, Rice & Fingersh, L.C., counsel to TrustCo, exchanges of Cohoes Common Stock for TrustCo Common Stock pursuant to the Exchange Offer and the TrustCo-Cohoes Merger should be treated for federal income tax purposes as a reorganization within the meaning of ss.368 of the Code. In such event, no gain or loss will be recognized by holders of shares of Cohoes Common Stock, except as described below under "Tax Consequences to Cohoes Shareholders if the Exchange Offer and the TrustCo-Cohoes Merger Qualify as a Reorganization." This opinion is based on the view of Lewis, Rice & Fingersh, L.C. that the Exchange Offer and the TrustCo-Cohoes Merger should be treated as a single transaction and on certain assumptions and representations, including that: (i) each Cohoes shareholder holds his or her shares of Cohoes Common Stock and will hold the TrustCo Common Stock to be received as a capital asset within the meaning of ss.1221 of the Code; (ii) the continuity of shareholdeR interest requirement applicable to corporate reorganizations (which requires the receipt of an equity interest in TrustCo by holders owning a significant percentage of the shares of Cohoes Common Stock prior to the consummation of the Exchange Offer) will be satisfied; (iii) TrustCo will continue Cohoes' historic business or will use a significant portion of Cohoes' historic business assets in a business; (iv) the Exchange Offer and the TrustCo-Cohoes Merger will be consummated as contemplated by this Prospectus; and (vi) there are valid business reasons for undertaking the Exchange Offer and the TrustCo-Cohoes Merger.

         In rendering their opinion, Lewis, Rice & Fingersh, L.C. have further assumed that: (i) upon consummation of the Exchange Offer, there will be no significant contingencies preventing the prompt consummation of the TrustCo-Cohoes Merger; (ii) upon consummation of the Exchange Offer, TrustCo will not have waived any of the conditions relating to its obligation to consummate the Exchange Offer in a manner that could prevent a prompt consummation of the TrustCo-Cohoes Merger; and (iii) the TrustCo-Cohoes Merger will in fact be consummated promptly after the consummation of the Exchange Offer. A significant delay in the consummation of the TrustCo-Cohoes Merger would substantially increase the risk that the Exchange Offer will not qualify as part of a reorganization within the meaning of ss.368(a)(1)(A) of the Code. The consequences of a failure to so qualify arE discussed below under "Tax

Consequences if the Exchange Offer and the TrustCo-Cohoes Merger Do Not Qualify as a Reorganization."


         In deciding whether two steps are part of a single transaction qualifying as a reorganization, courts have applied three tests: (i) the binding commitment test, which requires a binding commitment at the time of the first step to complete the second step; (ii) the interdependence test which requires that two steps be so interdependent that the first step would have been fruitless without the second; and (iii) the end result test which requires that the steps be pre-arranged parts of a single transaction. Because there is a lack of uniformity in applying these tests, it is difficult to predict with certainty whether the Internal Revenue Service (the "IRS") or a court would amalgamate two steps into a single transaction for federal income tax purposes. Furthermore, there is no authority directly on point addressing the transactions described herein and the relevant authorities upon which this opinion is based are subject to various interpretations. A decision by the IRS or a court to not treat the Exchange Offer and the TrustCo-Cohoes Merger as part of a single transaction would substantially increase the risk that the Exchange Offer will not qualify as part of a reorganization within the meaning of ss.368(a)(1)(A) of the Code. See "Tax Consequences if the Exchange Offer and the TrustCo-Cohoes Merger Do Not Qualify as a Reorganization." However, based on all the facts and circumstances described herein, in the view of Lewis, Rice & Fingersh, L.C., the Exchange Offer and the TrustCo-Cohoes Merger should be treated as part of a single transaction.



         In order for the Exchange Offer and the TrustCo-Cohoes Merger to qualify as a reorganization within the meaning of ss.368(a)(1)(A) of the Code, the so-called continuity of shareholder interest requirement must be satisfied. As applied to the transaction described herein, the continuity of shareholder interest requirement requires the Cohoes Shareholders to exchange a "substantial part" of the value of their shares of Cohoes Common Stock for TrustCo Common Stock. The IRS will not issue private letter rulings for reorganizations under ss.368(a)(1)(A) of the Code. The IRS's position has historically been not to issue such a ruling unlesS shareholders of the target entity (in this instance, Cohoes Shareholders) exchanged at least 50 percent by value of the total outstanding shares of Cohoes Common Stock for TrustCo Common Stock in the reorganization, such value being determined as of the effective date of the reorganization. Because the Cohoes Shareholders are only exchanging 40 percent by value of the total outstanding shares of Cohoes Common Stock, the IRS would not issue a letter ruling on whether the transaction described herein qualifies as a reorganization. However, this failure to satisfy a requirement for the issuance of a private letter ruling is not determinative of whether the Exchange Offer and TrustCo-Cohoes Merger will qualify as a reorganization within the meaning of ss.368(a)(1)(A) of the Code. A federal court decision has previously determined a transaction to be a valid reorganization in which 38 percent of the value of the acquired corporation's stock was exchanged.


         The following discussion summarizes the material federal income tax consequences of the Exchange Offer to the shareholders of Cohoes. This summary does not address all aspects of federal taxation that may be relevant to particular Cohoes shareholders, nor does this summary address the effect of any applicable foreign, state, local or other tax laws. This discussion may not apply to certain classes of taxpayers, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired shares of Cohoes Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of Cohoes Common Stock as part of a straddle or conversion transaction.

         This discussion is based upon the opinion of Lewis, Rice & Fingersh, L.C. and the existing provisions of the Code, currently applicable regulations promulgated under the Code, current published administrative positions of the IRS such as revenue rulings and revenue procedures, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. Any change in such authorities may adversely affect the discussion herein.

         The opinion of Lewis, Rice & Fingersh, L.C. is based, among other things, on the assumptions listed above, which assumptions have been made with the consent of TrustCo, and the written representations of TrustCo. TrustCo will not request a ruling from the IRS with respect to the federal income tax consequences of the Exchange Offer and the TrustCo-Cohoes Merger. An opinion of counsel is not binding on the IRS, and the IRS is not precluded from taking contrary positions.

         COHOES SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OFFER.

         TAX CONSEQUENCES TO COHOES SHAREHOLDERS IF THE EXCHANGE OFFER AND THE TRUSTCO-COHOES MERGER QUALIFY AS A REORGANIZATION

         In order for the Exchange Offer and the TrustCo-Cohoes Merger to qualify as a reorganization under the Code, it is necessary that Exchange Offer and the TrustCo-Cohoes Merger be viewed as a single transaction.


         TrustCo has represented that it will not complete the Exchange Offer unless it can also effect the TrustCo-Cohoes Merger and, consequently, has conditioned its obligation to accept shares of Cohoes Common Stock under the Exchange Offer by requiring the elimination of various impediments to consummation of the TrustCo-Cohoes Merger. See "THE EXCHANGE OFFER--Certain Conditions of the Exchange Offer--Removal of Impediments Condition." Thus, TrustCo views the Exchange Offer and the TrustCo-Cohoes Merger as interdependent parts of a single transaction. For federal income tax purposes, the IRS should treat the Exchange Offer and the TrustCo-Cohoes Merger as interrelated steps which do not have economic significance independent of each other. Accordingly, it is anticipated that the Exchange Offer and the TrustCo-Cohoes Merger together should qualify as a reorganization for federal income tax purposes and a Cohoes shareholder who receives the Exchange Consideration generally will realize gain equal to the excess, if any, of: (1) the fair market value of the TrustCo Common Stock and the amount of cash received over (2) such shareholder's adjusted tax basis in the Cohoes Common Stock exchanged therefor, but will recognize gain (but not loss) only up to the extent of cash received (excluding cash received in lieu of fractional shares, which will be taxed as described below).


         Such recognized gain will constitute capital gain, unless as discussed below, the receipt of the cash has the effect of a distribution of a dividend for federal income tax purposes, in which case such recognized gain will be treated as ordinary dividend income to the extent of such shareholder's ratable share of TrustCo's accumulated earnings and profits. Any capital gain recognized will constitute long-term capital gain if the Cohoes shareholder's holding period for the Cohoes Common Stock exchanged is greater than one year as of the date of the exchange.

         The aggregate tax basis of the TrustCo Common Stock received by a Cohoes shareholder, including for this purpose any fractional share of TrustCo Common Stock for which cash is received, in exchange for Cohoes Common Stock pursuant to the Exchange Offer and the TrustCo-Cohoes Merger generally will equal that shareholder's aggregate tax basis of his Cohoes Common Stock surrendered in exchange therefor, decreased by the amount of the cash portion of the Exchange Consideration received (excluding any cash received in lieu of fractional shares) and increased by the amount of gain recognized. The holding period of such shares of TrustCo Common Stock will include the holding period of the Cohoes Common Stock surrendered in exchange therefor, provided that the such shares of Cohoes Common Stock are held as capital assets at the time of the Exchange Offer and TrustCo-Cohoes Merger.

         In general, the determination of whether the gain recognized by a Cohoes shareholder will be treated as capital gain or a dividend distribution will depend upon whether and to what extent the exchange reduced the Cohoes shareholder's deemed percentage stock ownership interest in TrustCo. For purposes of this determination, a Cohoes shareholder will be treated as if such shareholder first exchanged all of such shareholder's Cohoes Common Stock solely for TrustCo Common Stock and TrustCo immediately thereafter redeemed a portion of such TrustCo Common Stock in exchange for the cash portion of the Exchange Consideration that the Cohoes shareholder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if, with respect to the Cohoes shareholder, the deemed redemption is (i) "substantially disproportionate" or (ii) "not essentially equivalent to a dividend."

         In general, the determination of whether the deemed redemption will be "substantially disproportionate" requires a comparison of (i) the percentage of the outstanding voting stock of TrustCo that such Cohoes shareholder is deemed actually and constructively to have owned immediately before the deemed redemption by TrustCo and (ii) the percentage of the outstanding voting stock of TrustCo actually and constructively owned by such shareholder immediately after the deemed redemption by TrustCo. Generally, the deemed redemption will be substantially disproportionate with respect to a Cohoes shareholder if the percentage described in (ii) above is less than 80 percent of the percentage described in (i) above. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Cohoes shareholder will depend on the shareholder's particular circumstances. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in such Cohoes shareholder's deemed percentage stock ownership of TrustCo Common Stock. The IRS has ruled that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and that exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if such shareholder has some reduction in such shareholder's percentage stock ownership.

         In applying the foregoing tests, a shareholder may be deemed to own stock that is owned by other persons, such as a family member, a trust, or other entities, in addition to stock actually owned. Because the constructive ownership rules are complex, each Cohoes shareholder should consult its own tax advisor as to the applicability of these rules.

         Cash received in lieu of a fractional shares of TrustCo Common Stock will be treated as received in redemption of such fractional share interest, and a Cohoes shareholder will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the TrustCo Common Stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the Cohoes shareholder's holding period in the Cohoes Common Stock exchanged was greater than one year as of the date of the exchange.

         TAX CONSEQUENCES TO COHOES SHAREHOLDERS IF THE EXCHANGE OFFER AND THE TRUSTCO-COHOES MERGER DO NOT QUALIFY AS A REORGANIZATION

         If the TrustCo-Cohoes Merger is not consummated or is consummated in a way that causes the Exchange Offer and the TrustCo-Cohoes Merger not to be a "reorganization," or if the TrustCo-Cohoes Merger is consummated but the Exchange Offer is treated for federal income tax purposes as a separate transaction, or if the Exchange Offer and the TrustCo-Cohoes Merger together are determined not to qualify as a reorganization as described above, exchanges pursuant to the Exchange Offer will be taxable transactions for federal income tax purposes. In that event, each exchanging shareholder of Cohoes Common Stock will recognize gain or loss for federal income tax purposes measured by the difference between such shareholder's basis in the Cohoes Common Stock exchanged and the amount of cash plus the fair market value of the TrustCo Common Stock received by such shareholder in the Exchange Offer. Such gain or loss will be capital gain or loss if the shares of Cohoes Common Stock were held as a capital asset and will be long-term gain or loss if such Cohoes Common Stock had been held for more than one year at the time of the exchange.

         Exchanges pursuant to the TrustCo-Cohoes Merger may likewise be taxable transactions if the Exchange Offer is treated as a separate taxable transaction. However, even if the Exchange Offer were a taxable transaction, the TrustCo-Cohoes Merger itself might be considered a reorganization. In that event, a shareholder of Cohoes Common Stock receiving TrustCo Common Stock and cash would be subject to the federal income tax rules concerning reorganizations discussed above with respect to the TrustCo Common Stock and cash received in the TrustCo-Cohoes Merger (but not with respect to any TrustCo Common Stock and cash received by such shareholder in the Exchange Offer).

         If the TrustCo-Cohoes Merger does not qualify as a reorganization for tax purposes, the TrustCo-Cohoes Merger could be treated as a taxable acquisition of Cohoes' assets by TrustCo. TrustCo could be treated as the transferee of Cohoes in connection with such sale and could be liable for federal income tax on Cohoes if the fair market value of such assets exceeds the adjusted bases therein. As of the date of this Prospectus, TrustCo cannot determine the amount of any such gain.


EFFECT OF EXCHANGE OFFER ON MARKET FOR SHARES

         As of September 1, 2000, according to Cohoes' Annual Report on Form 10-K for the year ended June 30, 2000, there were 7,912,705 shares of Cohoes Common Stock outstanding.

         The exchange of Cohoes Common Stock pursuant to the Exchange Offer will reduce the number of shares of Cohoes Common Stock that might otherwise trade publicly and the number of holders of Cohoes Common Stock and, pending consummation of the TrustCo-Cohoes Merger, could adversely affect the liquidity and market value of the remaining Cohoes Common Stock held by the public.

         Cohoes Common Stock is quoted in the over-the-counter market on Nasdaq. If the Exchange Offer is consummated, the extent of the public market for the remaining shares of Cohoes Common Stock, and the availability of price quotations, will depend upon the number of holders, the aggregate market value of the Cohoes Common Stock remaining, the interest of securities firms in maintaining a market in the Cohoes Common Stock and other factors.

RESALE OF TRUSTCO COMMON STOCK

         The TrustCo Common Stock to be issued pursuant to the Exchange Offer will be freely transferable under the 1933 Act except for shares issued to any Cohoes shareholder who may be deemed to be an "affiliate" of Cohoes for purposes of Rule 145 under the 1933 Act. Under Rule 145, such "affiliates" may not sell their TrustCo Common Stock acquired in connection with the Exchange Offer except pursuant to an effective registration statement under the 1933 Act covering such shares or in compliance with Rule 145 promulgated under the 1933 Act or another applicable exemption from the registration requirements of the 1933 Act. This Prospectus does not cover resales of shares of TrustCo Common Stock received by any person who may be deemed to be an "affiliate" of Cohoes. Persons who may be deemed to be "affiliates" of Cohoes generally include individuals who, or entities that, control, are controlled by or are under common control with Cohoes, and may include certain officers and directors of Cohoes as well as principal shareholders of Cohoes.

CERTAIN LEGAL MATTERS

         GENERAL

         Except as set forth below, based upon an examination of publicly available information filed by Cohoes with the SEC and other publicly available information with respect to Cohoes, TrustCo is not aware of any license or regulatory permit which appears to be material to the business of Cohoes and which is likely to be adversely affected by TrustCo's acquisition of Cohoes Common Stock pursuant to the Exchange Offer or, except as disclosed below, of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to the acquisition of Cohoes Common Stock pursuant to the Exchange Offer. TrustCo presently intends to take such actions with respect to any approvals as will enable it to acquire the Cohoes Common Stock as expeditiously as possible. In this regard, TrustCo expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of the Exchange Offer and the TrustCo-Cohoes Merger.

         There can be no assurance that any license, permit, approval or other action, if needed, would be obtained and, if obtained, there can be no assurance as to the date of any such license, permit or approval or the absence of any litigation challenging any such license, permit or approval. Similarly, there can be no assurance that adverse consequences might not result to Cohoes or to its business in the event of adverse regulatory action or inaction. TrustCo's obligation under the Exchange Offer to accept for exchange and exchange Cohoes Common Stock is subject to satisfaction of the Regulatory Approval Condition as well as other conditions which could be triggered by an adverse regulatory development. See "THE EXCHANGE OFFER -- General" and "-- Certain Conditions of the Exchange Offer."

         REGULATORY MATTERS

         The acquisition of Cohoes Common Stock pursuant to the Exchange Offer (the "Acquisition") and the consummation of the TrustCo-Cohoes Merger are subject to the prior approval by the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended (the "B.H.C.A."), and the New York State Banking Department (the "NYBD"). The Trustco Bank-Cohoes Savings Bank Merger is subject to the prior approval of the federal Office of the Comptroller of the Currency (the "OCC") pursuant to the Bank Merger Act.

         In determining whether to approve the Acquisition and the TrustCo-Cohoes Merger, the Federal Reserve Board, the OCC and the NYBD will consider, among other things: (i) competitive factors; (ii) the financial and managerial resources and future prospects of TrustCo and Cohoes; (iii) the convenience and needs of the community served by TrustCo and Cohoes; and (iv) supervisory factors. These factors are discussed herein. It is anticipated that TrustCo's application to the Federal Reserve Board will be filed on or about November 17, 2000 and the applications to the OCC and the NYBD will be filed as soon as possible thereafter.

         The federal bank regulatory agencies are prohibited from approving any transaction under the applicable statutes which: (i) would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or (ii) may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade; unless in each case the agencies find that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

         In reviewing a transaction under the applicable statutes, the federal banking agencies will also consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the communities to be served. As part of, or in addition to, consideration of the above factors, it is anticipated that the agencies will consider the regulatory status of TrustCo and Cohoes and their subsidiaries and the overall capital and safety and soundness standards established by the Federal Deposit Insurance Corporation Improvement Act of 1991 and the regulations promulgated thereunder.

         Under the Community Reinvestment Act of 1977, as amended (the "C.R.A."), the federal bank regulatory agencies must also take into account the record of performance of each of TrustCo and Cohoes and their subsidiaries in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by each company. As of the date of this Prospectus, Trustco Bank and Cohoes Savings Bank have received C.R.A. ratings of satisfactory and outstanding, respectively, in their most recent C.R.A. examinations.

         The B.H.C.A. and the Bank Merger Act, as well as the Federal Reserve Board and OCC regulations, require publication of notice of, and the opportunity for public comment on, the application submitted by TrustCo for approval of the Acquisition and authorize the Federal Reserve Board to hold a public hearing in connection therewith if the Federal Reserve Board determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review by the Federal Reserve Board.

         As noted above, the Acquisition may not be consummated until 30 days after Federal Reserve Board approval, during which time the D.O.J. may challenge the Acquisition on antitrust grounds and seek the divestiture of certain assets and liabilities. With the approval of the Federal Reserve Board and the D.O.J., the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action by the D.O.J. would stay the effectiveness of Federal Reserve Board approval of the Acquisition unless a court specifically orders otherwise. In reviewing the Acquisition, the D.O.J. could analyze the effect of the Acquisition on competition differently than the Federal Reserve Board and, thus, it is possible that the D.O.J. could reach a different conclusion than the Federal Reserve Board regarding the competitive effects of the Acquisition. Failure of the D.O.J. to object to the Acquisition may not prevent the filing of antitrust actions by private persons or state attorneys general.

         In general, the Federal Reserve Board and the D.O.J. will examine the impact of the Acquisition on competition in various product and geographic markets, including competition for deposits and loans, especially loans to small and middle market businesses.

         ANTICIPATED APPROVALS

         While TrustCo expects to receive the approvals from the Federal Reserve Board, OCC and the NYBD and other relevant agencies required to consummate the Acquisition, TrustCo cannot predict when, or give any assurance that, such approvals will be received. It is anticipated that, in any event, the approval process (including the mandatory waiting periods) could take four to six months from the date the applications are filed. Any such approvals may be issued subject to prior compliance with material conditions, which conditions might be unacceptable to TrustCo and would entitle TrustCo to terminate the Exchange Offer. In any event, the receipt of all such regulatory approvals and the expiration of all waiting periods is a non-waivable condition to the Exchange Offer.


CERTAIN CONDITIONS OF THE EXCHANGE OFFER


         TrustCo's obligation to accept Cohoes Common Stock pursuant to the Exchange Offer is subject to a number of conditions, which are described below. TrustCo reserves the absolute right to waive on or before the Expiration Date any of the conditions of the Exchange Offer other than the conditions regarding regulatory approval, the TrustCo stockholder approval (if required) and the effectiveness of the Registration Statement.


         MINIMUM TENDER CONDITION

         The Exchange Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date a number of shares of Cohoes Common Stock which, together with the shares of Cohoes Common Stock beneficially owned by TrustCo and its affiliates for their own respective accounts, would represent at least a majority of the Cohoes Common Stock outstanding on a fully diluted basis (i.e., as though all options or other securities convertible into or exercisable for shares of Cohoes Common Stock had been so converted, exercised or exchanged) on the date shares of Cohoes Common Stock are accepted by TrustCo pursuant to the Exchange Offer (the "Minimum Tender Condition"). According to Cohoes' Annual Report on Form 10-K for the year ended June 30, 2000, there were 7,912,705 shares of Cohoes Common Stock outstanding on September 1, 2000 and, according to Cohoes' proxy statement for its August 17, 2000 special meeting of shareholders ("Cohoes Proxy Statement"), there were 1,334,931 shares of Cohoes Common Stock in the aggregate reserved for issuance pursuant to the Cohoes Stock Option and Incentive Plan and the Cohoes Recognition and Retention Plan as of June 22, 2000. Based on the foregoing, TrustCo believes that the Minimum Tender Condition would have been satisfied on June 22, 2000 if, in addition to the 100,000 shares of Cohoes Common Stock currently owned beneficially by TrustCo and its affiliates for their own respective accounts, at least an aggregate of 3,856,353 shares of Cohoes Common Stock outstanding on September 1, 2000, in addition to shares of Cohoes Common Stock in an amount at least equal to 50.1% of any outstanding options to acquire Cohoes Common Stock had been validly tendered pursuant to the Exchange Offer and not withdrawn. TrustCo reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend the Minimum Tender Condition on or before the Expiration Date and to purchase fewer than such number of shares of Cohoes Common Stock as would satisfy the Minimum Tender Condition pursuant to the Exchange Offer.

         REGULATORY APPROVAL CONDITION


         The Exchange Offer and the TrustCo-Cohoes Merger are subject to the receipt of all regulatory approvals sought by TrustCo in connection with the transactions contemplated by the Exchange Offer, the TrustCo-Cohoes Merger and the Trustco Bank-Cohoes Savings Bank Merger without the imposition of any material condition unacceptable to TrustCo, the expiration of all required waiting periods, and the compliance by TrustCo with any terms or conditions of such approvals (the "Regulatory Approval Condition"). See "THE EXCHANGE OFFER--Certain Legal Matters." While TrustCo expects to receive the requisite governmental approvals, TrustCo cannot predict when, or give any assurance that, such approvals will be received. TrustCo may not waive the Regulatory
Approval Condition.


         REMOVAL OF IMPEDIMENTS CONDITION

         Cohoes' Certificate of Incorporation (the "Cohoes Certificate") provides that certain business combinations with an interested stockholder require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of stock of Cohoes entitled to vote in the election of directors. Generally, an interested stockholder is any person, other than Cohoes or any subsidiary of Cohoes, that is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding voting stock of Cohoes. The business combination provisions relating to interested stockholders also apply to affiliates of interested stockholders. Business combinations subject to the 80% stockholder approval requirement include, among other things, any merger or consolidation of Cohoes or any subsidiary of Cohoes with the interested stockholder or an affiliate of the interested stockholder. A business combination with an interested stockholder may avoid the 80% stockholder approval requirement, needing only an affirmative vote of a majority of the voting power of the outstanding shares of stock of Cohoes entitled to vote in the election of directors, if the business combination has been approved by a majority of the disinterested directors of Cohoes, the fair market value of the consideration received per share by the holders of Cohoes Common Stock equals or exceeds the higher of certain fair price determinations, the interested stockholder and its affiliates refrain from engaging in certain self-dealing transactions with Cohoes prior to consummation of the business combination, and a proxy or information statement describing the proposed business combination and complying with the requirements of the 1934 Act has been mailed to stockholders of Cohoes at least 30 days prior to the consummation of such business combination. Cohoes' Certificate also provides that, with certain exceptions, a beneficial owner of more than 10% of the voting stock of Cohoes is prohibited from voting more than 10% of the stock of Cohoes (the "10% Limit").

         The Delaware General Corporation Law (the "DGCL") contains a statute designed to provide Delaware corporations with protection against certain takeover attempts. The statute, which is codified in Section 203 of the DGCL ("Section 203"), among other things, prohibits Cohoes (a Delaware corporation) from engaging in certain business combinations (including a merger) with a person who is the beneficial owner of 15% or more of Cohoes' outstanding voting stock (an "Interested Stockholder") during the three-year period following the date such person became an Interested Stockholder. This restriction does not apply if: (i) before such person became an Interested Stockholder, the board of directors approved the transaction in which the Interested Stockholder becomes an Interested Stockholder or approved the business combination; or (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of Cohoes outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by
(a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder. Section 203 provides that a Delaware corporation may exempt itself from the requirements of the statute by adopting an amendment to the corporation's certificate of incorporation. Cohoes' Certificate does not exempt Cohoes from the requirements of Section 203. A copy of Section 203 is attached hereto as Appendix B.

         The New York charter of Cohoes Savings Bank, the thrift subsidiary of Cohoes, contains a provision which currently prevents any person from acquiring, directly or indirectly, more than ten percent of any class of stock of Cohoes Savings Bank. Because Cohoes Savings Bank is owned and controlled by Cohoes, the acquisition of Cohoes Common Stock pursuant to the Exchange Offer may be deemed to be an indirect acquisition of the equity securities of Cohoes Savings Bank which, accordingly, may result in a violation of the New York charter of Cohoes Savings Bank. This ownership limitation is being maintained on a permissive basis by Cohoes Savings Bank and may be lawfully removed by amendment to its charter. The charter of Cohoes Savings Bank could be amended through the adoption of appropriate resolutions by the board of directors of Cohoes Savings Bank -- who are substantially the same individuals as the directors of Cohoes -- which resolutions would thereafter be approved by the Cohoes Board of Directors (the "Cohoes Board") acting on its behalf as the sole stockholder of Cohoes Savings Bank.

         All of the above are impediments to the consummation of the TrustCo-Cohoes Merger. The Exchange Offer is subject to the condition (the "Removal of Impediments Condition") that TrustCo is not required to exchange shares of Cohoes Common Stock and may terminate, amend or extend the Exchange Offer on or prior to the Expiration Date, unless the above impediments are removed. This can be satisfied in one of two ways; either: (i) the Cohoes Board approves the Exchange Offer and the Cohoes Board and Cohoes shareholders (by a majority vote of the outstanding shares of Cohoes stock) approve the TrustCo-Cohoes Merger; or (ii) TrustCo being satisfied, in its reasonable discretion, that Section 203 and the anti-takeover provisions of Cohoes' Certificate of Incorporation and the charter of Cohoes Savings Bank are invalid or are not applicable to the transactions contemplated by the Exchange Offer and the TrustCo-Cohoes Merger. The consideration offered pursuant to the Exchange Offer meets the fair price requirements of the business combination provisions of Cohoes' Certificate and, except for the required approval of Cohoes' directors and shareholders, satisfaction of the other conditions would be within TrustCo's control. Accordingly, the approval of the Exchange Offer and the TrustCo-Cohoes Merger by the Cohoes Board (other than any director nominated by TrustCo and thereafter elected to the Cohoes Board) would obviate the 80% vote requirement of Cohoes' Certificate and also make Section 203 inapplicable to the transaction. As part of its approval of the TrustCo-Cohoes Merger, the Cohoes Board would also have to: (a) make appropriate arrangements for amendment to the charter of Cohoes Savings Bank to eliminate the 10% or greater ownership prohibition contained therein; and (b) call a meeting of shareholders of Cohoes to approve the TrustCo-Cohoes Merger.


         The exact timing and details of the closing of the TrustCo-Cohoes Merger between TrustCo and Cohoes following the Exchange Offer will necessarily depend upon a variety of factors, including the means and methods employed by the Cohoes Board in approving, and causing to be held a meeting of Cohoes shareholders for the purpose of approving, the TrustCo-Cohoes Merger. Although TrustCo intends to propose and to seek consummation of the TrustCo-Cohoes Merger as soon as reasonably practicable following the Exchange Offer, no assurances can be given that the consummation of the Exchange Offer may not be delayed due to the timing of the Cohoes Board and shareholder approvals.

TrustCo may delay completion of the Exchange Offer if the delay will allow it to complete the TrustCo-Cohoes Merger.


         TRUSTCO STOCKHOLDER APPROVAL CONDITION

         The Exchange Offer is conditioned, among other things, upon the approval of the issuance of shares of TrustCo Common Stock pursuant to the Exchange Offer by the holders of a majority of the outstanding shares of TrustCo Common Stock if required under the rules of the Nasdaq Stock Market. Pursuant to the rules of the Nasdaq Stock Market, if the number of shares of TrustCo Common Stock to be issued in the Exchange Offer and the TrustCo-Cohoes Merger will exceed 20% of the number of outstanding shares prior to such issuance, the issuance must be approved by TrustCo's stockholders. While TrustCo does not currently anticipate that the number of shares of TrustCo Common Stock to be issued in the Exchange Offer and the TrustCo-Cohoes Merger will exceed 20% of the currently outstanding number of shares, changes in the price of TrustCo Common Stock or a determination that the TrustCo Common Stock to be issued in TrustCo's proposed acquisition of Cohoes should be aggregated with the shares of TrustCo Common Stock to be issued in the Exchange Offer and the TrustCo-Hudson Merger may result in a requirement under the rules of the Nasdaq Stock Market that shareholder approval is required. This TrustCo Stockholder Approval Condition is a non-waivable condition to the Exchange Offer if the rules of the Nasdaq Stock Market require such an approval.

         TAX OPINION


         The Exchange Offer is conditioned, among other things, upon the receipt by TrustCo at the time the Exchange Offer is completed of an opinion of counsel that the Exchange Offer and the TrustCo-Cohoes Merger qualify as a reorganization under ss.368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). The law firm of Lewis, Rice & Fingersh, L.C. has indicated that it will issue such opinion based upon and subject to the assumptions and other matters set forth in "THE EXCHANGE OFFER--Material Federal Income Tax Consequences."


         MATERIAL ADVERSE EFFECT CONDITION

         The Exchange Offer is subject to the condition (the "Material Adverse Effect Condition") that, since June 30, 1999, there has been no material adverse change, or any prospective material adverse change, in the financial condition, business or assets of Cohoes. This condition will be deemed satisfied unless, after June 30, 1999 and prior to the close of business on the Expiration Date any of the following events occur:

                  (a) there is threatened, instituted or pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission, including but not limited to any such investigation, action or proceeding which was in existence on or prior to June 30, 1999: (i) seeking to obtain any material damages from Cohoes; (ii) seeking to prohibit or restrict Cohoes' ownership or operation of any material portion of its business or assets, or to compel Cohoes to dispose of or hold separate all or any material portion of Cohoes' business or assets; (iii) which otherwise is reasonably likely to materially adversely affect Cohoes or the value of the Cohoes Common Stock; (iv) which imposes material limitations on the ability of TrustCo effectively to acquire or hold or to exercise full rights of ownership of the Cohoes Common Stock, including, without limitation, the right to vote the shares of Cohoes Common Stock acquired by it on all matters properly presented to the stockholders of Cohoes or any material condition unacceptable to TrustCo; or (v) which is reasonably likely to enjoin, restrain or prohibit, or result in material damages in respect of, or which is related to or arises out of, the Exchange Offer or the TrustCo-Cohoes Merger or the consummation of the transactions contemplated hereby; or

                  (b) any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, financial condition, results of operations or prospects of Cohoes (including, without limitation, the disposition of assets) which, in the reasonable judgment of TrustCo, is or may be materially adverse to Cohoes or to the value of the Cohoes Common Stock, or TrustCo becomes aware of any fact (including, but not limited to, any such change, condition, event or development) which, in the reasonable judgment of TrustCo, has or may have materially adverse significance with respect to Cohoes or any of its subsidiaries or to the value of the Cohoes Common Stock; and

which, in the reasonable judgment of TrustCo, makes it inadvisable to proceed with the Exchange Offer.

         The foregoing conditions are for the sole benefit of TrustCo and may be asserted by TrustCo on or before the Expiration Date regardless of the circumstances giving rise to any such conditions (including any action or inaction by TrustCo) or may be waived on or before the Expiration Date by TrustCo in whole or in part. The failure by TrustCo to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed a continuing right which may be asserted at any time and from time to time on or before the Expiration Date.

         TERMINATION OF THE HUDSON-COHOES OPTION AGREEMENT

         The Exchange Offer is conditioned, among other things, upon the termination of the Stock Option Agreement, dated April 25, 2000, between Hudson and Cohoes (the "Hudson-Cohoes Option Agreement") and the surrender by Hudson to Cohoes of the options granted to Hudson thereunder. The Hudson-Cohoes Option Agreement was entered into in connection with the Hudson-Cohoes Merger Agreement. Under the Hudson-Cohoes Option Agreement, Cohoes granted Hudson an unconditional, irrevocable option to purchase up to 1,574,538 shares of Cohoes Common Stock at a price per share of $9.8125.

         On September 28, 2000, Cohoes and Hudson announced that they had amended the Hudson-Cohoes Option Agreement to cap the economic value of the option at $3.5 million.

         Hudson may exercise the option if, but only if, both an "Initial Triggering Event" and a "Subsequent Triggering Event" has occurred prior to the occurrence of an "Exercise Termination Event."

         An "Initial Triggering Event" includes any of the following events or transactions: (i) Cohoes, without Hudson's prior consent, enters into an agreement to be acquired (i.e., 10% or more of the voting power of the Cohoes Common Stock), or the Cohoes Board recommends that the Cohoes shareholders approve such an acquisition transaction with any person other than Hudson; (ii) any person other than Hudson acquires beneficial ownership (or the right to acquire beneficial ownership) of 10% or more of the outstanding shares of Cohoes Common Stock; (iii) any person publicly announces that it has made or intends to make a proposal to engage in an acquisition transaction with Cohoes; (iv) the Cohoes Board (without having received Hudson's consent): (a) withdraws its recommendation to the Cohoes stockholders that they approve the Hudson-Cohoes Merger; or (b) authorizes, recommends or proposes an agreement to enter into an acquisition transaction with anyone other than Hudson; or (c) provides information to or engages in negotiations with a third party relating to a possible acquisition transaction; (v) any person (other than Hudson) files with the SEC a registration statement or tender offer materials with respect to a potential exchange offer than would constitute such an acquisition transaction;
(vi) Cohoes willfully breaches any covenant or obligation contained in the Hudson-Cohoes Merger Agreement after an overture is made by a third party to Cohoes or its shareholders to engage in a possible acquisition transaction and such breach would entitle Hudson to terminate the Hudson-Cohoes Merger Agreement and has not been cured within the time period prescribed in the Hudson-Cohoes Option Agreement or (vii) any person (other than Hudson and without Hudson's consent) files an application or notice with any federal or state thrift or bank regulatory or antitrust authority to engage in such an acquisition transaction. The Exchange offer, and TrustCo's activities in connection therewith and with the TrustCo-Cohoes Merger, constitute an "Initial Triggering Event."

         A "Subsequent Triggering Event" means: (i) the acquisition by any person (other than Hudson) of beneficial ownership of 25% or more of the outstanding Cohoes Common Stock; or (ii) the occurrence of an "Initial Triggering Event" described in clause (i) of the immediately preceding paragraph (but by substitution 25% for 10%). The Exchange Offer, and TrustCo's activities in connection therewith and with the TrustCo-Cohoes Merger, will constitute a "Subsequent Triggering Event."

         An "Exercise Termination Event" means any of the following: (i) such time as the Hudson-Cohoes Merger becomes effective; (ii) a termination of the Hudson-Cohoes Merger Agreement in accordance with its term; or (iii) the passage of certain prescribed times after termination of the Hudson-Cohoes Merger Agreement if such termination follows the occurrence of an "Initial Triggering Event." By its terms, the Option Agreement is not expected to terminate prior to August 17, 2001.

         Since there has been an Initial Triggering Event, and since the closing of the Exchange Offer and the TrustCo-Cohoes Merger will constitute a Subsequent Triggering Event, Cohoes and Hudson will need to mutually agree to terminate the Hudson-Cohoes Option Agreement to satisfy this condition.

         DEFINITIVE TRUSTCO-COHOES MERGER AGREEMENT

         The Exchange Offer is conditioned, among other things, upon TrustCo and Cohoes entering into a definitive agreement with respect to the TrustCo-Cohoes Merger which is approved by the Cohoes Board and Cohoes' shareholders. TrustCo considers the Exchange Offer and the TrustCo-Cohoes Merger to be related steps in one overall transaction whereby TrustCo acquires all of the issued and outstanding shares of Cohoes Common Stock. See "THE EXCHANGE OFFER--Material Federal Income Taxes." Whether this condition can be satisfied depends upon the willingness of the Cohoes Board to enter into such a definitive agreement.


         DEFINITIVE TRUSTCO BANK-COHOES SAVINGS BANK MERGER AGREEMENT

         The Exchange Offer is conditioned, among other things, upon Trustco Bank and Cohoes Savings Bank entering into a definitive agreement with respect to the Trustco Bank-Cohoes Savings Bank Merger which is approved by the Cohoes Savings Bank board of directors and shareholder. Whether this condition can be satisfied depends upon the willingness of the Cohoes Board to enter into such a definitive agreement.


         EFFECTIVE REGISTRATION STATEMENT

         The Exchange Offer is conditioned, among other things, upon the Registration Statement of which this Prospectus is a part becoming effective. This is a non-waivable condition to the Exchange Offer. This condition has been satisfied.

WAIVER OF CONDITIONS

         With the exception of the Regulatory Approval Condition, the TrustCo Stockholder Approval Condition (to the extent the approval of TrustCo's shareholders is required) and the effectiveness of this Registration Statement condition, each of the conditions to the offer discussed above must either be satisfied or waived by TrustCo on or before the Expiration Date.

FEES AND EXPENSES

         TrustCo has engaged Georgeson Shareholder Communications Inc. to act as TrustCo's information agent (the "Information Agent") with respect to the Exchange Offer. TrustCo will pay the Information Agent a fee of $10,000 for its services in connection with the Exchange Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         TrustCo will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Exchange Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         Brokers, dealers, commercials banks and trust companies will be reimbursed by TrustCo for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT

         Upon consummation of the Exchange Offer, TrustCo will account for the acquisition of the Cohoes Common Stock as a purchase business combination. See "PRO FORMA COMBINED FINANCIAL INFORMATION--Summary of Purchase Accounting Adjustments June 30, 2000."

NASDAQ LISTING

         The outstanding shares of TrustCo Common Stock are, and the shares of TrustCo Common Stock to be issued in the Exchange Offer and the TrustCo-Cohoes Merger will be, included for quotation on the Nasdaq.

SOURCE OF FUNDS


         TrustCo expects to fund the cash portion of the Exchange Consideration, i.e. the $10.80 net in cash and the amounts necessary for payments in lieu of fractional shares, from its existing cash assets and the cash assets that will be available to TrustCo upon completion of the merger of Trustco Bank and Cohoes Savings Bank. To the extent the Exchange Consideration is derived from securities TrustCo holds "available for sale", such securities are readily marketable and a large and liquid market exists. TrustCo does not anticipate any difficulty in attracting purchasers for such securities. The aggregate cash portion of the Exchange Consideration totals approximately $86.0 million. Currently, TrustCo has cash assets of approximately $46.0 million on an unconsolidated basis. Upon completion of the Trustco Bank-Cohoes Savings Bank Merger, TrustCo expects that it would have $83.1 million in additional cash assets available to it (in the form of consideration for the bank merger paid by Trustco Bank or dividends paid by Trustco Bank). TrustCo would use these additional cash assets as well as its existing cash assets to pay the merger consideration. TrustCo believes that the transaction as structured will ensure prompt payment of the cash portion of the Exchange Consideration to Cohoes stockholders. TrustCo currently has no plan or arrangement in place with respect to alternate sources of financing for the cash component of the Exhcange Consideration and does not expect to obtain an advance from Trustco Bank to fund the cash portion of the Exchange Consideration.

         If TrustCo completes its proposed acquisition of Hudson, it expects to fund in a similar manner the cash portion of the consideration to be paid to Hudson's stockholders. The aggregate cash portion of the consideration in the Hudson transaction totals approximately $151.0 million. Upon completion of the merger of Trustco Bank and Hudson's subsidiary, Hudson River Bank & Trust Company, TrustCo expects that it would have $125.5 million in additional cash assets available to it. The foregoing amounts are in addition to the $46.0 million already available to TrustCo.


TREATMENT OF COHOES STOCK OPTIONS

         Cohoes maintains an Employee Stock Ownership Plan ("ESOP") for its employees and a Stock Option and Incentive Plan for directors, advisory directors and key employees (collectively the "Option Plans"). Each outstanding option under the Option Plans will be canceled prior to the consummation date of the TrustCo-Cohoes Merger and the holder thereof will receive from TrustCo, in payment for such option, cash equal to $18.00 less the exercise price of the stock option. Any resulting fractional shares will also be paid in cash. It is anticipated that the ESOP will be terminated and any remaining unallocated ESOP shares would be allocated to participants after repayment of the ESOP loan.

                               RECENT DEVELOPMENTS

COHOES AND HUDSON STOCKHOLDER MEETINGS

         On August 17, 2000, Cohoes and Hudson each held meetings of shareholders at which the Hudson-Cohoes Merger Agreement was submitted to shareholders for their approval. On August 18, 2000, Cohoes announced that its shareholders failed to approve the Hudson-Cohoes Merger.

TERMINATION OF MERGER AGREEMENT AND AMENDMENT TO OPTION

         On September 28, 2000, Hudson and Cohoes publicly announced the termination of the Hudson-Cohoes Merger agreement because it was not approved by the requisite vote of the shareholders of Cohoes at the special meeting held on August 17, 2000. Hudson and Cohoes also publicly announced the amendment of their agreement granting each company an option to purchase up to 19.9% of the issued and outstanding shares of the other company should any third party pursue a transaction with Hudson or Cohoes. Hudson and Cohoes publicly announced that the amendment capped the economic value of their respective stock options in each other at $3.5 million.

COHOES EXPLORATION OF STRATEGIC ALTERNATIVES

         Also on September 28, 2000, Cohoes announced that its board of directors and management, together with their financial and legal advisors, would immediately begin a comprehensive exploration of all strategic options, which could include the sale of Cohoes to a larger financial institution, and that it had engaged Keefe, Bruyette & Woods, Inc. to assist in the evaluation of Cohoes' strategic options. Cohoes also indicated that its board continues to believe that Ambanc's unsolicited tender offer and the price publicly announced by TrustCo were inadequate and not in the best interests of Cohoes stockholders.


AMBANC TENDER OFFER

         On July 27, 2000, Ambanc Holding Co., Inc. ("Ambanc") announced its intent to commence a tender offer for all outstanding shares of Cohoes. The announcement stated that Ambanc would offer Cohoes' shareholders $16.50 in cash for each share of Cohoes Common Stock. Ambanc also solicited proxies from Cohoes shareholders to vote against the Cohoes-Hudson Merger. On August 9, Ambanc commenced its tender offer. Ambanc has also announced that it has nominated three persons for election to the Cohoes board of directors at Cohoes' next annual meeting of shareholders. On October 6, 2000, Ambanc announced that its offer would expire at midnight, New York City Time, on October 6, 2000, without the conditions to the offer being satisfied and that it had instructed its depositary for the offer to promptly return all shares of Cohoes common stock tendered pursuant to the Offer and not withdrawn.



                   TRUSTCO'S DIRECTORS AND EXECUTIVE OFFICERS

         Following is a list of TrustCo's Directors and Executive Officers, their business background, business addresses and phone numbers:

         Barton A. Andreoli (President, Towne Construction and Paving) 828 Burdek Street, Schenectady, NY 12306, 518-956-4890; Lionel O. Barthold, RETIRED; Joseph A. Lucarelli (President, Bellevue Builders Supply, Inc.) 504 Duanesburgh Road, Schenectady, NY 12306, 518-355-7190; Anthony J. Marinello (M.D., Ph.D., Family Physician) 963 Route 146, Clifton Park, NY 12065, 518-383-0891 Ext. 222; James H. Murphy, DDS (Orthodontist) 165 Manning Boulevard, Albany, NY 12203, 518-489-6241;

Richard J. Murray, Jr., (President, R.J. Murray Company, Inc.) 4021 State Street, Schenectady, NY 12034, 518-372-4751; Kenneth C. Peterson RETIRED; William D. Powers (Chairman, NY Republican State Committee), 315 State Street, Albany, NY 12210, 518-462-2601; William J. Purdy (President, Welbourne & Purdy) P.O. Box 1082, Schenectady, NY 12301; Robert A. McCormick (President and CEO, Trustco Bank. N.A.) P.O. Box 1082, Schenectady, NY 12301, 518-377-3311; Nancy A. McNamara (Senior Vice President, Trustco Bank, N.A.) P.O. Box 1082, Schenectady, NY 12301, 518-377-3641; William F. Terry (Senior Vice President, Trustco Bank, N.A.) P.O. Box 1082, Schenectady, NY 12301, 518-377-3611; Robert T. Cushing (Senior Vice President and CFO, Trustco Bank, N.A.) P.O. Box 1082, Schenectady, NY 12301, 518-377-3696.

         None of the Directors or Executive Officers of TrustCo have been convicted in a criminal proceeding within the last five years nor have any of the Directors or Executive Officers of TrustCo been a party to any proceeding resulting in the imposition of any restrictions relating to federal or state securities laws.

         Further, to the best of TrustCo's knowledge, none of the above-named individuals own any shares of Cohoes common stock nor are any of the above-named individuals a party to any contract, understanding, relationship or arrangement with respect to Cohoes securities, nor have any of the above-named individuals undertaken any transaction within the past sixty days with respect to any Cohoes securities.

         Further, to the best of TrustCo's knowledge, none of the above-named individuals have entered into or proposed or received any proposed material agreements or arrangements with respect to Cohoes.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma condensed balance sheets and income statements have been prepared based on the historical results of operations and financial condition of TrustCo, Cohoes and Hudson. Pro forma adjustments and assumptions on which they are based are described in the notes following such balance sheets and income statements. The purchase accounting adjustments were calculated as of the dates indicated in the notes (primarily June 30, 2000).

         TrustCo has not had access to the Cohoes or Hudson records as part of its attempt to allocate the cost of its investment in the fair values of the Cohoes and Hudson assets and liabilities. The allocation of the cost of the investments reflected in the accompanying pro forma information has been made based on available information in some instances and otherwise based on assumptions TrustCo believes to be reasonable. In instances in which there was no reliable basis to make a reasonable estimate, recorded values were considered to approximate fair value. Accordingly, for purposes of these pro forma financial statements, the fair value of loans, deposits and premises and equipment were considered to be carrying value. The excess of the purchase price over the fair value of the net assets has been treated as goodwill.

         The information concerning Cohoes and Hudson is derived from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases. TrustCo does not make any representation with respect to either Cohoes or Hudson amounts and has not performed any procedures to ensure their accuracy or reasonableness. Certain Cohoes and Hudson financial information has been reclassified to conform to TrustCo's financial presentation.

         The information shown for TrustCo has been prepared from historical financial information from previously filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and previously released press releases.

         The information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. The information should not be relied on as an indication of future results that the combined company will experience after the transactions are completed, because of a variety of factors, including access to additional information and changes in value.

         TrustCo also expects to achieve operating cost savings as a result of the Cohoes and Hudson transactions. See "BACKGROUND OF THE EXCHANGE OFFER--Benefits of the transaction" No adjustments have been included in the combined pro forma operating amounts for the anticipated operating cost savings.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS AT JUNE 30, 2000

         TRUSTCO AND COHOES COMBINED


                                                                                           TRUSTCO
                                                                                           COHOES
                                                                        PRO FORMA          COMBINED
                                          TRUSTCO          COHOES      ADJUSTMENTS         PRO FORMA
                                         ---------       ----------    -----------        ----------
 (in thousands)

ASSETS
Cash and cash equivalents                $  287,227         12,658          7,961 (a)        251,409
                                                                           (3,067)(g)
                                                                           (2,100)(h)
                                                                          (51,270)(i)

Securities available for sale               661,478         32,570         (2,045)(g)        656,423
                                                                           (1,400)(h)
                                                                          (34,180)(i)
Securities held to maturity                      --         55,129             --             55,129
Loans receivable, net                     1,319,680        600,413             --          1,920,093
Other assets                                 98,722         24,685                           123,407
Goodwill and other intangibles                   --          1,559         24,606(b)          26,165
                                         ----------     ----------     ----------         ----------
TOTAL ASSETS                             $2,367,107        727,014        (61,495)         3,032,626
                                         ==========     ==========     ==========         ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits                                 $1,979,144        494,875             --          2,474,019
Borrowings                                  162,109         96,201             --            258,310
Other liabilities                            49,722         14,632         (5,155)(d)         67,199
                                                                            8,000 (f)
                                         ----------     ----------     ----------         ----------
Total liabilities                         2,190,975        605,708          2,845          2,799,528
                                         ----------     ----------     ----------         ----------

Total shareholders' equity                  176,132        121,306       (121,306)(e)        233,098
                                                                           56,966 (i)

                                         ----------     ----------     ----------         ----------
TOTAL LIABILITIES AND
     SHAREHOLDERS' EQUITY                $2,367,107        727,014        (61,495)         3,032,626
                                         ==========     ==========     ==========         ==========

See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AT JUNE 30, 2000

         TRUSTCO AND HUDSON COMBINED


                                                                                       TRUSTCO
                                                                                        HUDSON
                                                                        PRO FORMA     COMBINED
                                                TRUSTCO     HUDSON     ADJUSTMENTS   PRO FORMA
                                              ----------  ----------   ------------  -----------
(in thousands)
ASSETS
Cash and cash equivalents                       $287,227      15,481    15,583 (a)     218,132
                                                                        (4,356)(g)
                                                                        (2,100)(h)
                                                                       (93,703)(i)
Securities available for sale                    661,478     232,583    (2,904)(g)     827,288
                                                                        (1,400)(h)
                                                                       (62,469)(i)
Securities held to maturity                           --       5,020        --           5,020
Loans receivable, net                          1,319,680     822,501        --       2,142,181
Other assets                                      98,722      69,265        --         167,987
Goodwill and other intangibles                        --      11,337    56,980 (b)      68,317
                                              ----------  ----------   -------     -----------

TOTAL ASSETS                                  $2,367,107   1,156,187   (94,369)      3,428,925
                                              ==========  ==========   =======     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits                                      $1,979,144     745,032        --       2,724,176
Borrowings                                       162,109     182,424        --         344,533
Other liabilities                                 49,722      28,633    (6,386)(d)      79,969
                                                                         8,000 (f)
                                              ----------  ----------   -------     -----------

Total liabilities                              2,190,975     956,089     1,614       3,148,678
                                              ----------  ----------   -------     -----------

Total shareholders' equity                       176,132     200,098  (200,098)(e)     280,247
                                                                       104,115 (i)

                                              ----------  ----------  --------     -----------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                          $2,367,107   1,156,187   (94,369)      3,428,925
                                              ==========  ==========  ========     ===========

See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS AT JUNE 30, 2000.

         TRUSTCO, COHOES AND HUDSON COMBINED



                                                                                                TRUSTCO
                                                                                                COHOES
                                                                           PRO FORMA           COMBINED
                                            TRUSTCO           COHOES      ADJUSTMENTS          PRO FORMA       HUDSON
                                          -----------       -----------   -----------         -----------   -----------
(in thousands)

ASSETS
Cash and cash equivalents                 $   287,227            12,658         7,961 (a)         251,409        15,481
                                                                               (3,067)(g)
                                                                               (2,100)(h)
                                                                              (51,270)(i)

Securities available for sale                 661,478            32,570        (2,045)(g)         656,423       232,583
                                                                               (1,400)(h)
                                                                              (34,180)(i)

Securities held to maturity                        --            55,129              --            55,129         5,020
                                            1,319,680           600,413              --         1,920,093       822,501
Other assets                                   98,722            24,685              --           123,407        69,265
Goodwill and other intangibles                     --             1,559        24,606(b)           26,165        11,337
                                          -----------       -----------   -----------         -----------   -----------
TOTAL ASSETS                              $ 2,367,107           727,014       (61,495)          3,032,626     1,156,187
                                          ===========       ===========   ===========         ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits                                  $ 1,979,144           494,875            --           2,474,019       745,032
                                              162,109            96,201            --             258,310       182,424
Other liabilities                              49,722            14,632        (5,155)(d)          67,199        28,633
                                                                                8,000 (f)
                                          -----------       -----------   -----------         -----------   -----------
Total liabilities                           2,190,975           605,708         2,845           2,799,528       956,089

Total shareholders' equity                    176,132           121,306      (121,306)(e)         233,098       200,098
                                                                               56,966 (i)
                                          -----------       -----------   -----------         -----------   -----------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                      $ 2,367,107           727,014       (61,495)          3,032,626     1,156,187
                                          ===========       ===========   ===========         ===========   ===========



                                                             TRUSTCO
                                                             COHOES
                                                             HUDSON
                                          PRO FORMA         COMBINED
                                          ADJUSTMENTS      PRO FORMA
                                          -----------     -----------
(in thousands)

ASSETS
Cash and cash equivalents                      15,583 (a)     182,314
                                               (4,356)(g)
                                               (2,100)(h)
                                              (93,703)(i)

Securities available for sale                  (2,904)(g)     822,233
                                               (1,400)(h)
                                              (62,469)(i)

Securities held to maturity                        --          60,149
                                                   --       2,742,594
Other assets                                       --         192,672
Goodwill and other intangibles                 56,980(b)       94,482
                                          -----------     -----------
TOTAL ASSETS                                  (94,369)      4,094,444
                                          ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits                                           --       3,219,051
                                                   --         440,734
Other liabilities                              (6,386)(d)      97,446
                                                8,000 (f)
                                          -----------     -----------
Total liabilities                               1,614       3,757,231

Total shareholders' equity                   (200,098)(e)     337,213
                                              104,115 (i)
                                          -----------     -----------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                          (94,369)      4,094,444
                                          ===========     ===========

See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE 12 MONTHS ENDED DECEMBER 31, 1999

         TRUSTCO AND COHOES COMBINED


                                                                                                 TRUSTCO
                                                                                                 COHOES
                                                                                  PRO FORMA      COMBINED
                                                        TRUSTCO      COHOES      ADJUSTMENTS    PRO FORMA
                                                       ---------    ---------    -----------    ---------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
      Interest and fees on loans                       $ 106,734       39,795           --         146,529
      Interest and dividends on securities available
        for sale                                          44,440        2,221       (2,653)(j)      44,008
      Interest and dividends on securities held to
        maturity                                              --        3,300           --           3,300
      Interest on federal funds sold/short-term
        investments                                       16,031        1,076       (2,816)(j)      14,291
                                                       ---------    ---------    ---------       ---------
                Total interest income                    167,205       46,392       (5,469)        208,128
                                                       ---------    ---------    ---------       ---------

Interest expense:
      Interest on deposits                                68,041       16,478           --          84,519
      Interest on short-term borrowings                    5,972        3,734           --           9,706
                                                       ---------    ---------    ---------       ---------
                Total interest expense                    74,013       20,212           --          94,225
                                                       ---------    ---------    ---------       ---------
                Net interest income                       93,192       26,180       (5,469)        113,903

Provision for loan losses                                  5,063        1,825           --           6,888
                                                       ---------    ---------    ---------       ---------
                Net interest income after                                               --
                    provision for loan losses             88,129       24,355       (5,469)        107,015
                                                       ---------    ---------    ---------       ---------

Noninterest income:
      Trust department income                              8,065           --           --           8,065
      Fees for services to customers                       8,695          810           --           9,505
      Net gain/(loss) on securities transactions          (5,446)        (944)          --          (6,390)
      Other                                                4,102        1,999           --           6,101
                                                       ---------    ---------    ---------       ---------
                Total noninterest income                  15,416        1,865           --          17,281
                                                       ---------    ---------    ---------       ---------

Noninterest expense:
      Salaries and employee benefits                      24,994        9,601           --          34,595
      Net occupancy and equipment expense                  9,363        3,034           --          12,397
      Net other real estate owned expense (income)          (700)        (140)          --            (840)
      Other                                               11,979        4,097        1,230(c)       17,306
                                                       ---------    ---------    ---------       ---------
                Total noninterest expense                 45,636       16,592        1,230          63,458
                                                       ---------    ---------    ---------       ---------
Income before income taxes                                57,909        9,628       (6,699)         60,838
Income taxes                                              19,724        3,607       (1,859)(j)      21,472
                                                       ---------    ---------    ---------       ---------
Net income                                             $  38,185        6,021       (4,840)         39,366
                                                       =========    =========    =========       =========
Earnings per share:
      Basic                                            $    0.71    $    0.70                    $    0.67
      Diluted                                          $    0.68    $    0.70                    $    0.65
      Basic - Adjusted for TrustCo 15% stock split     $    0.62           --                    $    0.59
      Diluted - Adjusted for TrustCo 15% stock split   $    0.59           --                    $    0.57


See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE 12 MONTHS ENDED DECEMBER 31, 1999

         TRUSTCO AND HUDSON COMBINED


                                                                                                 TRUSTCO
                                                                                                  HUDSON
                                                                                  PRO FORMA      COMBINED
                                                        TRUSTCO      HUDSON      ADJUSTMENTS    PRO FORMA
                                                       ---------    ---------    -----------    ---------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
      Interest and fees on loans                       $ 106,734       54,677           --         161,411
      Interest and dividends on securities available
        for sale                                          44,440       14,805       (4,707)(j)      54,538
      Interest and dividends on securities held to
        maturity                                              --        1,321           --           1,321
      Interest on federal funds sold/short-term
        investments                                       16,031          396       (4,998)(j)      11,429
                                                       ---------    ---------    ---------       ---------
                Total interest income                    167,205       71,199       (9,705)        228,699
                                                       ---------    ---------    ---------       ---------

Interest expense:
      Interest on deposits                                68,041       24,695           --          92,736
      Interest on short-term borrowings                    5,972        2,863           --           8,835
                                                       ---------    ---------    ---------       ---------
                Total interest expense                    74,013       27,558           --         101,571
                                                       ---------    ---------    ---------       ---------
                Net interest income                       93,192       43,641       (9,705)        127,128

Provision for loan losses                                  5,063        6,200           --          11,263
                                                       ---------    ---------    ---------       ---------
                Net interest income after
                    Provision for loan losses             88,129       37,441       (9,705)        115,865
                                                       ---------    ---------    ---------       ---------

Noninterest income:
      Trust department income                              8,065           --           --           8,065
      Fees for services to customers                       8,695        1,417           --          10,112
      Net gain/(loss) on securities transactions          (5,446)          86           --          (5,360)
      Other                                                4,102          892           --           4,994
                                                       ---------    ---------    ---------       ---------
                Total noninterest income                  15,416        2,395           --          17,811
                                                       ---------    ---------    ---------       ---------

Noninterest expense:
      Salaries and employee benefits                      24,994       13,001           --          37,995
      Net occupancy and equipment expense                  9,363        3,953           --          13,316
      Net other real estate owned expense (income)          (700)       1,430           --             730
      Other                                               11,979        7,846        2,849(c)       22,674
                                                       ---------    ---------    ---------       ---------
                Total noninterest expense                 45,636       26,230        2,849          74,715
                                                       ---------    ---------    ---------       ---------
Income before income taxes                                57,909       13,606      (12,554)         58,961
Income taxes                                              19,724        4,735       (3,300)(j)      21,159
                                                       ---------    ---------    ---------       ---------
Net income                                             $  38,185        8,871       (9,254)         37,802
                                                       =========    =========    =========       =========
Earnings per share:
      Basic                                            $    0.71    $    0.59                    $    0.61
      Diluted                                          $    0.68    $    0.59                    $    0.59
      Basic - Adjusted for TrustCo 15% stock split     $    0.62           --                    $    0.53
      Diluted - Adjusted for TrustCo 15% stock split   $    0.59           --                    $    0.51


See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE 12 MONTHS ENDED DECEMBER 31, 1999

         TRUSTCO, COHOES AND HUDSON COMBINED


                                                                                                  TRUSTCO
                                                                                                   COHOES
                                                                                  PRO FORMA       COMBINED
                                                        TRUSTCO      COHOES      ADJUSTMENTS      PRO FORMA      HUDSON
                                                       ---------    ---------    -----------     -----------   -----------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
      Interest and fees on loans                       $ 106,734       39,795           --         146,529       54,677
      Interest and dividends on securities available
        for sale                                          44,440        2,221       (2,653)(j)      44,008       14,805
      Interest and dividends on securities held to
        maturity                                              --        3,300           --           3,300        1,321
      Interest on federal funds sold/short-term
        investments                                       16,031        1,076       (2,816)(j)      14,291          396
                                                       ---------    ---------    ---------       ---------    ---------
                Total interest income                    167,205       46,392       (5,469)        208,128       71,199
                                                       ---------    ---------    ---------       ---------    ---------

Interest expense:
      Interest on deposits                                68,041       16,478           --          84,519       24,695
      Interest on short-term borrowings                    5,972        3,734           --           9,706        2,863
                                                       ---------    ---------    ---------       ---------    ---------
                Total interest expense                    74,013       20,212           --          94,225       27,558
                                                       ---------    ---------    ---------       ---------    ---------
                Net interest income                       93,192       26,180       (5,469)        113,903       43,641

Provision for loan losses                                  5,063        1,825           --           6,888        6,200
                                                       ---------    ---------    ---------       ---------    ---------
                Net interest income after
                    provision for loan losses             88,129       24,355       (5,469)        107,015       37,441
                                                       ---------    ---------    ---------       ---------    ---------

Noninterest income:
      Trust department income                              8,065           --           --           8,065           --
      Fees for services to customers                       8,695          810           --           9,505        1,417
      Net gain/(loss) on securities transactions          (5,446)        (944)          --          (6,390)          86
      Other                                                4,102        1,999           --           6,101          892
                                                       ---------    ---------    ---------       ---------    ---------
                Total noninterest income                  15,416        1,865           --          17,281        2,395
                                                       ---------    ---------    ---------       ---------    ---------

Noninterest expense:
      Salaries and employee benefits                      24,994        9,601           --          34,595       13,001
      Net occupancy and equipment expense                  9,363        3,034           --          12,397        3,953
      Net other real estate owned expense (income)          (700)        (140)          --            (840)       1,430
      Other                                               11,979        4,097        1,230(c)       17,306        7,846
                                                       ---------    ---------    ---------       ---------    ---------
                Total noninterest expense                 45,636       16,592        1,230          63,458       26,230
                                                       ---------    ---------    ---------       ---------    ---------
Income before income taxes                                57,909        9,628       (6,699)         60,838       13,606
Income taxes                                              19,724        3,607       (1,859)(j)      21,472        4,735
                                                       ---------    ---------    ---------       ---------    ---------
Net income                                             $  38,185        6,021       (4,840)         39,366        8,871
                                                       =========    =========    =========       =========    =========
Earnings per share:
      Basic                                            $    0.71    $    0.70                    $    0.67    $    0.59
      Diluted                                          $    0.68    $    0.70                    $    0.65    $    0.59
      Basic - Adjusted for TrustCo 15% stock split     $    0.62           --                    $    0.59           --
      Diluted - Adjusted for TrustCo 15% stock split   $    0.59           --                    $    0.57           --



                                                                        TRUSTCO
                                                                         COHOES
                                                                         HUDSON
                                                        PRO FORMA       COMBINED
                                                       ADJUSTMENTS      PRO FORMA
                                                       -----------     -----------
Consolidated Statements of Income:
(in thousands, except per share data)


Interest income:
      Interest and fees on loans                              --         201,206
      Interest and dividends on securities available
        for sale                                          (4,707)(j)      54,106
      Interest and dividends on securities held to
        maturity                                              --           4,621
      Interest on federal funds sold/short-term
        investments                                       (4,998)(j)       9,689
                                                       ---------       ---------
                Total interest income                     (9,705)        269,622
                                                       ---------       ---------

Interest expense:
      Interest on deposits                                    --         109,214
      Interest on short-term borrowings                       --          12,569
                                                       ---------       ---------
                Total interest expense                        --         121,783
                                                       ---------       ---------
                Net interest income                       (9,705)        147,839

Provision for loan losses                                     --          13,088
                                                       ---------       ---------
                Net interest income after
                    provision for loan losses             (9,705)        134,751
                                                       ---------       ---------

Noninterest income:
      Trust department income                                 --           8,065
      Fees for services to customers                          --          10,922
      Net gain/(loss) on securities transactions              --          (6,304)
      Other                                                   --           6,993
                                                       ---------       ---------
                Total noninterest income                      --          19,676
                                                       ---------       ---------

Noninterest expense:
      Salaries and employee benefits                          --          47,596
      Net occupancy and equipment expense                     --          16,350
      Net other real estate owned expense (income)            --             590
      Other                                                2,849(c)       28,001
                                                       ---------       ---------
                Total noninterest expense                  2,849          92,537
                                                       ---------       ---------
Income before income taxes                               (12,554)         61,890
Income taxes                                              (3,300)(j)      22,907
                                                       ---------       ---------
Net income                                                (9,254)         38,983
                                                       =========       =========
Earnings per share:
      Basic                                                            $    0.58
      Diluted                                                          $    0.56
      Basic - Adjusted for TrustCo 15% stock split                     $    0.51
      Diluted - Adjusted for TrustCo 15% stock split                   $    0.49

See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2000

         TRUSTCO AND COHOES COMBINED


                                                                                                  TRUSTCO
                                                                                                   COHOES
                                                                                  PRO FORMA       COMBINED
                                                        TRUSTCO      COHOES      ADJUSTMENTS      PRO FORMA
                                                       ---------    ---------    -----------     -----------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
      Interest and fees on loans                       $  55,211       22,582           --          77,793
      Interest and dividends on securities available
        for sale                                          22,598        1,283       (1,379)(j)      22,502
      Interest and dividends on securities held to
        maturity                                              --        1,680           --           1,680
      Interest on federal funds sold/short-term
        investments                                        7,467          114       (1,707)(j)       5,874
                                                       ---------    ---------    ---------       ---------
                Total interest income                     85,276       25,659       (3,086)        107,849
                                                       ---------    ---------    ---------       ---------

Interest expense:
      Interest on deposits                                32,245        9,369           --          41,614
      Interest on short-term borrowings                    3,781        2,548           --           6,329
                                                       ---------    ---------    ---------       ---------
                Total interest expense                    36,026       11,917           --          47,943
                                                       ---------    ---------    ---------       ---------
                Net interest income                       49,250       13,742       (3,086)         59,906

Provision for loan losses                                  1,650          650           --           2,300
                                                       ---------    ---------    ---------       ---------
                Net interest income after
                    provision for loan losses             47,600       13,092       (3,086)         57,606
                                                       ---------    ---------    ---------       ---------

Noninterest income:
      Trust department income                              4,270           --           --           4,270
      Fees for services to customers                       4,362          459           --           4,821
      Net gain/(loss) on securities transactions          (3,369)          --           --          (3,369)
      Other                                                1,549        1,190           --           2,784
                                                       ---------    ---------    ---------       ---------
                Total noninterest income                   6,857        1,649           --           8,506
                                                       ---------    ---------    ---------       ---------

Noninterest expense:
      Salaries and employee benefits                      12,108        5,884           --          17,992
      Net occupancy and equipment expense                  4,665        1,598           --           6,263
      Net other real estate owned expense (income)          (302)        (168)          --            (470)
      Other                                                6,883        2,463          615(c)        9,961
                                                       ---------    ---------    ---------       ---------
                Total noninterest expense                 23,354        9,777          615          33,746
                                                       ---------    ---------    ---------       ---------
Income before income taxes                                31,103        4,964       (3,701)         32,366
Income taxes                                              10,336        1,820       (1,050)(j)      11,106
                                                       ---------    ---------    ---------       ---------
Net income                                             $  20,767        3,144       (2,651)         21,260
                                                       =========    =========    =========       =========
Earnings per share:
      Basic                                            $    0.39    $    0.42                    $    0.37
      Diluted                                          $    0.38    $    0.42                    $    0.36
      Basic - Adjusted for TrustCo 15% stock split     $    0.34           --                    $    0.32
      Diluted - Adjusted for TrustCo 15% stock split   $    0.33           --                    $    0.31

See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2000

         TRUSTCO AND HUDSON COMBINED


                                                                                                  TRUSTCO
                                                                                                   HUDSON
                                                                                  PRO FORMA       COMBINED
                                                        TRUSTCO      HUDSON      ADJUSTMENTS      PRO FORMA
                                                       ---------    ---------    -----------     -----------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
      Interest and fees on loans                       $  55,211       34,439           --          89,650
      Interest and dividends on securities available
        for sale                                          22,598        8,110       (2,447)(j)      28,261
      Interest and dividends on securities held to
        maturity                                              --          600           --             600
      Interest on federal funds sold/short-term
        investments                                        7,467            2       (3,030)(j)       4,439
                                                       ---------    ---------    ---------       ---------
                Total interest income                     85,276       43,151       (5,477)        122,950
                                                       ---------    ---------    ---------       ---------

Interest expense:
      Interest on deposits                                32,245       13,798           --          46,043
      Interest on short-term borrowings                    3,781        4,844           --           8,625
                                                       ---------    ---------    ---------       ---------
                Total interest expense                    36,026       18,642           --          54,668
                                                       ---------    ---------    ---------       ---------
                Net interest income                       49,250       24,509       (5,477)         68,282

Provision for loan losses                                  1,650        2,925          --           4,575
                                                       ---------    ---------    ---------       ---------
                Net interest income after
                    provision for loan losses             47,600       21,584       (5,477)         63,707
                                                       ---------    ---------    ---------       ---------

Noninterest income:
      Trust department income                              4,270           --           --           4,270
      Fees for services to customers                       4,362          838           --           5,200
      Net gain/(loss) on securities transactions          (3,369)          --           --          (3,369)
      Other                                                1,594          585           --           2,179
                                                       ---------    ---------    ---------       ---------
                Total noninterest income                   6,857        1,423           --           8,280
                                                       ---------    ---------    ---------       ---------

Noninterest expense:
      Salaries and employee benefits                      12,108        7,119           --          19,227
      Net occupancy and equipment expense                  4,665        2,539           --           7,204
      Net other real estate owned expense (income)          (302)         586           --             284
      Other                                                6,883        4,789        1,425(c)       13,097
                                                       ---------    ---------    ---------       ---------
                Total noninterest expense                 23,354       15,033        1,425          39,812
                                                       ---------    ---------    ---------       ---------
Income before income taxes                                31,103        7,974       (6,902)         32,175
Income taxes                                              10,336        2,813       (1,862)(j)      11,287
                                                       ---------    ---------    ---------       ---------
Net income                                             $  20,767        5,161       (5,040)         20,888
                                                       =========    =========    =========       =========
Earnings per share:
      Basic                                            $    0.39    $    0.37                    $    0.34
      Diluted                                          $    0.38    $    0.37                    $    0.33
      Basic - Adjusted for TrustCo 15% stock split     $    0.34           --                    $    0.29
      Diluted - Adjusted for TrustCo 15% stock split   $    0.33           --                    $    0.29

See the notes to the Unaudited Pro Forma Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME FOR THE SIX MONTHS ENDED JUNE 30, 2000

         TRUSTCO, COHOES AND HUDSON COMBINED


                                                                                           TRUSTCO                        TRUSTCO
                                                                                           COHOES                      COHOES HUDSON
                                                                            PRO FORMA     COMBINED           PRO FORMA   COMBINED
                                                    TRUSTCO     COHOES     ADJUSTMENTS   PRO FORMA  HUDSON  ADJUSTMENTS PRO FORMA
                                                   --------    --------    -----------   --------- -------- ----------- ----------
Consolidated Statements of Income:
(in thousands, except per share data)

Interest income:
    Interest and fees on loans                     $ 55,211      22,582          --         77,793    34,439         --     112,232
    Interest and dividends on securities             22,598       1,283      (1,379)(j)     22,502     8,110     (2,447)(j)  28,165
      available for sale
    Interest and dividends on securities held            --       1,680          --          1,680       600         --       2,280
      to maturity
    Interest on federal  funds sold/short-term        7,467         114      (1,707)(j)      5,874         2     (3,030)(j)   2,846
      investments
                                                   --------    --------    --------       --------  --------   --------    --------
                      Total interest income          85,276      25,659      (3,086)       107,849    43,151     (5,477)    145,523
                                                   --------    --------    --------       --------  --------   --------    --------

Interest expense:
    Interest on deposits                             32,245       9,369          --         41,614    13,798         --      55,412
    Interest on short-term borrowings                 3,781       2,548          --          6,329     4,844         --      11,173
                                                   --------    --------    --------       --------  --------   --------    --------
           Total interest expense                    36,026      11,917          --         47,943    18,642         --      66,585
                                                   --------    --------    --------       --------  --------   --------    --------

           Net interest income                       49,250      13,742      (3,086)        59,906    24,509     (5,477)     78,938

Provision for loan losses                             1,650         650          --          2,300     2,925         --       5,225
                                                   --------    --------    --------       --------  --------   --------    --------
           Net interest income after
               provision for loan losses             47,600      13,092      (3,086)        57,606    21,584     (5,477)     73,713
                                                   --------    --------    --------       --------  --------   --------    --------
Noninterest income:
    Trust department income                           4,270          --          --          4,270        --         --       4,270
    Fees for services to customers                    4,362         459          --          4,821       838         --       5,659
    Net gain/(loss) on securities transactions       (3,369)         --          --         (3,369)       --         --      (3,369)
    Other                                             1,594       1,190          --          2,784       585         --       3,369
                                                   --------    --------    --------       --------  --------   --------    --------
           Total noninterest income                   6,857       1,649          --          8,506     1,423         --       9,929
                                                   --------    --------    --------       --------  --------   --------    --------

Noninterest expense:
    Salaries and employee benefits                   12,108       5,884          --         17,992     7,119         --      25,111
    Net occupancy and equipment expense               4,665       1,598          --          6,263     2,539         --       8,802
    Net other real estate owned expense (income)       (302)       (168)         --           (470)      586         --         116
    Other                                             6,883       2,463         615(c)       9,961     4,789      1,425(c)   16,175
                                                   --------    --------    --------       --------  --------   --------    --------
        Total noninterest expense                    23,354       9,777         615         33,746    15,033      1,425      50,204
                                                   --------    --------    --------       --------  --------   --------    --------

Income before income taxes                           31,103       4,964      (3,701)        32,366     7,974     (6,902)     33,438
Income taxes                                         10,336       1,820      (1,050)(j)     11,106     2,813     (1,862)(j)  12,057
                                                   --------    --------    --------       --------  --------   --------    --------
Net income                                         $ 20,767       3,144      (2,651)        21,260     5,161     (5,040)     21,381
                                                   ========    ========    ========       ========  ========   ========    ========
Earnings per share:
    Basic                                          $   0.39    $   0.42                   $   0.37  $   0.37               $   0.32
    Diluted                                        $   0.38    $   0.42                   $   0.36  $   0.37               $   0.31
    Basic - Adjusted for TrustCo 15% stock split   $   0.34          --                   $   0.32        --               $   0.28
    Diluted - Adjusted for TrustCo 15% stock split $   0.33          --                   $   0.31        --               $   0.27

See the notes to the Unaudited Pro Forma Combined Financial Information.

SUMMARY OF PURCHASE ACCOUNTING ADJUSTMENTS

(in thousands, except per share information)

ACQUISITION OF COHOES:
ENTRY FOR PURCHASE ACCOUNTING ADJUSTMENTS:


                                                                        DR.          CR.
         (a)      Cash                                            $   7,961
         (b)      Goodwill                                           24,606
         (d)      Other liabilities                                   5,155
         (e)      Shareholders' equity                              121,306
         (f)      Other liabilities                                                8,000
         (g)      Cash (Federal funds)                                             3,067
         (g)      Available-for-sale securities                                    2,045
         (h)      Cash (Federal funds)                                             2,100
         (h)      Available-for-sale securities                                    1,400
         (i)      Cash (Federal funds)                                            51,270
         (i)      Available-for-sale securities                                   34,180
         (i)      Shareholders' equity                                            56,966
                                                                    -------      -------
                                                                    159,028      159,028
                                                                    =======      =======

DETAIL OF THE TRUSTCO/COHOES PURCHASE ACCOUNTING ADJUSTMENTS:

         (a)      To record the net effect of the cash received upon the payoff of the ESOP loan.
                           Dr.      Cash                                        $  7,961
                           Cr.      Shareholders' Equity                                        7,961

         (b)      Goodwill was calculated as follows:
                  Number of Cohoes common shares outstanding                     $ 7,912
                  TrustCo acquisition price                                        18.00
                                                                                --------
                                                                                 142,416   $  142,416

                  TrustCo acquisition price                                        18.00
                  Estimated weighted average option price                        12.0625
                                                                                 -------
                                                                                  5.9375
                  Estimated number of options outstanding                            861
                                                                                 -------
                                                                                   5,112        5,112
                  Effective tax rate                                                  34%
                                                                                              -------
                  Tax benefit of options                                          (1,738)      (1,738)

                  Value of Cohoes/Hudson special option (no tax benefit)                        3,500

                  Estimated transaction costs                                      8,000        8,000
                  Effective tax rate                                                  34%
                                                                                 -------
                                                                                  (2,720)      (2,720)
                                                                                              -------
                  Amount paid by TrustCo for Cohoes                                           154,570

                  Cohoes historical equity at June 30, 2000                      121,306
                  Unallocated ESOP shares                                          7,961

                  Estimated Cohoes RRP's                                345
                  TrustCo acquisition price                           18.00
                                                                    -------
                                                                      6,210
                  less:  restricted RRP in equity                    (4,161)
                                                                    -------
                  Additional RRP value                                2,049
                  Effective tax rate                                    34%
                                                                    -------
                  RRP tax benefit                                       697          697
                                                                    =======       ------

                                                                                 129,964      129,964
                                                                                            ---------
                  Goodwill associated with acquisition of Cohoes                               24,606
                                                                                            =========

         (c)      INCOME STATEMENT PRO FORMA ADJUSTMENTS
                  Annual amortization expense over 20 yrs                                                     1,230
                                                                                                              =====
                  Six month amortization expense                                                                615
                                                                                                             ======

         (d)      Tax benefit of options                                          (1,738)
                  Tax benefit of transaction costs                                (2,720) All of these amounts
                  RRP tax benefit                                                   (697) were calculated in (b).
                                                                                 -------
                                                                                  (5,155)
                                                                                 =======

                           Dr.      Tax liability                                  1,738
                           Cr.      Goodwill                                                    1,738
                           Dr.      Tax liability                                  2,720
                           Cr.      Goodwill                                                    2,720
                           Dr.      Tax liability                                    697
                           Cr.      Stockholder's Equity (RRP)                                    697

         (e)      To eliminate Cohoes historical Shareholders' equity of        $121,306

         (f)      To record estimate transaction costs of $8 million as a payable.

                           Dr.      Goodwill                                       8,000
                           Cr.      Accounts Payable                                            8,000

         (g) The "cash-out" of Cohoes options was calculated below. For pro forma purposes, the cash used is presumed to come 60% from the sale of federal funds and 40% from the sale of available-for-sale securities.

                  TrustCo acquisition price                                        18.00
                  Weighted average option price                                  12.0625
                                                                                --------
                  Additional option value in acquisition                          5.9375
                  Number of options outstanding                                      861
                                                                                  ------
                  Value (in thousands)                                             5,112
                                                                                   =====

                           Dr.      Goodwill                                       5,112
                           Cr.      Federal funds                       60%                     3,067
                           Cr.      Available-for-sale securities       40%                     2,045

         (h) The "cash-out" of Cohoes options (from the Cohoes/Hudson special option) is calculated below. For pro forma purposes, the cash used is presumed to come 60% from the reduction of federal funds and 40% from the sale of available-for-sale securities.

                           Dr.      Goodwill                          3,500
                           Cr.      Federal funds                       60%                     2,100
                           Cr.      Available-for-sale securities       40%                     1,400

         (i)      To record the purchase of the outstanding Cohoes common stock.
                  For pro forma purposes, the cash used is presumed to come 60% from the sale of federal funds and 40% from the sale of available-for-sale securities.

                  7,912 Cohoes shares outstanding at $18.00 per share = $142,416

                  Total purchase price                                           142,416
                  multiplied by 60% cash to be paid                                  60%
                      Total                                                       85,450
                                                                                 -------
                  Cash to be taken from:
                      60% from Federal funds (Credit to cash)                     51,270


                    40% from Available-for-sale securities (Credit)               34,180
                                                                                  ------
                    Total                                                         85,450
                                                                                  ------

                  Total purchase price                                           142,416
                  multiplied by 40% stock                                            40%
                                                                                --------
                  Credit to equity                                                56,966
                                                                                 -------

         (j)      INCOME STATEMENT PRO FORMA ADJUSTMENTS FOR THE
                  12 MOS. ENDED 12/31/99
                  Loss of interest income on Federal funds                        56,437       *4.99%         2,816
                  Loss of interest income on Available-for-sale securities        37,625       *7.05%         2,653
                                                                                  ------                      -----
                                                                                  94,062                      5,469
                                                                                                              -----

                  Annual income tax benefit                                        5,469         *34%         1,859

                  INCOME STATEMENT PRO FORMA ADJUSTMENTS FOR
                  6 MOS. ENDED 6/30/00
                  Loss of interest income on Federal funds                        56,437       *6.05%         3,414
                  Loss of interest income on Available-for-sale securities        37,625       *7.33%         2,758
                                                                                  ------                      -----
                                                                                  94,062                      6,172
                                                                                  ------                      -----

                  Annual income tax benefit                                        6,172         *34%         2,099

                  Yield on federal funds sold and available for sale securities for the applicable periods are based on TrustCo's actual results for the respective periods.

ACQUISITION OF HUDSON:
ENTRY FOR PURCHASE ACCOUNTING ADJUSTMENTS:

(in thousands, except per share information)


                                                                        DR.          CR.
                                                                    -------     --------
         (a)      Cash                                           $   15,583
         (b)      Goodwill                                           56,980
         (d)      Other liabilities                                   6,386
         (e)      Shareholders' equity                              200,098
         (f)      Other liabilities                                                8,000
         (g)      Cash (Federal funds)                                             4,356
         (g)      Available-for-sale securities                                    2,904
         (h)      Cash (Federal funds)                                             2,100
         (h)      Available-for-sale securities                                    1,400
         (i)      Cash (Federal funds)                                            93,703
         (i)      Available-for-sale securities                                   62,469
         (i)      Shareholders' equity                                           104,115
                                                                    -------     --------
                                                                    279,047      279,047
                                                                    =======     ========

DETAIL OF THE TRUSTCO/HUDSON PURCHASE ACCOUNTING ADJUSTMENTS:

         (a)      To record the net effect of the cash received upon the payoff of the ESOP loan.
                           Dr.      Cash                                       $  15,583
                           Cr.      Shareholders' Equity                                       15,583

         (b)      Goodwill was calculated as follows:
                  Number of Hudson common shares outstanding                      15,311
                  TrustCo acquisition price                                        17.00
                                                                               ---------
                                                                                 260,287   $  260,287

                  TrustCo acquisition price                                        17.00
                  Estimated weighted average option price                          11.42
                                                                               ---------
                                                                                    5.58
                  Estimated number of options outstanding                          1,301
                                                                               ---------
                                                                                   7,260        7,260
                  Effective tax rate                                                 34%
                                                                                 -------
                  Tax benefit of options                                         (2,468)      (2,468)

                  Value of Cohoes/Hudson special option (no tax benefit)                        3,500

                  Estimated transaction costs                                      8,000        8,000
                  Effective tax rate                                                 34%
                                                                                 -------
                                                                                 (2,720)      (2,720)
                                                                                               ------
                  Amount paid by TrustCo for Hudson                                           273,859

                  Hudson historical equity at June 30, 2000                      200,098
                  Unallocated ESOP shares                                         15,583

                  Estimated Hudson RRP's                                566
                  TrustCo per share acquisition price                 17.00
                                                                    -------
                                                                      9,622
                  less:  restricted RRP in equity                   (6,098)
                                                                    -------
                  Additional RRP value                                3,524
                  Effective tax rate                                    34%
                                                                     ------
                  RRP tax benefit                                     1,198        1,198
                                                                  =========     --------
                                                                                 216,879      216,879
                                                                                              -------
                  Goodwill associated with acquisition of Hudson                             $ 56,980
                                                                                             ========


         (c)      INCOME STATEMENT PRO FORMA ADJUSTMENTS
                  Annual amortization expense over 20 yrs                                                     2,849
                                                                                                              =====
                  Six month amortization expense                                                              1,425
                                                                                                              =====

         (d)      Tax benefit of options                                         (2,468)
                  Tax benefit of transaction costs                               (2,720) All of these amounts
                                                                                 ------
                  RRP tax benefit                                                (1,198) were calculated in (b).
                                                                                 (6,386)
                                                                                 ======

                           Dr.      Tax liability                                  2,468
                           Cr.      Goodwill                                                    2,468
                           Dr.      Tax liability                                  2,720
                           Cr.      Goodwill                                                    2,720
                           Dr.      Tax liability                                  1,198
                           Cr.      Stockholder's Equity (RRP)                                  1,198

         (e)      To eliminate Hudson historical Shareholders' equity of $200,098.

         (f)      To record estimate transaction costs of $8 million as a payable.

                           Dr.      Goodwill                                       8,000
                           Cr.      Accounts Payable                                            8,000

         (g) The "cash-out" of Hudson options was calculated below. For pro forma purposes, the cash used is presumed to come 60% from the sale of federal funds and 40% from the sale of available-for-sale securities.

                  TrustCo acquisition price                                        17.00
                  Weighted average option price                                    11.42
                                                                                --------
                  Additional option value in acquisition                            5.58
                  Number of options outstanding                                    1,301
                                                                                --------
                  Value (in thousands)                                             7,260
                                                                                ========

                           Dr.      Goodwill                                       7,260
                           Cr.      Federal funds                       60%                     4,356
                           Cr.      Available-for-sale securities       40%                     2,904

         (h) The "cash-out" of Hudson options (from the Cohoes/Hudson special option) is calculated below. For pro forma purposes, the cash used is presumed to come 60% from the reduction of federal funds and 40% from the sale of available-for-sale securities.

                           Dr.      Goodwill                                       3,500
                           Cr.      Federal funds                       60%                     2,100
                           Cr.      Available-for-sale securities       40%                     1,400

         (i)      To record the purchase of the outstanding Hudson common stock.
                  For pro forma purposes, the cash used is presumed to come 60% from the sale of federal funds and 40% from the sale of available-for-sale securities.

                  15,311 Hudson shares outstanding at $17.00 per share = $260,287

                  Total purchase price                                           260,287
                  multiplied by 60% cash to be paid                                  60%
                                                                                --------
                      total                                                      156,172
                                                                                --------
                  Cash to be taken from:
                      60% from Federal funds (Credit to cash)                     93,703
                      40% from Available-for-sale securities (Credit)             62,469
                                                                                --------
                  total                                                          156,172
                                                                                --------

                  Total purchase price                                           260,287
                  multiplied by 40% stock                                            40%
                                                                                --------
                  Credit to equity                                               104,115
                                                                                --------

         (j)      INCOME STATEMENT PRO FORMA ADJUSTMENTS FOR THE
                  12 MOS. ENDED 12/31/99
                  Loss of interest income on Federal funds                       100,159       *4.99%         4,998
                  Loss of interest income on Available-for-sale securities        66,773       *7.05%         4,707
                                                                                --------                     ------
                                                                                 166,932                      9,705
                                                                                --------                     ------

                  Annual income tax benefit                                        9,705         *34%         3,300

                  INCOME STATEMENT PRO FORMA ADJUSTMENTS FOR
                  6 MOS. ENDED 6/30/00
                  Loss of interest income on Federal funds                       100,159       *6.05%         6,060
                  Loss of interest income on Available-for-sale securities        66,773       *7.33%         4,894
                                                                                --------                     ------
                                                                                 166,932                     10,954
                                                                                --------                     ------

                  Annual income tax benefit                                       10,954         *34%         3,724

                  Yield on federal funds sold and available for sale securities for the applicable periods are based on TrustCo's actual results for the respective periods.

                     DESCRIPTION OF TRUSTCO'S CAPITAL STOCK

GENERAL

         TrustCo is presently authorized to issue 100,000,000 shares of common stock, par value $1.00 per share (referred to in this Prospectus as "TrustCo Common Stock"), and 500,000 shares of preferred stock, par value $10.00 per share. At July 31, 2000, there were 53,548,191 shares of TrustCo Common Stock issued and outstanding, and no shares of the preferred stock are issued or outstanding.

COMMON STOCK

         VOTING RIGHTS

         Holders of TrustCo Common Stock possess exclusive voting rights in TrustCo, except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of shares of TrustCo Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of the TrustCo Common Stock.

         DIVIDEND RIGHTS

         Holders of TrustCo Common Stock are entitled to receive dividends when, as and if declared by TrustCo's Board of Directors (the "TrustCo Board") out of funds legally available therefor, subject to any preferential dividend rights which may attach to preferred stock which may be issued by TrustCo in the future. Under the New York Business Corporation Law (the "New York Law"), TrustCo may pay dividends on TrustCo Common Stock unless TrustCo is or would thereby be made insolvent. Moreover, TrustCo may pay dividends out of surplus only such that the net assets of TrustCo remaining thereafter is at least equal to the amount of its stated capital. If any dividend is paid by TrustCo, in whole or in part, from sources other than earned surplus, the stockholders of TrustCo must be notified of that fact. The ability of Trustco Bank to pay cash dividends, which is expected to be TrustCo's principal source of income, is restricted by applicable banking laws. Such dividends have previously been TrustCo's principal source of income.

         LIQUIDATION RIGHTS

         In the event of a liquidation, dissolution or winding up of TrustCo, each holder of TrustCo Common Stock would be entitled to receive, after payment of all debts and liabilities of TrustCo, a pro rata portion of all assets of TrustCo available for distribution to holders of the TrustCo Common Stock. If any preferred stock is issued, the holders thereof may have a priority in liquidation or dissolution over the holders of the TrustCo Common Stock.

         OTHER CHARACTERISTICS

         Holders of TrustCo Common Stock do not have preemptive rights with respect to any additional shares of TrustCo which may be issued. The shares of TrustCo Common Stock presently outstanding are, and the shares of TrustCo Common Stock to be issued pursuant to the Exchange Offer will be, when issued and delivered as described herein, duly authorized, validly issued, fully paid and non-assessable. There are no redemption or sinking fund provisions applicable to the shares of TrustCo Common Stock.

         TRANSFER AGENT

         Trustco Bank is the transfer agent for shares of TrustCo Common Stock.

PREFERRED STOCK

         None of the 500,000 authorized shares of preferred stock of TrustCo are issued. The TrustCo Board is authorized to issue the preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The preferred stock may rank prior to the common stock as to dividend rights or liquidation preference, or both, and may have full or limited voting rights. The TrustCo Board has no present intention to issue any of the preferred stock.

                      DESCRIPTION OF COHOES' CAPITAL STOCK

GENERAL


         The following description of Cohoes' capital stock is based on information contained in the Annual Report on Form 10-K of Cohoes for the year ended June 30, 2000 and other public information available on Cohoes, including Cohoes' Proxy Statement.

         Cohoes is authorized to issue 25,000,000 shares of common stock, par value $.01 per share (referred to in this Prospectus as "Cohoes Common Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share. As of September 1, 2000, there were 7,912,705 shares of Cohoes Common Stock issued and outstanding and no shares of the preferred stock were issued and outstanding.


COMMON STOCK

         The holders of shares of Cohoes Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Cohoes Board, and are entitled upon liquidation to receive pro rata the net assets of Cohoes after satisfaction in full of the prior rights of creditors of Cohoes and holders of any shares of preferred stock.

         The holders of shares of Cohoes Common Stock are generally entitled to one vote for each share of Cohoes Common Stock held on all matters as to which stockholders are entitled to vote, subject to the 10% Limit. The holders of Cohoes Common Stock do not have cumulative voting rights.

         American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005 is the transfer agent and registrar for the shares of Cohoes Common Stock.

PREFERRED STOCK

         None of the 5,000,000 authorized shares of preferred stock of Cohoes are issued. The Cohoes Board is authorized to issue the preferred stock from time to time in one or more series with such designation, powers, preferences and rights, including voting rights, and any qualifications, limitations or restrictions thereof, as may determined by the Cohoes Board. The preferred stock may rank prior to the common stock as to dividend rights or liquidation preference, or both, and may have full or limited voting rights.

                        COMPARISON OF SHAREHOLDER RIGHTS

         The rights of holders of Cohoes Common Stock who receive TrustCo Common Stock in the Exchange Offer will be governed by the New York Law, the state in which TrustCo is incorporated, and by TrustCo's Amended and Restated Certificate of Incorporation, as amended ("TrustCo's Certificate"), and Bylaws, as amended, and other corporate documents of TrustCo. The rights of holders of Cohoes Common Stock, which are governed by the DGCL and Cohoes' Certificate and Bylaws, as amended, differ in certain respects from the rights which such holders would have as stockholders of TrustCo. A summary of the material differences between the respective rights of Cohoes and TrustCo stockholders is set forth below.

STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

         BUSINESS COMBINATIONS

                  TRUSTCO

         The New York Law generally requires that mergers, consolidations and sales, leases, exchanges, or other distributions of all of the assets of a corporation be approved by a vote of not less than two-thirds of all outstanding shares entitled to vote on such transactions. Moreover, generally, holders of shares of any class or series have the right to vote, and to vote as a class, on certain mergers and consolidations which contain provisions that exclude or limit their right to vote, or adversely affect certain of their rights, or authorize shares which have a preference over their shares. In such cases, in addition to the vote of the holders of two-thirds of all outstanding shares entitled to vote thereon, the merger or consolidation must be approved by the holders of a majority of all outstanding shares of such class or series.

         TrustCo's Certificate includes a so-called "fair consideration" provision, which provides that a "business combination" (including a merger, consolidation or acquisition of substantially all assets) involving TrustCo, or any subsidiary of TrustCo, with any person or entity beneficially owning directly or indirectly more than 5% of TrustCo's outstanding voting stock (a "TrustCo 5% stockholder") may not be consummated, even if the normal statutory requirements are met, unless: (i) the transaction is approved by at least two-thirds of the members of the TrustCo Board who are not affiliated with the TrustCo 5% stockholder; or (ii) the transaction meets certain minimum price requirements (in either of which cases only the normal stockholder and director approval requirements of the New York Law would govern the transaction). The primary purpose of TrustCo's "fair consideration" provision is to provide additional safeguards for the remaining stockholders in the event that an individual or entity becomes a majority stockholder of TrustCo. If TrustCo comes under the control of a single person or entity, substantial inequities could befall the minority stockholders. Accordingly, this "fair consideration" provision was included in TrustCo's Certificate to make it more likely that any acquisition of TrustCo will involve payment of a fair price to all stockholders of TrustCo.

                  COHOES

         Cohoes' Certificate provides for a greater than majority stockholder approval requirement for certain business combinations with interested stockholders. Under Cohoes' Certificate, certain business combinations with an interested stockholder require the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of stock of Cohoes entitled to vote in the election of directors. Generally, an interested stockholder is any person, other than Cohoes or any subsidiary of Cohoes, that is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding voting stock of Cohoes. The business combination provisions relating to interested stockholders also apply to affiliates of interested stockholders. Business combinations subject to the 80% stockholder approval requirement include: (i) any merger or consolidation of Cohoes or any subsidiary of Cohoes with an interested stockholder or affiliate thereof; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of Cohoes or any Cohoes subsidiary to an interested stockholder having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of Cohoes and its subsidiaries; (iii) the purchase, exchange, lease or other acquisition by Cohoes or any subsidiary of all or substantially all of the assets or business of an interested stockholder or affiliate thereof; (iv) the issuance or transfer by Cohoes or any subsidiary of Cohoes to an interested stockholder or affiliate thereof of any securities of Cohoes or any subsidiary of Cohoes having an aggregate fair market value equaling or exceeding 10% of the combined fair market value of the outstanding common stock of Cohoes and its subsidiaries; (v) the adoption of any plan for the liquidation or dissolution of Cohoes proposed by or on behalf of an interested stockholder or affiliate thereof; and (vi) any reclassification of securities or recapitalization of Cohoes, or any merger or consolidation of Cohoes with any of its subsidiaries or any other transaction that has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Cohoes or any subsidiary of

Cohoes directly or indirectly owned by an interested stockholder or affiliate thereof. A business combination with an interested stockholder may avoid the 80% stockholder approval requirement, needing only an affirmative vote of a majority of the voting power of the outstanding shares of stock of Cohoes entitled to vote in the election of directors, if: (a) the business combination does not involve cash or other consideration being received by the stockholders of Cohoes solely in their capacity as stockholders of Cohoes and the business combination has been approved by a majority of the disinterested directors of Cohoes; or (b) the business combination has been approved by a majority of the disinterested directors of Cohoes, or each of the following conditions are met: (1) the fair market value of the consideration received per share by the holders of Cohoes Common Stock equals or exceeds the higher of certain fair price determinations;
(2) there has been no reduction of dividends or failure to pay dividends after the time the interested stockholder became an interested stockholder, except as approved by a majority of disinterested directors; (3) the interested stockholder and its affiliates have not become the beneficial owners of any additional shares of voting stock of Cohoes after the interested stockholder became an interested stockholder; (4) the interested stockholder has not received the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance; and (5) a proxy or information statement describing the proposed business combination and complying with the requirements of the 1934 Act has been mailed to stockholders of Cohoes at least 30 days prior to the consummation of such business combination.

         REMOVAL OF DIRECTORS

                  TRUSTCO

         The New York Law provides that any or all of the directors of TrustCo may be removed for cause by a vote of the stockholders. TrustCo's Certificate specifies that an affirmative vote of at least a majority of its outstanding stock is needed to approve any matter on which stockholders are entitled to vote.

                  COHOES

         Cohoes' Certificate provides that any director or the entire Cohoes Board may be removed from office at any time, but only for cause and only by the holders of at least 80% of the voting power of all of the outstanding shares of capital stock of Cohoes entitled to vote generally in the election of directors. Cohoes' 80% stockholder vote requirement for removal of directors precludes a majority stockholder from circumventing Cohoes' classified Cohoes Board by decreasing the size of the Cohoes Board until its nominees have a numerical majority or by removing directors not up for election, filling the resulting vacancy with its nominees, and thereby gaining control of the Cohoes Board. Stockholders of Cohoes may not remove directors without cause, making it more difficult for a majority stockholder to control the Cohoes Board. The restriction on director removal found in Cohoes' Certificate also makes it more difficult for stockholders of Cohoes to change the composition of the Cohoes Board even where the stockholders believe in good faith that such a change would be beneficial to Cohoes and to the stockholders of Cohoes.

         AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS

                  TRUSTCO

         TrustCo's Certificate requires an affirmative vote of at least two-thirds of TrustCo's voting stock to change, modify, or repeal any provision of TrustCo's Certificate or Bylaws.

                  COHOES

         The DGCL provides that the certificate of incorporation of a Delaware corporation may be amended only if first approved by the corporation's board of directors and thereafter by a majority of the outstanding stock entitled to vote thereon. The DGCL also provides that, if a greater than majority stockholder vote is required to effect an action under a certain article of a Delaware corporation's certificate of incorporation, then amending such an article likewise requires such a greater than majority stockholder vote.

         Cohoes' Certificate provides that Cohoes may amend or repeal any provision contained in Cohoes' Certificate in the manner prescribed described above pursuant to the DGCL. Cohoes' Certificate further provides that the affirmative vote of at least 80% of the voting power of all of the outstanding shares of the capital stock of Cohoes entitled to vote generally in the election of directors (after giving effect to the 10% Limit described herein under the caption "COMPARISON OF SHAREHOLDER RIGHTS -- Anti-takeover Statutes and Provisions -- COHOES") is required to amend or repeal the provisions of: (i) Article TWELFTH (relating to amending the Cohoes' Certificate); (ii) Section C of Article FOURTH (relating to voting restrictions imposed on stockholders owning in excess of 10% of the outstanding shares of Cohoes Common Stock); (iii) Sections C and D of Article FIFTH (relating to stockholder special meetings and stockholder action by written consent); (iv) Article SIXTH (relating to the number, classification, qualification, disqualification, director nominations, filling of vacancies and removal of directors of Cohoes); (v) Article SEVENTH (relating to amending the Bylaws); (vi) Article EIGHTH (relating to approval of business combinations with an interested stockholder or its affiliates); and
(vii) Article TENTH (relating to indemnification).

         Cohoes' Bylaws provide that the Cohoes Board may amend or repeal the Bylaws upon the vote of a majority of the whole board thereof. The stockholders of Cohoes, upon the affirmative vote of the holder of at least 80% of the voting power of the voting stock (after giving effect to the 10% Limit), also have the power to amend or repeal the Bylaws of Cohoes.

         VOTING RIGHTS

                  TRUSTCO

         Holders of TrustCo Common Stock are entitled to one vote per share in the election of directors and in all other matters to be voted upon by the stockholders generally. A stockholder of TrustCo may vote in person or by proxy. Directors of TrustCo are elected by a plurality of the stockholder votes cast and stockholders of TrustCo Common Stock are not entitled to cumulative voting in the election of directors. All other matters voted on by stockholders must be approved by the affirmative vote of at least a majority of the outstanding shares of TrustCo Common Stock, except those matters specifically requiring a greater than majority vote pursuant to the New York Law or TrustCo's Certificate.

                  COHOES

         In accordance with the DGCL, and as provided in the Bylaws of Cohoes, each outstanding share of Cohoes Common Stock is entitled to one vote on each matter voted on at a stockholders' meeting. A stockholder of Cohoes may vote in person or by proxy. Directors of Cohoes are elected by a plurality of the stockholder votes cast, and stockholders of Cohoes are not entitled to cumulative voting in the election of directors. All other matters voted on by stockholders are determined by a majority of the stockholder votes cast, except those matters specifically requiring a greater than majority vote pursuant to the DGCL or Cohoes' Certificate. Notwithstanding the foregoing, Article FOURTH, Section C, of Cohoes' Certificate provides that no person who beneficially owns more than 10% of the outstanding shares of Cohoes Common Stock may vote shares in excess of that limit. See "COMPARISON OF SHAREHOLDER RIGHTS -- Anti-Takeover Statutes and Provisions -- COHOES."

SPECIAL MEETING OF STOCKHOLDERS; STOCKHOLDER ACTION BY WRITTEN CONSENT

         TRUSTCO

         The New York Law provides that special meetings of the stockholders of a New York corporation may be called by the board of directors and by such person or persons as may be so authorized by the certificate of incorporation or the bylaws. TrustCo's Certificate provides that special meetings of stockholders of TrustCo may be called at the request of at least two-thirds of the shares of TrustCo Common issued and outstanding. In addition, the Bylaws provide that a special meeting of the stockholders may be called at any time by the TrustCo Board or by TrustCo's Chief Executive Officer.

         Pursuant to the New York Law, stockholders of TrustCo may take any action without a meeting by written consent, which consent must set forth the action so taken and be signed by the holders of all of the outstanding shares entitled to vote thereon. Written consent given by the holders of all outstanding shares entitled to vote has the same effect as a unanimous vote of stockholders.

         COHOES

         In accordance with the DGCL, Cohoes' Certificate provides that special meetings of stockholders of Cohoes may be called only by the Cohoes Board pursuant to a resolution adopted by a majority of the total number of directors which Cohoes would have if there were no vacancies on the Cohoes Board. Cohoes' Certificate also provides that any action required or permitted to be taken by the stockholders of Cohoes must be effected at a duly called annual or special stockholders' meeting and may not be effected by any consent in writing by such stockholders. The DGCL, in the absence of this provision, permits action by written consent of stockholders signed by the holders of the number of shares that would be required to effect the action at a meeting. Cohoes' restriction against stockholders' ability to call a special stockholders' meeting and against stockholder action by written consent is more restrictive than TrustCo's 2/3 stockholder vote required to call a special meeting and stockholders' act by written consent of all of TrustCo's stockholders. Cohoes' more restrictive provisions preclude attempts by stockholders to disrupt the business of Cohoes between annual stockholders' meetings, and make it impossible for a stockholder or stockholder group to take action where such action is opposed by a majority of the Cohoes Board and management of Cohoes. Cohoes' more restrictive provisions also preclude the removal of directors, even if cause exists or a director becomes disqualified, until the next annual stockholders' meeting, where such removal is opposed by a majority of the Cohoes Board.

DISSENTERS' RIGHTS

         TRUSTCO

         The New York Law provides that dissenting stockholders are entitled to receive payment of the "fair value" of their shares in connection with certain mergers or consolidations of which the corporation is a party and sales or exchanges of all or substantially all of the assets of a corporation. Under the New York Law, dissenting stockholders: (i) may withdraw their notice of election to dissent within certain specific time periods prior to their acceptance of a corporation's offer to purchase their shares; (ii) are entitled to an advance payment which accompanies a corporation's offer to purchase their shares, if the corporate action has been consummated; and (iii) bear their own costs and expenses as to any court proceeding for a determination of the fair value of their shares.

         COHOES

         The DGCL provides that, unless the certificate of incorporation of a Delaware corporation provides otherwise, no dissenters' appraisal rights are available to holders of shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by NASD, or are held of record by more than 2,000 stockholders. As the shares of

Cohoes Common Stock are a national market system security traded on Nasdaq and Cohoes' Certificate does not provide for dissenters' appraisal rights, holders of Cohoes Common Stock have no dissenters' appraisal rights in any merger, consolidation or disposition of assets. Stockholders of Cohoes may not, therefore, assert dissenters' appraisal rights in connection with the Exchange Offer or the TrustCo-Cohoes Merger.

ANTI-TAKEOVER STATUTES AND PROVISIONS

         TRUSTCO

         In general, the New York Law prohibits any business combination (e.g. mergers, consolidations, and acquisitions of substantially all of the assets) between a New York corporation and an "interested stockholder" (defined as any owner of 20% or more of the voting stock of such corporation) unless the corporation's board of directors has approved the business combination or the stock acquisition by which the related party's interest reached 20% (the "Stock Acquisition") prior to the date of the Stock Acquisition. This restriction applies for five years after the date of the Stock Acquisition. Thereafter, the corporation may enter into a business combination with the related party: (i) if the combination is approved by a majority of the corporation's voting stock beneficially owned by stockholders other than the related party; or (ii) if such disinterested stockholders receive a price for their shares equal to or greater than a price determined in accordance with a statutory formula intended to assure that stockholders receive an equitable price in the business combination. As a New York corporation, TrustCo and any potential acquiror of TrustCo would be subject to this provision.

         TrustCo's Certificate and Bylaws contain several provisions which may be deemed to be "anti-takeover" in nature. TrustCo's Certificate contains a "fair consideration" provision which is discussed under "COMPARISON OF SHAREHOLDER RIGHTS -- Stockholder Vote Required for Certain Transactions -- BUSINESS COMBINATIONS -- TRUSTCO." TrustCo's Certificate also provides for a classified board of directors, under which one-third of the directors are elected to three-year terms at each annual stockholders' meeting. In effect, the classified board may increase the time required for any one or more persons owning a majority or controlling block of stock to elect a majority of the directors. Without a classified board, a change in control can be accomplished at a single annual stockholders' meeting. In contrast, with a classified board, at least two successive annual stockholders' meetings may be required to effect a change in control. The TrustCo Board and management of TrustCo believe that a classified board may help to moderate the pace of any change in control of the TrustCo Board and, by increasing the stability of the TrustCo Board, may also increase its effectiveness. Conversely, the additional time required to obtain control of the TrustCo Board also tends to discourage a tender offer or takeover bid, many of which are made at premium prices to stockholders.

         COHOES

         The DGCL has a "freeze provision" that generally prohibits any business combination, such as a merger or consolidation, between a Delaware corporation and an interested stockholder (which is generally defined as any owner of 15% or more of the outstanding voting stock of a corporation) for three years after the date on which such stockholder becomes an interested stockholder. The Delaware statute provides that if any of the following conditions are met, Delaware's three-year freeze provision will not apply: (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction by which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares held by persons who are directors and also officers and by certain employee stock ownership plans); or (iii) on or subsequent to such date the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

         Under the terms of Cohoes' Certificate, a record owner of Cohoes Common Stock who beneficially owns, directly or indirectly, in excess of 10% of the outstanding shares of Cohoes Common Stock is not entitled to vote the shares held in excess of 10% of the outstanding shares of Cohoes Common Stock. The number of shares which may be voted by any record owner owning shares in excess of the 10% Limit is equal to the total number of votes which a single record owner of all Cohoes Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Cohoes Common Stock beneficially owned by such person owning shares in excess of the 10% Limit.

         As with TrustCo, Cohoes' Certificate provides that the Cohoes Board is divided into three classes, as nearly equal in number as possible, which are elected for staggered three-year terms. For additional discussion of provisions which may be deemed to have an anti-takeover effect, see "COMPARISON OF SHAREHOLDER RIGHTS -- Special Meeting of Stockholders; Stockholder Action by Written Consent -- COHOES", and "-- Stockholder Vote Required for Certain Transactions -- REMOVAL OF DIRECTORS -- COHOES."

INDEMNIFICATION

         TRUSTCO

         The New York Law contains provisions permitting indemnification of officers and directors so long as such persons acted in good faith, and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, if he or she had no reason to believe his or her conduct was unlawful. TrustCo's Bylaws generally permit indemnification, PROVIDED, HOWEVER, that no indemnification will be made to any officer or director if a judgement or final adjudication establishes that his or her acts were committed in bad faith or were the result of an act of deliberate dishonesty, and were material to the cause of action so adjudicated, or that he or she personally gained a financial profit or other advantage to which he or she was not entitled.

         COHOES

         The DGCL grants Delaware corporations broad indemnification powers, including the authority to provide forms of indemnification in addition to the types of indemnification specifically set forth within the DGCL. Cohoes' Certificate provides mandatory indemnification for each person who was or is made a party or threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that he or she is or was a director or officer of Cohoes or a subsidiary of Cohoes or is or was serving at the request of Cohoes as a director, officer, employee or agent of another corporation. Such mandatory indemnification covers the alleged action whether or not such person was acting in their official capacity. Such indemnification covers all expense, liability and loss, including attorneys' fees, judgments, fines, excise taxes or penalties and amounts paid in settlement reasonably incurred by the indemnitee in connection with the proceeding. Cohoes' Certificate provides indemnification to an indemnitee who initiates a proceeding only if the proceeding was authorized by the Cohoes Board or was initiated to enforce indemnification rights. Cohoes' Certificate provides for payment of indemnification expenses in advance of a proceeding's final disposition provided the indemnitee first delivers to Cohoes an undertaking by or on behalf of such indemnitee to repay all amounts so advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified for such expense. In addition to mandatory indemnification, Cohoes may in accordance with Cohoes' Certificate, to the extent authorized by the Cohoes Board, grant rights to indemnification and to the advancement of indemnification expenses to any employee or agent of Cohoes to the fullest extent that Cohoes is authorized to indemnify and advance expenses to the directors and officers of Cohoes. Cohoes' Certificate also authorizes Cohoes to maintain insurance to protect Cohoes and any director, officer, employee or agent of Cohoes or another corporation against any expense, liability or loss, whether or not Cohoes would have the power to indemnify such person against such expense, liability or loss under the DGCL.

LIMITATION OF LIABILITY OF DIRECTORS

         TRUSTCO

         TrustCo's Certificate provides that, to the fullest extent that the New York Law permits elimination or limitation of the liabilities of directors, no director of TrustCo will be liable to the corporation or its stockholders for any breach of duty in such capacity. The New York Law provides that a director will not be liable if he or she performed his or her duties as a director, including duties as a member of any committee thereof, in good faith and with that degree of care which an ordinarily prudent person in a like position would use under similar circumstances.

         COHOES

         Cohoes' Certificate provides that a director of Cohoes will not be personally liable to Cohoes or the stockholders of Cohoes for monetary damages for breach of fiduciary duty as a director, except for liability resulting from:
(i) any breach of the director's duty of loyalty to Cohoes or the stockholders of Cohoes; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividend or unlawful stock purchases or redemptions; or (iv) any transaction from which the director derived an improper personal benefit. Stockholders of Cohoes do not, therefore, have a cause of action against a director based upon negligent business decisions, including those relating to attempts to acquire control of Cohoes. Cohoes' Certificate does not, however, preclude all equitable remedies for breach of the duty of care, although such remedies might not be available as a practical matter. Cohoes' limitation of director liability may reduce the likelihood of derivative litigation against directors and discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have been beneficial to Cohoes and its stockholders.

CONSIDERATION OF NON-STOCKHOLDER INTERESTS

         TRUSTCO

         The New York Law specifically authorizes directors, in considering the best interests of a corporation, to consider the short-term and long-term interests of the corporation and its stockholders as well as the short-term or long-term effects of any action upon: (i) the corporation's prospects for potential growth, development, productivity and profitability; (ii) the corporation's current employees; (iii) the corporation's retired employees and other beneficiaries receiving or entitled to receive retirement, welfare or similar benefits from or pursuant to any plan sponsored, or agreement entered into, by the corporation; (iv) the corporation's customers and creditors; and
(v) the ability of the corporation to provide, as a going concern, goods, services, employment opportunities and employment benefits and otherwise to contribute to the communities in which it does business. The New York Law does not create any duties of any director to any person or entity to consider or afford any particular weight to any of the foregoing criteria, nor does it abrogate any duty of the directors, either statutory or recognized by common law or court decisions.

         COHOES

         The DGCL does not address a Delaware director's ability to consider non-stockholder interests when discharging his or her duties. Delaware case law, however, provides that in discharging his or her responsibilities, a board of directors of a Delaware corporation must limit consideration of non-stockholder interests, and that a board of directors of a Delaware corporation may consider non-stockholder interests only if those interests are rationally related to benefits accruing to the stockholders of the Delaware corporation. REVLON, INC.
V. MACANDREWS & FORBES HOLDINGS, INC., 506 A.2d 173 (Del. 1986). Delaware case law further provides that, when a board of directors of a Delaware corporation decides to sell a Delaware corporation, concern for non-stockholder interests is inappropriate. ID.

         Cohoes' Certificate grants the Cohoes Board broader discretion than that authorized by Delaware case law. Specifically, Cohoes' Certificate provides that the Cohoes Board may, when evaluating any tender or exchange offer, any offer to merge or consolidate Cohoes with another entity or any offer to purchase all or substantially all of the assets of Cohoes, give due consideration to all relevant factors including, without limitation, the social and economic effect of acceptance of any such offer on present and future customers and employees of Cohoes and subsidiaries of Cohoes, the communities in which Cohoes and its subsidiaries operate or are located, and the ability of Cohoes and its subsidiaries to fulfill their respective corporate or banking objectives.

                                  LEGAL OPINION

         The legality of the TrustCo Common Stock offered hereby will be passed upon by the law firm of Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Members of, and attorneys employed by, Lewis, Rice & Fingersh, L.C., owned, directly or indirectly, approximately 11,041 shares of TrustCo Common Stock.

                                     EXPERTS


         The consolidated financial statements contained in TrustCo's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by KPMG LLP and are incorporated by reference in this document in reliance on that firm's expertise in accounting and auditing. The consolidated financial statements contained in Cohoes' Annual Report on Form 10-K for the year ended June 30, 2000 have been audited by Arthur Andersen LLP and are incorporated by reference in this document in reliance on that firm's expertise in accounting and auditing.

         The Exchange Agent for the Exchange Offer is:

                        CHASEMELLON SHAREHOLDER SERVICES


By mail:                       By hand:                    By overnight:
Reorganization Department      Reorganization Department   85 Challenger Road
P.O. Box 3301                  120 Broadway, 13th Floor    Mail Stop - Reorg
South Hackensack, NJ 07606     New York, NY 10271          Ridgefield Park, NJ 07660

Facsimile (for eligible institutions only):          (201) 296-4293

Confirm facsimile by telephone ONLY:                 (201) 296-4860

                                   APPENDIX A

                                    IMPORTANT

            PLEASE SIGN, DATE AND, IF NECESSARY, HAVE YOUR SIGNATURE
          GUARANTEED IN THE BOX ENTITLED "SIGN HERE" ON PAGE 3 OF THIS
                     DOCUMENT WHERE INDICATED BY THE ARROWS.

                              LETTER OF TRANSMITTAL

                                TO TENDER SHARES

                                       OF

                                  COMMON STOCK

                                       OF

                              COHOES BANCORP, INC.

                                 (THE "COMPANY")

                         PURSUANT TO THE EXCHANGE OFFER

                             DATED October 30, 2000

                                       BY

                              TRUSTCO BANK CORP NY



                      To: CHASEMELLON SHAREHOLDER SERVICES

By mail:                            By hand:                    By overnight:


Reorganization Department           Reorganization Department   85 Challenger Road
P.O. Box 3301                       120 Broadway, 13th Floor    Mail Stop - Reorg
South Hackensack, NJ 07606          New York, NY 10271          Ridgefield Park, NJ 07660

Facsimile (for eligible institutions only):          (201) 296-4293

Confirm facsimile by telephone ONLY:                 (201) 296-4860

                       TENDER, PROXY AND POWER OF ATTORNEY

         The undersigned, the registered holder of shares of common stock (the "Shares") of the Company as described in the Exchange Offer referred to above, or the legal representative of the registered holder, hereby accepts, with respect to the Shares tendered, the offer of TrustCo Bank Corp NY ("Offeror"), receipt of which is hereby acknowledged, to acquire the Shares upon the terms and subject to the conditions of the Exchange Offer.

         Accordingly, subject to and effective upon the acquisition by Offeror (pursuant to the Exchange Offer) of the Shares tendered herewith, the undersigned hereby assigns and transfers to or upon the order of Offeror such Shares, including any and all declared but unpaid dividends and other distributions on such Shares, and hereby constitutes and appoints ChaseMellon Shareholder Services (the "Exchange Agent") the true and lawful agent and attorney-in-fact of the undersigned with respect to such Shares with full power of substitution (such power of attorney is deemed to be an irrevocable power coupled with an interest) to: (i) deliver the Shares, together with any and all evidences of transfer and authenticity which may be required by the Exchange Agent, to or upon the order of Offeror upon receipt by the Exchange Agent, as the undersigned's agent, of the shares of Offeror's common stock as set forth in the Exchange Offer; (ii) do all things necessary and appropriate for the transfer of such Shares on the Company's books; (iii) exercise all rights of legal and beneficial ownership of such Shares to which the undersigned would be entitled by virtue of the ownership of such Shares, in accordance with the terms of the Exchange Offer; and (iv) receive all dividends and other distributions due or rights issued in respect to the Shares to which the undersigned would be entitled by virtue of the ownership of such Shares, all in accordance with the terms of the Exchange Offer. Upon such acceptance for acquisition, all prior proxies and powers of attorney given by the undersigned with respect to such Shares will, without further action, be revoked and no subsequent proxies or powers of attorney may be given and, if given, will not be deemed effective.

         The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, assign and transfer the Shares and that Offeror will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges, voting agreements and encumbrances and not subject to any adverse claim. The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or Offeror to be necessary or desirable to complete the exchange, assignment and transfer of the Shares.

         All authority herein conferred or agreed to be conferred survives the death or incapacity of the undersigned and any obligations of the undersigned hereunder are binding upon the heirs, personal representatives, successors and assigns of the undersigned. Except as stated in the Exchange Offer, this tender is irrevocable.

         The undersigned understands that acceptance of the offer contained in the Exchange Offer constitutes an agreement between the undersigned and Offeror, in accordance with the terms and conditions precedent of the Exchange Offer, only when a duly executed and properly completed copy of this Letter of Transmittal, together with any other required documents (including, but not limited to, the Shares), are received by the Exchange Agent. The undersigned further acknowledges receipt and has read the contents of the Exchange Offer and recognizes the various conditions to the offer that are set forth in the Exchange Offer.

         Unless otherwise indicated herein under "Special Payment Instructions," please issue the shares of Offeror's common stock as set forth in the Exchange Offer in the name of the undersigned. Similarly, please mail such shares, unless otherwise indicated herein under "Special Delivery Instructions," and/or send any appropriate documents if a Share is not exchanged, to the undersigned at the address shown below the undersigned's signature. The undersigned recognizes that Offeror has no obligation to transfer any Shares from the name of the registered holder thereof if Offeror does not acquire such Shares pursuant to the Exchange Offer.

                              DESCRIPTION OF SHARES
                    [to be completed by the tendering Holder]

NAME AND ADDRESS OF
REGISTERED HOLDER            CERTIFICATE NUMBER                 NUMBER OF SHARES
-----------------            ------------------                 ----------------

                                           SPECIAL PAYMENT INSTRUCTIONS
                                To be completed ONLY if shares of Offeror's
    SIGN HERE                   common stock and/or the check for cash payable
                                in lieu of fractional shares is to be issued
----------------------------    in the name of someone other than the registered
                                owner.

----------------------------    Name     _______________________________________
(Signature(s) of Owner(s)       Address  _______________________________________
                                         _______________________________________
  Dated: ______________,2000                       (Include Zip Code)
(Must be signed by registered
holder(s) exactly as name(s)             _______________________________________
appear(s) under "Description                     Tax Identification or
of Shares' above. If signature                  Social Security Number
is by a person acting in fiduciary
capacity of as the registered             SPECIAL DELIVERY INSTRUCTIONS
owner's legal representative,     To be completed ONLY if shares of Offeror's
please set forth full title. See  common stock and/or the check for cash payable
Instruction 4).                   in lieu of fractional shares is to be sent to
Name(s)_________________________  someone other than the registered owner at any
        (Please print)            address other than that showh under
________________________________  "Description of Shares" above.
           (Address)
_________________________________ Name     _____________________________________
    (Include Zip Code)            Address  _____________________________________
Phone Number (__)________________          _____________________________________
Taxpayer Identification or                           (Include Zip Code)
  Social Security Number:________
SIGNATURE(S)GUARANTEED                     _____________________________________
_________________________________                  Tax Identification or
_________________________________                 Social Security Number
(See Instruction 1)

                                  INSTRUCTIONS

                               FORMING PART OF THE
                   TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. SIGNATURE GUARANTEE. No signature guarantee is required if this Letter of Transmittal is signed by the registered owner of the Shares tendered with this Letter of Transmittal and delivery is to be made directly to such registered owner. If such registered owner has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the previous page, all signatures on this Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States of America.

2. EXECUTION AND DELIVERY. This Letter of Transmittal or a facsimile thereof must be properly filled in and signed by the registered owner or owners of the Shares being tendered and should be mailed or delivered with the Shares to the Exchange Agent at the appropriate address set forth herein. The method of delivery of all documents is at the election and risk of the owners of the Shares being tendered. However, it is suggested that all documents be delivered to the Exchange Agent in person or, if sent by mail, be sent by registered mail, return receipt requested, properly insured. No alternative, conditional or contingent tenders will be accepted. All tendering owners of a Share, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their tender.

3. DESCRIPTION OF SHARES. The Holder should complete the Description of Shares on the preceding page. The name of the "registered holder" should be the name on the certificate or a duly executed stock power or comparable document.

4. COMPLETION OF LETTER OF TRANSMITTAL. Signatures on all documents must correspond with the name of the registered holder of the tendered Shares as set forth on page 3 of this Letter of Transmittal (under the heading "Description of Shares") without alteration, enlargement or any change whatsoever, unless an authorized representative is signing on behalf of the registered owner. If the Shares tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal. If this Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to Offeror of their authority so to act must be submitted to the Exchange Agent.

5. ADDITIONAL COPIES. Additional copies of the Exchange Offer and this Letter of Transmittal may be obtained from the Information Agent at its address set forth on the last page of this Letter of Transmittal.

6. TRANSFER TAXES. Transfer taxes imposed as a result of the purchase pursuant to the Exchange Offer, if any, will be paid by Offeror, except that applicable transfer taxes will be deducted from a cash payment where such payment is to be made to other than the registered holder, thus involving an additional transfer.


7. WAIVER OF CONDITIONS. The conditions set forth in this Letter of Transmittal are for the sole benefit of Offeror and may be asserted on or before the Expiration Date by Offeror regardless of the circumstances giving rise to any such conditions or may be waived at any one time and from time to time on or before the Expiration Date in Offeror's sole discretion.


8. TAXPAYER IDENTIFICATION NUMBER, SUBSTITUTE FORM W-9. The tendering holder of a Share is required to provide the Exchange Agent with his correct Taxpayer Identification Number ("TIN") on Substitute Form W-9 on the page following the last page of these instructions. Failure to provide the information on the form may subject the tendering holder to 31% withholding on the payment of the exchange consideration. If such holder is an individual, the taxpayer identification number is his social security number. The box in Part 3 of the form may be checked if the tendering holder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days, the Exchange Agent will withhold 31% on all payments of the exchange consideration thereafter until a TIN is provided to the Exchange Agent, and the holder may be subject to a $500 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such holder with respect to an exchanged Share pursuant to the Exchange Offer may be subject to backup withholding. If the backup withholding applies, the Exchange Agent is required to withhold 31% of any payments made to the holder of a Share. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

                               SUBSTITUTE FORM W-9

                         SUBSTITUTE FORM W-9 REQUEST FOR
                TAXPAYER IDENTIFICATION NUMBER AND CERTIFICATION
                 PAYOR'S NAME: CHASEMELLON SHAREHOLDER SERVICES

--------------------------------------------------------------------------------

Name as shown on account (if joint, list first and circle name of the person or entity whose number you enter below):

Name____________________________________________________________________________

Address ________________________________________________________________________

City, State and Zip Code _______________________________________________________

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SUBSTITUTE                 TAXPAYER IDENTIFICATION NO.
FORM W-9                   FOR ALL ACCOUNTS               Social Security Number

Department of the Treasury Enter your taxpayer        __________________________
Internal Revenue Service   identification number
                           in the appropriate box   Employer Identification No.
Payer's Request for
Taxpayer Identification    For most individuals this  __________________________
Number (TIN)               is your social security
                           number. If you do not have
                           a number, see the enclosed
                           Guidelines.

Note: If the account is more than one name, see the chart in the enclosed Guideline on which number to give the payor.
--------------------------------------------------------------------------------
CERTIFICATION - Under penalties of perjury, I certify that:
(1) the number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me) and
(2) I am not subject to backup withholding either because I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding.
CERTIFICATION INFORMATION - You must cross out Item (2) above if you have been notified by the IRS that you are subject to backup withholding because of under reporting interest on dividends on your tax returns. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out Item (2). The certification requirement does not apply to real estate transactions, mortgage interest paid, the acquisition or abandonment of secured property, contributions as to an individual retirement account, and payments other than interest and dividend. Also see "Signing the Certification" under "Specific Instructions" in the enclosed Guidelines.


SIGNATURE:   __________________________    DATE:________________________________

-------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING, PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE "APPLIED FOR" IN THE SPACE FOR THE TIN" ON SUBSTITUTE FORM W-9.


--------------------------------------------------------------------------------
             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under the penalty of perjury that a taxpayer identification number has not been issued to me and either (a) I have mailed an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.


SIGNATURE:   __________________________   DATE:________________________________

--------------------------------------------------------------------------------

            Any questions or requests for assistance or additional copies of the Prospectus and the Letter of Transmittal may be directed to Georgeson Shareholder Communications Inc. at the telephone number and location listed below. You may contact your broker, dealer, commercial bank or other nominee for assistance concerning the Exchange Offer.


                THE INFORMATION AGENT FOR THIS EXCHANGE OFFER IS:


                    GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                           17 STATE STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004
                            TOLL FREE 1-800-223-2064

                                   APPENDIX B

         SECTION 203 OF THE DELAWARE GENERAL BUSINESS CORPORATION LAW 203 BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS.

         (a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

         (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

         (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

         (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

         (b) The restrictions contained in this section shall not apply if:

         (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

         (2) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors.

         (3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection (b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

         (4) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on The Nasdaq Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

         (5) a stockholder becomes an interested stockholder inadvertently and
(i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a

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


business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

         (6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph
(7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to Section 251(f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less then 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

         (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

         Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

         (c)      As used in this section only, the term:

         (1) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

         (2) "associate," when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

         (3) "business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

                  (i) any merger or consolidation of the corporation or any direct or indirect majority -owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

                  (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

                  (iii) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the corporation, provided however, that in no case under (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

                  (iv) any transaction involving the corporation or any direct or indirect majority -owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

                  (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the corporation or any direct or indirect majority owned subsidiary.

         (4) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

         (5) "interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in
(A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         (6) "person" means any individual, corporation, partnership, unincorporated association or other entity.

         (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

         (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

         (9) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

                  (i) beneficially owns such stock, directly or indirectly; or

                  (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or
(B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

                  (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

         (d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section a greater vote of stockholders than that specified in this section.

         (e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section. (Last amended by Ch. 79, L. `95, eff. 7-1-95.)